As filed with the U.S. Securities and Exchange Commission on February 12, 2020.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

EDISON NATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	3944	82-2199200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Edison Nation, Inc.
1 West Broad Street, Suite 1004

Bethlehem, Pennsylvania 18018

(484) 893-0060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher B. Ferguson

Chief Executive Officer

Edison Nation, Inc.
1 West Broad Street, Suite 1004

Bethlehem, Pennsylvania 18018

(484) 893-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc J. Adesso, Esq. Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219 (615) 850-8063	Christopher J. Bellini, Esq. Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, Minnesota 55402 (612) 260-9029

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share	1,207,813	$2.61	$3,152,392	$409.18
Common Stock, $0.001 par value per share, underlying Selling Agent Warrants issued in connection with the Company’s Initial Public Offering	65,626	2.61	171,284	22.23
Common Stock, $0.001 par value per share, underlying Placement Agent Warrants issued in connection with the placement of the Company’s Senior Convertible Promissory Notes	24,366	2.61	63,595	8.25
Common Stock, $0.001 par value per share, underlying Placement Agent Warrants issued in connection with the PIPE Financing (defined below)	70,500	2.61	184,005	23.88
Common Stock, $0.001 par value per share, issued in connection with the Greentree Financing (defined below)	100,000	2.61	261,000	33.88
Common Stock, $0.001 par value per share, underlying the 10% Convertible Promissory Note issued in connection with the Greentree Financing (defined below)	550,000	2.61	1,435,500	186.33
Common Stock, $0.001 par value per share, underlying Warrants issued in connection with the Greentree Financing (defined below)	550,000	2.61	1,435,500	186.33
Total	2,568,305	$2.61	$6,703,276	$870.08

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average high and low sales price of the Registrant’s common stock as reported by The Nasdaq Capital Market on February 11, 2020.
(3)	The fee is calculated by multiplying the aggregate offering amount by 0.0001298, effective October 1, 2019, pursuant to Section 6(b) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2020

Edison Nation, Inc.

2,568,305 Shares of Common Stock

Pursuant to this prospectus, the selling shareholders identified herein (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”) are offering on a resale basis, up to 2,568,305 shares of common stock, par value $0.001 per share (the “common stock”) of Edison Nation, Inc. (the “Company,” “Edison Nation,” “we,” “our” or “us”). These shares include: (i) 160,492 shares of common stock underlying warrants (the “Warrants”) issued to employees of Alexander Capital, L.P. in relation to three separate financing transactions led by Alexander Capital, L.P. on behalf of the Company, and (ii) 550,000 shares of common stock underlying a warrant, 550,000 shares of common stock underlying a convertible note, and 100,000 shares of common stock, all issued to Greentree Financial Group, Inc. We are not selling any shares under this prospectus, and we will not receive any proceeds from the sales of shares by the Selling Shareholders. We will, however, receive the exercise price of the Warrants, if and when such Warrants are exercised for cash by the holders of such Warrants.

The shares included in this prospectus may be offered and sold directly by the Selling Shareholders in accordance with one or more of the methods described in the “Plan of Distribution,” which begins on page 32 of this prospectus. To the extent the Selling Shareholders decide to sell their shares, we will not control or determine the price at which the shares are sold.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EDNT.” On February 11, 2020, the last reported sale price of our common stock was $2.74 per share.

This offering will terminate on the earlier of (i) the date when all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date that all of the securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2020.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the Selling Shareholders with the United States Securities and Exchange Commission (the “SEC”) to permit the Selling Shareholders to sell the shares described in this prospectus in one or more transactions. The Selling Shareholders and the plan of distribution of the shares being offered by them are described in this prospectus under the headings “Selling Shareholders” and “Plan of Distribution.”

You should rely only on the information contained in this document and any free writing prospectus we provide to you. Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Use of Industry and Market Data

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Trademarks, Trade Names and Service Marks

“Edison Nation” and other trademarks or service marks of Edison Nation, Inc. appearing in this prospectus are the property of Edison Nation, Inc. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events including, without limitation, the terms, timing and closing of our proposed acquisitions or our future financial performance. We have attempted to identify forward-looking statements by using terminology such as “anticipates,” “believes,” “expects,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predict,” “should,” “will,” or the negative of these terms or other comparable terminology. These statements are only predictions; uncertainties and other factors may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our expectations are as of the date this prospectus is filed, and we do not intend to update any of the forward-looking statements after the date this prospectus is filed to confirm these statements to actual results, unless required by law.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this prospectus identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to protect our brands and reputation;

•	Our ability to repay our debts;

•	Our ability to rely on third-party suppliers outside of the United States;

•	Our ability to evaluate and measure our business, prospects and performance metrics;

•	Our ability to compete and succeed in a highly competitive and evolving industry;

•	Our ability to respond and adapt to changes in technology and customer behavior;

•	Risks in connection with completed or potential acquisitions, dispositions and other strategic growth opportunities and initiatives;

•	Risks related to the anticipated timing of the closing of any potential acquisitions; and

•	Risks related to the integration with regards to potential or completed acquisitions.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness, though we do generally believe the data to be reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including, but not limited to, the possibility that we may fail to preserve our expertise in consumer product development; that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms; that we may be unable to maintain or grow sources of revenue; that we may be unable maintain profitability; that we may be unable to attract and retain key personnel; or that we may not be able to effectively manage, or to increase, our relationships with customers; and that we may have unexpected increases in costs and expenses. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision.

Unless the context requires otherwise, “Edison Nation,” the “Company,” “we,” “us,” and “our,” refer to Edison Nation, Inc. and its subsidiaries.

Overview

Formed in July 2017 under the laws of the State of Nevada, Edison Nation, Inc. seeks to be involved with every step of the consumer product life cycle- from ideation, to research and development, manufacturing, sales, packaging and fulfillment. The Company also seeks to raise awareness of the Edison Nation brand name as a diversified consumer products business through a number of media channels.

The first stage of development for any consumer product is the impetus to turn an idea into a salable commodity. Considered to be the “go-to” resource for independent innovators with great consumer product invention ideas, Edison Nation maintains a consumer-facing online presence whereby innovators can submit ideas for consideration by us. If an idea is successfully chosen, Edison Nation will apply its proprietary, web-enabled new product development (“NPD”) and commercialization platform that can take a product from idea through e-commerce final sale in a matter of months versus a year or more for capital intensive and inefficient new product development protocols traditionally used by legacy manufacturers serving “big box” retailers. Edison Nation presently engages with over 180,000 registered online innovators and entrepreneurs interested in accessing the Company’s NPD platform to bring innovative, new products to market focusing on high-interest, high-velocity consumer categories. The Company generates revenue from its web presence by charging a fee for each idea submission, and also through subscription-based plans for innovators that wish to submit high volumes of ideas.

Since its inception, Edison Nation has received over 200,000 idea submissions, with products selling in excess of $250 million at retail through the management of over 300 client product campaigns with distribution across diverse channels including e-commerce, mass merchandisers, specialty product chains, entertainment venues, national drug chains, and tele-shopping. These clients include many of the largest manufacturers and retailers in the world including Amazon, Bed Bath and Beyond, HSN, Rite Aid, P&G, and Black & Decker. The Company generates revenue from licensing agreements with such manufacturers and retailers, which such agreements are entered into when innovators submit their ideas through Edison Nation’s web portal. Occasionally, the Company also generates revenue from innovators that wish to use the Company’s product development resources, but license or distribute products themselves.

Edison Nation has a number of internally developed brands “EN Brands” which act as a launchpad for new innovative items that have matriculated through the innovation portal. These EN Brands include Cloud B, Pirasta, Uber Mom, Best Party Concepts, Lily and Grey, Sol and Salud, Trillion Trees, Eco Quest, Smarter Specs, Barkley Lane, and Ngenious Fun. Additionally the Company offers a partnership model for entrepreneurs and businesses that are seeking to elevate their existing brands. Recent partnerships for Edison Nation include 4Keeps Roses and Mother K. Within the partnership model, the Company seeks to identify new lines of distribution and provide innovation through development of new item that enhance the brands overall image and consumer adoption,

In addition to developing products for its EN Brands, the Company develops and manufactures products for well-known brands in the entertainment and theme park industry. For over 20 years, the Company has developed, manufactured and supplied the entertainment and amusement park industry with exclusive products that are often only available to consumers inside venues such as Disney Parks and Resorts, Disney Stores, Universal Resorts, Sea World, Sesame Place, Busch Gardens, Merlin Entertainment, and Madison Square Garden. For the customers listed above, the Company has developed products for core brands such as Harry Potter, Frozen, Marvel, and Star Wars.

Once most consumer products are ideated, developed, manufactured, and possibly even licensed, they must be packaged and distributed. Therefore, we lease a packaging and logistics center in Alpha, New Jersey. The Company generates revenue from the sale of custom packaging for many of the products that have run through our NPD or in-house product development process. The Company also sells packaging products to a number of other entities that are not related to the Company’s product development process, including pharmaceutical and e-commerce companies. When packaging of products is complete, we typically ship products using our own trucks rather than relying on a common carrier. For packaging products, the Company does not have long-term agreements with customers, and instead manufactures and sells its packaging products subject to purchase orders from its customers.

Once a product is ready for distribution, consumer awareness must be raised in order to the sell the product. Accordingly, the Company has begun to pursue a three-prong media strategy. First, the Company is seeking to re-release episodes of the ‘Everyday Edisons’ television program, while simultaneously seeking a distribution partner for forthcoming episodes. The Company intends to generate revenue from the Everyday Edisons brand by entering into a contract with a broadcast network or online streaming service. Second, the Company is developing a proprietary e-learning platform. The Company intends to generate revenue from the e-learning platform through the sale of subscription-based plans. Third, the Company is seeking to expand its web presence by acquiring or creating other innovator-facing internet media properties. The Company intends to generate revenue from such internet media through the display of paid advertisements on its properties.

Market Strategy

The process for developing and launching consumer products has changed significantly in recent years. Previously, Fortune 500 and other companies maintained multimillion-dollar research and development divisions to develop and launch products to be sold primarily on retail shelves and supported by large television and print advertising investment. The emergence of e-commerce giants, including Amazon.com, has caused retail shelf space to no longer be a requirement to launch a new product. Crowdfunding sites like Kickstarter enable solo entrepreneurs to inexpensively produce an advertising video and quickly introduce a new product to many millions of potential customers, and to quickly gain those customers for a low cost of acquisition relative to the cost and time required in prior years as expensive advertising investment is no longer required to gain market awareness. For example, according to Statista.com, crowdfunded sales of products will exceed $18.9 billion in 2021. The consumer shift away from brick and mortar retailers toward e-commerce has resulted in the bankruptcy or downsizing of many iconic retailers which sold toys, including Toys R Us, Sears, Kmart, and K-B Toys, with the resultant loss in shelf space and available locations helping to drive our market opportunity. By utilizing the opportunities to market products over the internet, rather than through traditional, commercial channels, we believe we can reach a much broader market for our brands and products.

Leveraging Evolving Market Opportunities for Growth

The Company believes that its anticipated growth will be driven by five macroeconomic factors:

•	The significant growth of ecommerce (14% compound annual growth rate, estimated to reach $4.9 trillion by 2021 (eMarketer 2018));
•	The increasing velocity of “brick and mortar” retail closures, now surpassing Great Recession levels (Cushman & Wakefield/Moody’s Analytics 2018);
•	Product innovation and immediate delivery gratification driving consumer desire for next-generation products with distinctive sets of features and benefits without a reliance on brand awareness and familiarity;
•	The marriage of media based entertainment and consumer goods;
•	The rapid adoption of crowdsourcing to expedite successful new product launches; and
•	The opportunity to market products over the internet and television, rather than through traditional, commercial channels, to reach a much broader, higher qualified target market for brands, and products.

In addition, we intend to acquire more small brands that have achieved approximately $1 million in retail sales over the trailing twelve-month period with a track record of generating free cash flow. By leveraging our expertise in helping companies launch thousands of new products and our ability to create unique, customized packaging, we will seek to elevate the value of these acquired brands by improving each part of their launch process, based on our own marketing methodologies.

We believe our acquisition strategy will allow us to acquire small brands using a combination of shares of our common stock, cash and other consideration, such as earn-outs. We intend to use our acquisition strategy in order to acquire up to ten or more small brands per year for the next three years. In situations where we deem that a brand is not a “fit” for acquisition or partnership, we may provide the brand with certain manufacturing or consulting services that will assist the brand to achieve its goals.

One example of a brand that we have recently acquired is Cloud B, Inc. (“Cloud B”), a leading manufacturer of products and accessories that help parents and children sleep better. Cloud B distributes its products nationally and in over 100 countries worldwide.

Founded in 2002 and acquired by Edison Nation in October 2018, Cloud B’s highly regarded, award-winning products are developed in consultation with an advisory board of pediatricians and specialists. Cloud B recently won the Toy of the Year award from The Toy Association. Cloud B’s best-known products are Twilight Turtle™ and Sleep Sheep™.

Cloud B’s products can be purchased online (through its own e-commerce site and other online retailers), in specialty boutiques, gift stores, and worldwide at major retailers including Barnes & Noble, Bloomingdale’s, Dillard’s, Nordstrom, Von Maur, Harrods, and Fnac in France.

Immediate synergies include expanding Edison Nation’s West Coast footprint by leveraging Cloud B’s sizable distribution, sales and fulfillment operations. The initial focus for Cloud B has been to optimize existing product performance while helping to develop new product lines leveraging the Edison Nation NPD platform. In addition, Cloud B is leveraging Edison Nation’s Hong Kong-based manufacturer sourcing and management capabilities, as well as the Company’s marketing and packaging resources.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section captioned “Risk Factors” beginning on page 16 and elsewhere in this prospectus. These risks include, but are not limited to, the following:

•	our limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders;

•	the loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business;

•	our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates;

•	we may require additional financing to sustain or grow our operations;

•	if we fail to manage our growth, our business and operating results could be harmed;

•	our growth strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire;

•	an inability to develop and introduce products in a timely and cost-effective manner may damage our business;

•	our success will depend on the reliability and performance of third-party distributors, manufacturers, and suppliers;

•	we have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business; and

•	a significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, political, and other risks associated with our international operations in China could adversely affect our operating results.

Recent Developments

Edison Nation Holdings, LLC Transaction

On September 4, 2018, the Company completed the acquisition of all of the voting membership interest of Edison Nation Holdings, LLC (“EN”) for a total purchase price of $11,776,696 comprised of (i) $700,000 in cash to Edison Nation ($550,000 of which was subsequently used to purchase the membership interests of Access Innovation, LLC, which membership interests were then distributed to the Members), and $250,000 in cash used to pay off a portion of the indebtedness owed by EN to holders of certain senior convertible debt), (ii) the assumption of the remaining balance of EN’s senior convertible debt through the issuance of new 4%, 5-year senior convertible notes (the “New Convertible Notes”), in the aggregate principal and interest amount of $1,428,161 (which amount was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2018 as $1,436,159 due to final adjustments for principal and accrued interest), which are convertible into 285,632 shares of the Company’s common stock, at the option of the holder of the New Convertible Notes, (iii) the reservation of 990,000 shares of the Company’s common stock that may be issued in exchange for the redemption of certain non-voting membership interests of EN, and (iv) the issuance of 557,084 shares of the Company’s common stock in satisfaction of the indebtedness represented by promissory notes payable by EN with a total principal balance of $4,127,602.

Cloud B, Inc. Transaction

On October 29, 2018, the Company entered into a Stock Purchase Agreement with a majority of the shareholders (the “Cloud B Sellers”) of Cloud B, Inc., a California corporation (“Cloud B”). Pursuant to the terms of such Stock Purchase Agreement, the Company purchased 72.15% of the outstanding capital stock of Cloud B in exchange for 489,293 shares of restricted common stock of the Company. In addition, the Company entered into an Earn Out Agreement with the Cloud B Sellers, whereby, beginning in 2019, the Company will pay the Cloud B Sellers an annual amount equal to 8% multiplied by the incremental gross sales of Cloud B over its 2018 gross sales level. The Earn Out Agreement expires on December 31, 2021. CBAV1, LLC, a wholly-owned subsidiary of Edison Nation, Inc., owns the senior secured position on the promissory note to Cloud B, Inc. in the amount of $2,270,000. In February 2019, CBAV1, LLC, pursuant to an Article 9 foreclosure action, perfected its secured UCC interest in all the assets of Cloud B, Inc. to partially satisfy the outstanding balance on the note and thereby making any payments of such Cloud B trade payables and notes unlikely in the future.

Non-Employee Director Compensation

On September 26, 2018, the Compensation Committee of the board of directors approved the terms of compensation to be paid to non-employee directors for fiscal year 2018. Compensation for non-employee directors includes an annual retainer of $15,000, an annual committee meeting fee of $5,000, if such director chairs a committee of the board of directors, and an award of options to purchase 20,000 shares of the Company’s common stock (the “Options”). The restricted stock underlying such Options were to vest one year after the grant date. However, the Options were never granted.

Accordingly, on November 15, 2019, in lieu of granting the Options, the Company granted the board of directors restricted stock units of 20,000 shares which vested immediately. In addition, on November 15, 2019, the Company granted each non-employee director restricted stock units of 30,000 shares, which vested on January 1, 2020.

Acquisition of Pirasta, LLC

On December 31, 2018, the Company completed the acquisition of all of the voting membership interest of Pirasta, LLC from NL Penn Capital, LP in exchange for the satisfaction of $470,000 due from related party. NL Penn Capital, LP is owned by Christopher B. Ferguson, our Chairman and Chief Executive Officer. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

Acquisition of Best Party Concepts, LLC

On December 31, 2018, the Company completed the acquisition of 50% of the voting membership interest of Best Party Concepts, LLC from NL Penn Capital, LP in exchange for the satisfaction of $500,000 due from related party. NL Penn Capital, LP is owned by Christopher B. Ferguson, our Chairman and Chief Executive Officer. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

FirstFire Securities Purchase Agreement

On March 6, 2019, the Company entered into a securities purchase agreement (the “FirstFire SPA”) with an accredited investor (the “Investor”) pursuant to which the Investor purchased a 2% unsecured, senior convertible promissory note (the “FirstFire Note”) from the Company. The Company issued 15,000 shares of its common stock to the Investor as additional consideration for the purchase of the FirstFire Note. Under the terms of the FirstFire SPA, the Investor had piggyback registration rights in the event the Company files a Form S-1 or Form S-3 within six months from March 6, 2019, as well as a pro rata right of first refusal in respect of participation in any debt or equity financings undertaken by the Company during the 18 months following March 6, 2019. The Company was also subject to certain customary negative covenants under the FirstFire SPA, including but not limited to, the requirement to maintain its corporate existence and assets subject to certain exceptions, and to not to make any offers or sales of any security under circumstances that would have the effect of establishing rights or otherwise benefitting other investors in a manner more favorable in any material respect than those rights and benefits established in favor of the Investor under the terms of the FirstFire SPA and the FirstFire Note. The maturity date of the Note was six months from March 6, 2019. All principal amounts and the interest thereon were convertible into shares common stock only in the event that an Event of Default occurred (as such term was defined in the FirstFire Note).

On June 17, 2019, the Company entered into that certain Settlement and Release Agreement with the Investor (the “Settlement Agreement”) whereby the Company and the Investor agreed to terminate the FirstFire SPA, FirstFire Note, and all other documents entered into in connection therewith. Pursuant to the terms of the Settlement Agreement, the Company paid $566,000 and issued 15,000 shares of restricted common stock to the Investor (the “Settlement Amount”). Upon receipt of the Settlement Amount, the Investor and the Company have agreed to terminate the FirstFire SPA, FirstFire Note, and all other documents entered into in connection therewith, and to release, waive, and forever discharge the other party from, including, but not limited to, any claim, right, or legal action, whether past, current, or future, which may arise directly or indirectly out of such documents.

Receivables Financings

On March 31, 2019, the Company entered into a receivables financing arrangement for specific customer receivables. The agreement allowed for borrowing up to 80% of the outstanding receivable based on the credit quality of the customer. The Company’s Chairman and Chief Executive Officer personally guaranteed all amounts due under the agreement. The fee is between 1% and 2% of the total invoice financed. The proceeds were used for funding the purchase of products sold on HSN, but the Company is not currently utilizing this receivables financing arrangement, and therefore no amounts are outstanding under the agreement as of February 12, 2020.

On November 12, 2019, the Company entered into a Receivables Purchase Agreement with a financial institution (the “Receivables Purchase Agreement”), whereby the Company agreed to purchase $225,000 of receivables for $200,000. The Company’s Chairman and Chief Executive Officer as well as NL Penn Capital, LP personally guaranteed all amounts due under the agreement. NL Penn Capital, LP is owned by Christopher B. Ferguson, our Chairman and Chief Executive Officer. The proceeds were used for general working capital.

On November 18, 2019, the Company entered into a Future Receivables Purchase Agreement with a financial institution (the “Future Receivables Purchase Agreement”), whereby the Company agreed to purchase of $337,500 of receivables for $250,000. The proceeds were used to fund our orders with our factories for overseas distributors as such receivables were not eligible as collateral under our current working capital facility. Christopher B. Ferguson, our Chairman and Chief Executive Officer, personally guaranteed the prompt and complete performance of the Company’s obligations under the Future Receivables Purchase Agreement.

May 2019 Securities Purchase Agreement

On May 13, 2019, the Company entered into a securities purchase agreement (the “May 2019 SPA”) with certain accredited investors (the “Investors”) pursuant to which the Investors purchased Senior Convertible Promissory Notes (the “May 2019 Notes”) from the Company. The use of proceeds from the May 2019 Notes was used for general working capital and to fund new product launches. Unless there is a specific Event of Default (as such term is defined in the May 2019 Notes), the Investors shall not have the ability to convert the principal and interest under the May 2019 Notes into shares of common stock. Pursuant to the May 2019 SPA, the Company agreed to sell to the Investors the May 2019 Notes, in the aggregate principal amount of $1,111,111, which are convertible into shares of common stock. Additionally, the Company will issue an additional 20,000 shares of common stock to the Investors as additional consideration for the purchase of the May 2019 Notes. Under the terms of the May 2019 SPA, the Investors have piggyback registration rights in the event the Company files a Form S-1 or Form S-3 within six months of May 13, 2019. The Company is also subject to certain customary negative covenants under the May 2019 SPA, including but not limited to, the requirement to maintain its corporate existence and assets subject to certain exceptions, and to not to make any offers or sales of any security under circumstances that would have the effect of establishing rights or otherwise benefitting other investors in a manner more favorable in any material respect than those rights and benefits established in favor of the Investors under the terms of the May 2019 SPA and the May 2019 Notes.

As issued on May 13, 2019, the principal amount of the May 2019 Notes are $1,111,111, with an original issue discount in the amount of $111,111. The maturity date of the May 2019 Notes is November 13, 2019. The per share conversion price into which the principal amount and interest under the May 2019 Notes may be converted is equal to 80% multiplied by the lowest traded price of our common stock during the 20 consecutive trading days preceding the date of conversion. The conversion price may be adjusted in connection with certain material corporate events, and the Company is subject to cash penalties in the event that the Company fails to timely deliver certificates for shares of common stock issuable upon conversion of May 2019 Notes. The May 2019 Notes contain a cap, such that the total number of shares of Common Stock issuable under the May 2019 Notes are limited to 19.99% of the Company’s outstanding shares of common stock as of May 13, 2019.

So long as an Event of Default has not occurred under the terms of the May 2019 Notes, the Company may prepay the May 2019 Notes at any time, given not less than three trading days’ notice. If the Company exercises its right to prepay the May 2019 Notes at any time within the initial 180 days following May 13, 2019, the prepayment amount to be paid by the Company shall be an amount in cash equal to the sum of 115% multiplied by the principal on the May 2019 Notes then outstanding, plus all accrued and unpaid interest, including unpaid default interest, if any.

The May 2019 notes are no longer outstanding, and were converted into 560,185 shares of common stock in November 2019.

Tiburon Loan Agreement

On June 14, 2019, the Company entered into that certain Loan Agreement (the “Loan Agreement”) with Tiburon Opportunity Fund (the “Lender”), dated June 14, 2019 (the “Loan”). Pursuant to the terms of the Loan Agreement, the Lender agreed to loan the Company $250,000. The Loan bore interest at the rate of 1.5% per month through the term of the Loan. Additionally, the Loan Agreement provided that the Company would pay the Lender the entire unpaid principal and all accrued interest upon thirty days’ notice to the Company, but in any event, the notice shall not be sooner than August 11, 2019. The Loan proceeds were used to fund general working capital needs of the Company. If the Company defaulted on the performance of any obligation under the Loan Agreement, the Lender would have declared the principal amount of the Loan owing under the Loan Agreement at the time of default to be immediately due and payable. Furthermore, the Loan Agreement granted the Lender a collateral interest in certain accounts receivable of SRM Entertainment Ltd. (“SRM”), a subsidiary of the Company. The outstanding principal and interest on the note was repaid on December 27, 2019.

On January 2, 2020, the Company entered into that certain Loan Agreement (the “Second Loan Agreement”) with Tiburon Opportunity Fund (the “Lender”), dated January 2, 2020 (the “Second Loan”). Pursuant to the terms of the Second Loan Agreement, the Lender agreed to loan the Company $400,000. The Second Loan bears interest at the rate of 1.5% per month through the term of the Second Loan. Additionally, the Second Loan Agreement provides that the Company shall pay the Lender the entire unpaid principal and all accrued interest upon thirty days’ notice to the Company, but in any event, the notice shall not be sooner than June 1, 2020. The Second Loan proceeds are being used to fund general working capital needs of the Company. If the Company defaults on the performance of any obligation under the Second Loan Agreement, the Lender may declare the principal amount of the Second Loan owing under the Second Loan Agreement at the time of default to be immediately due and payable. Furthermore, the Second Loan Agreement grants the Lender a collateral interest in certain accounts receivable of SRM.

4Keeps Roses

On August 23, 2019, the Company formed Ed Roses, LLC, a 50% joint venture with 4Keeps Roses, Inc., to distribute preserved roses, flowers and associated gift products.

Labrys Securities Purchase Agreement

On August 26, 2019, the Company entered into a securities purchase agreement (the “Labrys SPA”) with Labrys Fund, LP (“Labrys”) pursuant to which Labrys purchased a 12% Convertible Promissory Note (the “Labrys Note”) from the Company. Unless there is a specific Event of Default (as such term is defined in the Labrys Note) or the Labrys Note remains unpaid by the Maturity Date, then Labrys shall not have the ability to convert the principal and interest under the Labrys Notes into shares of common stock. The per share conversion price into which the principal amount and interest under the Labrys Note may be converted is equal to the lesser of (i) 80% multiplied by the lowest Trade Price (as such term is defined in the Labrys Note) of our common stock during the 20 consecutive trading days ending on the latest complete trading day prior to the date of issuance of the Labrys Note, and (ii) 80% multiplied by the lowest Market Price (as such term is defined in the Labrys Note) of our common stock during the 20 trading day period ending on the latest complete trading day prior to the Conversion Date (as such term is defined in the Labrys Note).

Pursuant to the Labrys SPA, the Company agreed to issue and sell to Labrys the Note, in the principal amount of $560,000, with an original issue discount in the amount of $60,000. The Labrys Note is due and payable February 26, 2020 (the “Maturity Date”). Additionally, the Company issued 181,005 shares of common stock to Labrys as a commitment fee, of which 153,005 shares of common stock must be returned to the Company in the event the Labrys Note is fully paid and satisfied prior to the Maturity Date. The proceeds from the Labrys Note will be used for general working capital and to fund new product launches.

The Company is also subject to certain customary negative covenants under the Labrys SPA, including but not limited to, the requirement to maintain its corporate existence and assets subject to certain exceptions, and to not to make any offers or sales of any security under circumstances that would have the effect of establishing rights or otherwise benefitting other investors in a manner more favorable in any material respect than those rights and benefits established in favor of the Investor under the terms of the Labrys SPA and the Labrys Notes. The Company agreed at all times to have authorized and reserved two times the number of shares of common stock that are issuable upon full conversion of the Labrys Note. Initially, the Company instructed its transfer agent to reserve 700,000 shares of common stock in the name of Labrys for issuance upon conversion.

On January 24, 2020, the Company repaid the Labrys Note in full. Upon repayment of the Labrys Note, Labrys returned to the Company for cancellation the 153,005 shares of Common Stock that had been originally issued to as a portion of the commitment fee paid in connection with the Labrys Note, and allowed the Company to cancel the reservation of the 875,000 shares of Common Stock that had been reserved pursuant to the Labrys SPA and Labrys Note.

32E Financing

On December 4, 2019, the Company agreed to issue and sell to 32 Entertainment LLC (“32E”) a 10% Senior Secured Note (the “32E Note”), in the principal amount of $250,000. The maturity date of the 32E Note is December 4, 2020. In addition, the Company issued to 32E 10,000 shares of common stock as an inducement to 32E to purchase the 32E Note. The $250,000 of proceeds from the 32E Note was used for general working capital needs of the Company and the repayment of debt related to Horberg Enterprises.

Pursuant to the terms of the 32E Note, on December 4, 2019, the Company also issued 32E a Common Stock Purchase Warrant (the “32E Warrant”) to purchase 50,000 shares of common stock at an exercise price of $1.50 per share. The 32E Warrant expires on December 4, 2024. The 32E Warrant contains price protection provisions, as well as a provision allowing 32E to purchase the number of shares that 32E could have acquired if it held the number of shares of common stock acquirable upon complete exercise of the 32E Warrant, in the event that the Company grants, issues or sells common stock, common stock equivalents, rights to purchase common stock, warrants, securities or other property pro rate to holders of any class of the Company’s securities. If there is no effective registration statement registering the resale of the shares of common stock underlying the 32E Warrant, then the 32E Warrant may be exercised cashlessly, based on a cashless exercise formula. The 32E Warrant also contains a conversion limitation provision, which prohibits 32E from exercising the 32E Warrant in an amount that would result in the beneficial ownership of greater than 4.9% of the total issued and outstanding shares of common stock, provided that (i) such exercise limitation may be waived by 32E with 61 days prior notice, and (ii) 32E cannot waive the exercise limitation if conversion of the 32E Warrant would result in 32E having beneficial ownership of greater than 9.9% of the total issued and outstanding shares of common stock.

In connection with the sale of the 32E Note, also on December 4, 2019, the Company entered into a registration rights agreement whereby the Company agreed to register the 10,000 shares of common stock issued to 32E as an inducement on a registration statement on Form S-1 with the SEC. The Company was required to have such registration statement declared effective by the SEC within 90 calendar days (or 180 calendar days in the event of a “full review” by the SEC) following the earlier of 30 days from December 4, 2019 or the filing date of the registration statement on Form S-1, which such registration statement has not been filed or timely declared effective. If the registration statement is not filed or declared effective within the timeframe set forth in the registration rights agreement, the Company was supposed to be obligated to pay to 32E a monthly amount equal to 1% of the total subscription amount paid by 32E until such failure is cured. The Company has not made any such payment 32E. As of February 12, 2020, 32E has not taken adverse action against the Company as a result of this delay. The registration rights agreement also contains mutual indemnifications by the Company and each investor, which the Company believes are customary for transactions of this type.

PIPE Financing

On October 2, 2019, the Company entered into a Share Purchase Agreement (the “PIPE Purchase Agreement”) with certain accredited investors for the private placement of 1,050,000 shares of the Company’s common stock at a purchase price of $2.00 per share (the “PIPE Financing”). In a series of four closings, the Company sold a total of 1,175,000 shares of common stock at a purchase price of $2.00 per share (the “PIPE Shares”), for an aggregate amount sold in the PIPE Financing of $2,350,000. The PIPE Purchase Agreement contains certain closing conditions relating to the sale of securities, representations and warranties by the Company and the applicable investors, as well as covenants of the Company and the investors (including indemnifications from the Company in the event of breaches of its representations and warranties), all of which the Company believes are customary for transactions of this type of transaction. The PIPE Purchase Agreement contains a prohibition on equity sales by the Company, which prohibition was violated by the Greentree Financing (defined below). As of February 12, 2020, none of the investors in the PIPE Financing have taken adverse action as a result of such prohibition.

In connection with the sale, the Company entered into a registration rights agreement whereby the Company agreed to register all PIPE Shares and file this registration statement on a Form S-1 with the SEC. The Company was required to have such registration statement declared effective by the SEC within 90 calendar days (or 120 calendar days in the event of a “full review” by the SEC) following the applicable closing date of the PIPE Financing, which such registration statement has not been timely declared effective. If the registration statement is not filed or declared effective within the timeframe set forth in the registration rights agreement, the Company was supposed to be obligated to pay the investors in the PIPE Financing an amount equal to 1% of the total purchase price of the common stock per month (up to a maximum of 8% in the aggregate) until such failure is cured. The Company has not made any such payment to the investors in the PIPE Financing. As of February 12, 2020, non of the investors in the PIPE Financing, have taken adverse action as a result of this delay. The registration rights agreement also contains mutual indemnifications by the Company and each investor, which the Company believes are customary for transactions of this type.

Furthermore, the Company issued warrants to the placement agent in the PIPE Financing of a value equal to six percent (6%) of the aggregate number of PIPE Shares, whereby the exercise price is 125% of the price at which the shares were issued in such offering. For additional information regarding the PIPE Financing, see “Private Placement of Securities” on page 28.

Acquisition of Uber Mom, LLC Assets

On November 6, 2019, the Company issued $22,500 shares of our common stock and paid $52,352 in cash to acquire the assets of Uber Mom, LLC, which was the approximate value of Uber Mom, LLC’s inventory.

Other Financing Notes

On January 10, 2020, the Company issued Rawleigh Ralls (“Ralls”) a 5% Promissory Note in the principal amount of $267,000 (the “Ralls Note”), with an original issue discount of $17,000. The Ralls Note’s maturity date is June 10, 2020. As an incentive to purchase the Ralls Note, the Company issued Ralls 33,000 shares of common stock. In addition, on January 10, 2020, the Company issued Ralls a warrant (the “Ralls Warrant”) to purchase 75,000 shares of the common stock at an exercise price of $2.00 per share. The Ralls Warrant expires on December 31, 2021. The proceeds from the Ralls Note will be used for general working capital needs of the Company.

On January 15, 2020, the Company issued Paul J. Solit amd Julie B. Solit (the “Solits”) a 5% Promissory Note in the principal amount of $100,000 (the “Solits Note”), with an original issue discount of $7,000. The Solits Note’s maturity date is June 15, 2020. As an incentive to purchase the Solits Note, the Company issued the Solits 13,000 shares of common stock. In addition, on January 15, 2020, the Company issued the Solits a warrant (the “Solits Warrant”) to purchase 50,000 shares of the common stock at an exercise price of $2.00 per share. The Solits Warrant expires on December 31, 2020. In addition, on January 15, 2020, the Company issued Solit a warrant (the “Solit Warrant”) to purchase 50,000 shares of the common stock at an exercise price of $2.00 per share. The Solit Warrant expires on December 31, 2020. The proceeds from the Solits Note will be used for general working capital needs of the Company.

On January 17, 2020, the Company issued Richard O’Leary (“O’Leary”) a 5% Promissory Note in the principal amount of $53,500 (the “O’Leary Note”), with an original issue discount of $3,500. The O’Leary Note’s maturity date is June 17, 2020. As an incentive to purchase the O’Leary Note, the Company issued O’Leary 6,500 shares of common stock. In addition, on January 17, 2020, the Company issued O’Leary a warrant (the “O’Leary Warrant”) to purchase 25,000 shares of the common stock at an exercise price of $2.00 per share. The O’Leary Warrant expires on December 31, 2020. The proceeds from the O’Leary Note will be used for general working capital needs of the Company.

Greentree Financing

On January 23, 2020, the Company entered into a financing transaction (the “Greentree Financing”) by executing a loan agreement (the “Greentree Loan Agreement”) with Greentree Financial Group, Inc. (“Greentree”), pursuant to which Greentree purchased a $1,100,000 10% Convertible Promissory Note (the “Greentree Note”) from the Company, and the Company issued to Greentree a warrant (the “Greentree Warrant”) to purchase 550,000 shares of the Company’s common stock. The $1,100,000 in proceeds from the Greentree Note will be used for general working capital needs of the Company and for the repayment of debt. On January 24, 2020, the Company used $588,366 of the proceeds from the Greentree Note to pay off in full the Labrys Note.

On January 29, 2020, the Company and the Greentree entered into an Amendment Agreement, amending the Greentree Loan Agreement, the Greentree Note, and the Greentree Warrant to: (i) correct the effective date set forth in the Greentree Loan Agreement, Greentree Note, and Greentree Warrant to January 23, 2020, (ii) clarify the terms of the registration right provision in the Greentree Loan Agreement, and (iii) to ensure that the total number of shares of common stock issued pursuant to the Greentree Loan Agreement, the Greentree Note, and/or the Greentree Warrant, each as amended, does not exceed 17.99% of the Company’s issued and outstanding common stock as of January 23, 2020. The Amendment Agreement also contains a liquated damages provision which requires the Company to pay Greentree an amount in cash equal to $2.50 per share for any amount of shares that Greentree would have received pursuant to the Greentree Loan Agreement, the Greentree Note, and/or the Greentree Warrant, but does not so receive such shares as a result of the 17.99% cap described above.

Greentree Loan Agreement

Upon execution of the Greentree Loan Agreement, the Company issued to Greentree 100,000 shares of common stock (the “Greentree Origination Shares”) as an origination fee, plus an additional 60,000 shares of common stock as consideration for advisory services.

Pursuant to the Greentree Loan Agreement, the Company agreed to pay certain costs of Greentree, including $15,000 for Greentree’s legal fees and transfer agent fees resulting from conversion of the Note. The Greentree Loan Agreement also contains representations and warranties by the Company and Greentree, which the Company believes are customary for transactions of this type. Furthermore, the Company is subject to certain negative covenants under the Greentree Loan Agreement, which the Company also believes are also customary for transactions of this type.

The Greentree Loan Agreement, as amended, also contains a registration rights provision, pursuant to which the Company is required to prepare and file a registration statement with the SEC under the Securities Act of 1933, as amended, registering a total of 1,200,000 shares of common stock issued to Greentree pursuant to the Greentree Loan Agreement, Greentree Note and Greentree Warrant. The Company will be required to have such registration statement filed within 30 days of the effective date of the Greentree Loan Agreement (which, as amended, is January 23, 2020) and declared effective by the SEC within 105 calendar days following the effective date of the Greentree Loan Agreement. If the Company fails to file or have declared effective the registration statement within the timeframe set forth in the Greentree Loan Agreement, or certain other events occur as set forth in the Greentree Loan Agreement, the Company is obligated to pay Greentree an amount of liquidated damages equal to $35,000 per month until such failure is cured. In addition to the registration rights granted to Greentree, the Greentree Loan Agreement contains a “true up” provision, which requires the Company to issue Greentree additional shares of common stock during the period beginning on the effective date of the registration statement until the 90th day after the effective date of the registration statement, if the average of the 15 lowest daily closing prices of the Company’s common stock is less than $2.00.

Greentree Note

Pursuant to the Greentree Loan Agreement, the Company agreed to issue and sell to Greentree the Greentree Note, in the principal amount of $1,100,000. The Greentree Note, as amended, is due and payable October 23, 2020, and is convertible at any time at a price of $2.00 per share, subject to certain adjustments to the conversion price set forth in the Greentree Note. The Greentree Note reiterates the registration rights set forth in the Greentree Loan Agreement and the Greentree Warrant. There is no prepayment penalty on the Greentree Note. If the Greentree Note is not prepaid by the 90th day after the effective date of the Registration Statement, the Greentree is required to convert the entire amount of principal and interest outstanding on the Greentree Note at that time, at a price of $2.00 per share, unless an event of default (as such events are described in the Greentree Note) under the Greentree Note has occurred, in which case the Greentree Note would be mandatorily converted at a price equal to 50% of the lowest trading price of the common stock for the last 10 trading days immediately prior to, but not including, the date that the Greentree Note mandatorily converts. The Greentree Note also contains a conversion limitation provision, which prohibits Greentree from converting the Greentree Note in an amount that would result in the beneficial ownership of greater than 4.9% of the total issued and outstanding shares of common stock, provided that (i) such conversion limitation may be waived by Greentree with 61 days prior notice, and (ii) Greentree cannot waive the conversion limitation if conversion of the Greentree Note would result in Greentree having beneficial ownership of greater than 9.9% of the total issued and outstanding shares of common stock.

Greentree Warrant

Pursuant to the Greentree Loan Agreement, the Company also issued Greentree a warrant to purchase 550,000 shares of common stock at an exercise price of $2.00 per share, subject to certain adjustments to the exercise price set forth in the Greentree Warrant. The Greentree Warrant, as amended, expires on January 23, 2023. If the closing price per share of the common stock reported on the day immediately preceding an exercise of the Greentree Warrant is greater than $2.00 per share, the Greentree Warrant may be exercised cashlessly, based on a cashless exercise formula. The Greentree Warrant reiterates the registration rights set forth in the Greentree Loan Agreement and the Greentree Note. The Greentree Warrant also contains a repurchase provision, which at any time after the Company’s registration statement is effective and the Company’s common stock has traded at a price over $3.00 share for 20 consecutive days, gives the Company a 30-day option to repurchase any unexercised portion of the Greentree Warrant at a price of $1.00 per share.

Corporate Information

Our principal executive offices are located at 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018. Our telephone number is (484) 893-0060. The address of our website is www.edisonnation.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

●	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);
●	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;
●	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
●	provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or
●	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

●	last day of the fiscal year in which we have $1.07 billion or more in annual revenues;
●	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);
●	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or
●	last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we have not elected to take advantage of such extended transition period for complying with new or revised accounting standards.

SUMMARY OF THE OFFERING

This offering involves a total of 2,568,305 shares of our common stock, which includes: (i) 160,492 shares of common stock underlying warrants (the “Warrants”) issued to employees of Alexander Capital, L.P. in relation to three separate financing transactions led by Alexander Capital, L.P. on behalf of the Company, and (ii) 550,000 shares of common stock underlying the Greentree Warrant, 550,000 shares of common stock underlying the Greentree Note, and 100,000 shares of common stock issued to Greentree in connection with the Greentree Financing.

Common stock offered by the Selling Shareholders	2,568,305 shares (1)

Selling Shareholders	See “Selling Shareholders for Whose Accounts We Are Registering Shares” beginning on page 33.

Offering prices	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the Selling Shareholders may determine.

Common stock outstanding before this offering	6,609,020 shares (2)

Common stock outstanding after this offering	8,087,751 shares (2) (3)

Terms of Offering	The Selling Shareholders will determine when and how they sell the shares offered in this prospectus, as described in “Plan of Distribution” beginning on page 32.

Use of proceeds	We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. We will, however, receive the exercise price of the Warrants and the Greentree Warrant, if and when such warrants are exercised for cash by the holders of such warrants. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders at the time they offer and sell such shares. We will bear all costs associated with registering the shares of common stock offered by this prospectus. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Market and Trading Symbol	Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “EDNT.”

Transfer agent and registrar	Nevada Agency & Transfer Company

(1) Includes the following shares of common stock issuable upon exercise of outstanding warrants and conversion of the Greentree Note:

•	70,500 shares of common stock issuable upon exercise of outstanding Placement Agent Warrants issued to employees of Alexander Capital, L.P. in connection with the PIPE Financing (defined below), at an exercise price of $2.50 per share;

•	24,366 shares of common stock issuable upon exercise of outstanding Placement Agent Warrants issued to employees of Alexander Capital, L.P. in connection with the placement of the Company’s Senior Convertible Promissory Notes, at an exercise price of $2.85 per share;
•	65,626 shares of common stock issuable upon exercise of outstanding Selling Agent Warrants issued to employees of Alexander Capital, L.P. in connection with the Company’s initial public offering, at an exercise price of $6.00 per share.

•	550,000 shares of common stock issuable upon exercise of the Greentree Warrant; and
•	550,000 shares of common stock issuable upon conversion of the Greentree Note.

(2) The change in the number of shares of common stock outstanding before this offering and after this offering was a result of the following issuances:

•	1,175,000 shares of common stock issued in the PIPE Financing;
•	32,813 shares of common stock issued to Philip Anderson;
•	100,000 shares of common stock issued in the Greentree Financing;
•	60,000 shares of common stock issued in connection with the Greentree Financing;
•	198,923 shares of common stock issued under the Plan to vendors during the time from closing of the PIPE transaction to February 12, 2020;
•	20,000 shares of common stock issued in connection with the issuance of debt during the time from closing of the PIPE transaction to February 12, 2020;
•	45,000 shares of common stock issued to the sellers of the Uber Mom, LLC assets.
In addition, the number of shares outstanding was reduced by 153,005 shares of common stock which was returned upon the repayment of the Labrys Note.

(3) Shares of our common stock that will be outstanding after this offering is based on 8,087,751 shares of common stock outstanding as of February 12, 2020, but excludes:

•	876,459 shares of common stock reserved for future issuance under the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”);
•	80,000 shares of common stock issuable upon the exercise of options outstanding as of February 12, 2020;
•	285,632 shares of common stock issuable upon conversion of the 4%, 5 year senior convertible notes in connection with the Edison Nation Holdings, LLC acquisition;
•	990,000 shares of reserved common stock issuable upon exercise of the put option of Edison Nation Holdings, LLC sellers ; and
•	65,626 shares of common stock issuable upon exercise of the Selling Agent Warrants issued in connection with the company’s initial public offering;
•	24,366 shares of common stock issuable upon exercise of the Placement Agent Warrants in connection with the May 2019 Notes;
•	70,500 shares of common stock issuable upon exercise of the Placement Agent Warrants in connection with the PIPE Financing;
•	550,000 shares of common stock issuable upon conversion of the Greentree Note; and
•	550,000 shares of common stock issuable upon exercise of the Greentree Warrant.
•	210,000 shares of common stock granted but not issued to our directors as restricted stock units
•	50,000 shares of common stock issuable upon the exercise of the 32E Warrant;
•	250,000 shares of common stock issuable upon exercise of the warrants in connection with other financings.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Investing in shares of our common stock involves risks. Before making a decision to invest in shares of our common stock, you should carefully consider the risks that are described in this section, in our most recent Annual Report on Form 10-K and in the other information that we file from time to time with the SEC that is incorporated by reference in this prospectus. You should also read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” on page 4 of this prospectus. The risks described in the documents incorporated by reference in this prospectus are not the only ones we face. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect us. You should consult your own financial and legal advisors as to the risks entailed by an investment in shares of our common stock and the suitability of investing in our shares in light of your particular circumstances. If any of the risks contained in or incorporated by reference in this prospectus develop into actual events, our assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, and/or results of operations could be materially and adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have a limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders.

We were incorporated on July 18, 2017, and therefore, have a relatively limited operating history. Despite the experience and track record of our management team in the entertainment and packaging industries, historical results are not indicative of, and may be substantially different than, the results we achieve in the future. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. The results of our operations depend on several factors, including the level and volatility of interest rates, our success in attracting and retaining motivated and qualified personnel, the availability of adequate short and long-term financing, conditions in the financial markets, and general economic conditions. In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data because of a number of factors, including costs and expenses associated with being a public company.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman and Chief Executive Officer, Christopher B. Ferguson, our President and Treasurer, Kevin J. Ferguson, and our Chief Financial Officer, Brett Vroman. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies — Use of estimates” for a discussion of the accounting estimates, judgments, and assumptions that we believe are the most critical to an understanding of our business, financial condition, and results of operations.

We may require additional financing to sustain or grow our operations.

Our growth will be dependent on our ability to access additional equity and debt capital. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future shareholder returns.

If we fail to manage our growth, our business and operating results could be harmed.

As we seek to advance our product lines, we will need to expand our development, manufacturing, marketing, and sales capabilities or contract with third parties to provide these capabilities for us. We anticipate that a period of significant expansion will be required to address potential growth and to handle licensing of additional product categories, such as more arts and crafts focused items. This expansion will place a significant strain on our management, operational, and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures, and controls and establish a qualified finance, administrative, and operations staff. As a public company, we will have to implement internal controls to comply with government-mandated regulations. Our management may be unable to hire, train, retain, motivate, and manage the necessary personnel or to identify, manage, and exploit potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations, and financial condition.

Our growth strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

As part of our strategy, we intend to opportunistically acquire new brands and product concepts, just as we acquired Cloud B in October 2018. Although we believe that opportunities for other, future acquisitions may be available from time to time, competition for acquisition candidates may exist or increase in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage, or successfully integrate additional companies, brands, or product concepts without substantial costs, delays, or operational or financial problems. In the event we are able to acquire additional companies, brands, or other product concepts, the integration and operation of such acquisitions in addition to the on-going integration and operation of the Company may place significant demands on our management, which could adversely affect our ability to manage our business. We may be required to obtain additional financing to fund future acquisitions. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.

We may fail to realize all of the anticipated benefits of the acquisition of Cloud B, such benefits may take longer to realize than expected or we may encounter significant difficulties integrating Cloud B’s business into our operations. If the acquisition does not achieve its intended benefits, our business, financial condition, and results of operations could be materially and adversely affected.

We believe that the acquisition of Cloud B will result in certain benefits, including certain cost synergies and operational efficiencies; however, to realize these anticipated benefits, the business of Cloud B must be successfully combined with our business. The combination of two independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits of this acquisition to us. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations.

The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

●	the diversion of management’s attention to integration matters;
●	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;
●	difficulties in the integration of operations and systems; and
●	conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies.

Many of these factors are outside of our control and any one of these factors could result in increased costs, decreases in the amount of expected revenues, and additional diversion of management’s time and energy, which could materially adversely impact our business, financial condition, and results of operations. In addition, even if the operations are integrated successfully, the full benefits, including the synergies, cost savings, revenue growth, or other benefits that are expected, may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of our businesses. All of these factors could decrease or delay the expected accretive effect of the acquisition, and negatively impact our business, operating results, and financial condition.

As a result, we cannot provide any assurance that the acquisition of Cloud B will result in the realization of the full benefits that we anticipate.

An inability to develop and introduce products in a timely and cost-effective manner may damage our business.

Our sales and profitability depend on our ability to bring products to market and meet customer demands before they begin to lose interest in a given product. There is no guarantee that we will be able to manufacture, source, and ship new or continuing products in a timely manner and on a cost-effective basis to meet constantly changing consumer demands. This risk is heightened by our customers’ increasingly compressed shipping schedules and the seasonality of our business. Moreover, unforeseen delays or difficulties in the development process, significant increases in the planned cost of development, and manufacturing delays or changes in anticipated consumer demand for our products and new brands may cause the introduction date for products to be later than anticipated. They may also reduce or eliminate the profitability of such products or, in some situations, may cause a product or new brand introduction to be discontinued.

We have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business, and impair our competitive position. For example, it could:

•	increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

•	require us to dedicate future cash flows to the repayment of debt, thereby reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.

In times of tough economic conditions, the Company has experienced significant distributor inventory corrections reflecting de-stocking of the supply chain associated with difficult credit markets. Such distributor de-stocking exacerbated sales volume declines pertaining to weak end user demand and the broader economic recession. The Company’s results may be adversely impacted in future periods by such customer inventory adjustments. Further, the inability to continue to penetrate new channels of distribution may have a negative impact on the Company’s future results.

Our ability to repay our debt depends on many factors beyond our control. If we elect to raise equity capital in the future, our current shareholders could be subjected to significant dilution. If we are unable to raise capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all, or a portion of, our operations.

Payments on our debt will depend on our ability to generate cash or secure additional financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond our control. If our business does not generate sufficient cash flow from operations and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, we may be required to attempt to raise capital, reduce expenditures, or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all or a portion of our operations. If we decide to raise capital in the equity markets or take other actions, our shareholders could incur significant dilution or diminished valuations, or if we are unable to raise capital, our ability to effectively operate our business could be impaired. In addition, if we are successful in raising capital in the equity markets to repay our indebtedness or for any other purpose in the future, our shareholders could incur significant dilution.

We have violated the terms of the PIPE Purchase Agreement and registration rights agreement, which such violation could have a material adverse effect on our financial health and our ability to obtain financing in the future.

On October 2, 2019, the Company entered into the PIPE Purchase Agreement, which contains a prohibition on equity sales by the Company, which such prohibition was violated by the Greentree Financing (defined below). The Company also entered into registration rights agreement in connection with the PIPE Financing, which required the Company to file a resale registration statement within a prescribed time period. The Company did not file such a registration statement within the time period required by the registration rights agreement. As of February 12, 2020, neither of the investors in the PIPE Financing nor 32E has taken adverse action as a result of such violations by the Company. If those investors were to take action as a result of the Company’s violations, the Company’s results could be adversely impacted in future periods, and would likely harm the Company’s ability to obtain financing in the future at all.

Our success will depend on the reliability and performance of third-party distributors, manufacturers, and suppliers.

We compete with other companies for the production capacity of third-party suppliers for components. Certain of these competing companies have substantially greater financial and other resources than we have, and we may be at a competitive disadvantage in seeking to procure production capacity. Our inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of our products on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with potential customers. We also rely on operators and distributors to market and distribute our products. If our operators or distributors are unsuccessful, we may miss revenue-generating opportunities that might otherwise have been recognized.

We are dependent on a small number of key suppliers and customers. Changes in our relationships with these parties or changes in the economic environments in which they operate could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our revenues are concentrated with a small number of customers. We do not have long-term agreements with our customers, and instead develop our products on an item-by-item basis subject to purchase orders from customers. No assurances can be given that our customers will continue to submit purchase orders for new products.

To manufacture our products, we purchase components from independent manufacturers, many of whom are located in Asia. An extended interruption in the supply of these products or suitable substitute inventory would disrupt our operations, which could have a material adverse effect on our business, financial condition, and results of operations.

For a number of our key inventory components, we rely on two China-based suppliers, Pokar Industrial Ltd., and MJR Corporation. These suppliers have discussed the possibility of entering into a joint venture at an undetermined time in the future, whereby they would consolidate their operations and conduct such operations from a single location. As we are currently transitioning the manufacturing of more of our components to these suppliers, our increased dependence on them could have an adverse effect on our business, financial condition, and operations if the consolidation of their operations results in a diminished capacity to timely produce our components. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient. Furthermore, we may incur additional costs in sourcing materials from alternative producers. The disruption of our inventory supply, even in the short term, could have a material adverse effect on our business, financial condition, and results of operations.

Changes in customer preferences, the inability to maintain mutually beneficial relationships with large customers, inventory reductions by customers, and the inability to penetrate new channels of distribution could adversely affect the Company’s business.

The Company has certain significant customers. For the period ended September 30, 2019, the Company’s largest customer comprised approximately 22% of net sales. The loss or material reduction of business, the lack of success of sales initiatives, or changes in customer preferences or loyalties for the Company’s products, related to any such significant customer could have a material adverse impact on the Company’s results of operations and cash flows. In addition, the Company’s major customers are volume purchasers, a few of which are much larger than the Company and have strong bargaining power with suppliers. This limits the ability to recover cost increases through higher selling prices. Furthermore, unanticipated inventory adjustments by these customers can have a negative impact on net sales.

If customers are dissatisfied with services and switch to competitive services, or disconnect for other reasons such as preference for digital technology products or other technology enhancements not then offered, the Company’s attrition rates may increase. In periods of increasing attrition rates, recurring revenue and results of operations may be materially adversely affected. The risk is more pronounced in times of economic uncertainty, as customers may reduce amounts spent on the products and services the Company provides.

A significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, political, and other risks associated with our international operations in China and Japan could adversely affect our operating results.

Our international customers and suppliers are concentrated in China and Japan. Our revenues from international customers, and our inventory costs from international suppliers are exposed to the potentially adverse effects of currency exchange rates, local economic conditions, political instability, and other risks associated with doing business in foreign countries. To the extent that our revenues and purchases from international business partners increase in the future, our exposure to changes in foreign economic conditions and currency fluctuations will increase.

For example, the imposition of trade sanctions or other regulations upon China by the United States or the European Union, or the loss of  “normal trade relations” status with China, could significantly increase our cost of products imported into the United States or Europe and harm our business. Additionally, the suspension of manufacturing operations by government inspectors in China could result in delays to us in obtaining product and may have a material adverse effect on our ability to import products from China. Furthermore, Japanese economic policies are subject to rapid change and the government of Japan may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of Japan will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform.

Besides the risks discussed above, our dependence on foreign customers and suppliers also means that we may be affected by changes in the relative value of the U.S. Dollar to foreign currencies, including the Chinese Renminbi and Japanese Yen. Although our receipts from foreign customers and our purchases of foreign products are principally negotiated and paid for in U.S. Dollars, a portion of our business is denominated in other currencies and changes in the applicable currency exchange rates might negatively affect the profitability and business prospects of our customers and vendors. This, in turn, might cause such vendors to demand higher prices, delay shipments, or discontinue selling to us. This also might cause such customers to demand lower prices, delay, or discontinue purchases of our products or demand other changes to the terms of our relationships. These situations could in turn ultimately reduce our revenues or increase our costs, which could have a material adverse effect on our business, financial condition, and results of operations.

Our business is closely tied to theme park patronage, and factors that negatively impact theme parks may also negatively affect our ability to generate revenues.

Theme parks represent a significant portion of our customers. Therefore, factors that may negatively impact the theme park industry may also negatively impact our future revenues. If theme parks experience reduced patronage, revenues may be reduced as sales of our products correspondingly decline, or theme parks may stop selling our products altogether. The levels of theme park patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:

•	general economic conditions;

•	levels of disposable income of theme park patrons;

•	downturn or loss in popularity of the theme park industry in general;

•	the relative popularity of entertainment alternatives to theme parks;

•	local conditions in key markets, including seasonal and weather-related factors;

•	increased transportation costs;

•	natural disasters, acts of terrorism and anti-terrorism efforts;

•	changes or proposed changes to tax laws;

•	legal and regulatory issues affecting the development, operation and licensing of theme parks;

•	the availability and cost of capital to construct, expand or renovate new and existing theme parks;

•	the level of new theme park construction and renovation schedules of existing them parks; and

•	competitive conditions in the theme park industry, including the effect of such conditions on the pricing of our products.

These factors significantly impact the demand for our products.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

•	the announcement or introduction of new products by our competitors;

•	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•	our ability to attract and retain key personnel in a timely and cost-effective manner;

•	technical difficulties;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

•	our ability to identify and enter into relationships with appropriate and qualified third-party providers for necessary development and manufacturing services;

•	regulation by federal, state, or local governments; and

•	general economic conditions, as well as economic conditions specific to the entertainment, theme park, party items, arts and crafts, and packaging industries.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service, or marketing that could have a material and adverse effect on our business, results of operations, and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

The Company’s results of operations could be negatively impacted by inflationary or deflationary economic conditions, which could affect the ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner.

The Company’s products are manufactured using both ferrous and non-ferrous metals including, but not limited to, steel, zinc, copper, brass, aluminum, and nickel. Additionally, the Company uses other commodity-based materials for components and packaging including, but not limited to, plastics, resins, wood, and corrugated products. The Company’s cost base also reflects significant elements for freight, energy, and labor. The Company also sources certain finished goods directly from vendors. If the Company is unable to mitigate any inflationary increases through various customer pricing actions and cost reduction initiatives, its profitability may be adversely affected.

Conversely, in the event there is deflation, the Company may experience pressure from its customers to reduce prices, and there can be no assurance that the Company would be able to reduce its cost base (through negotiations with suppliers or other measures) to offset any such price concessions which could adversely impact results of operations and cash flows.

Further, as a result of inflationary or deflationary economic conditions, the Company believes it is possible that a limited number of suppliers may either cease operations or require additional financial assistance from the Company in order to fulfill their obligations. In a limited number of circumstances, the magnitude of the Company’s purchases of certain items is of such significance that a change in established supply relationships with suppliers or increase in the costs of purchased raw materials, component parts, or finished goods could result in manufacturing interruptions, delays, inefficiencies, or an inability to market products. Changes in value-added tax rebates, currently available to the Company or to its suppliers, could also increase the costs of the Company’s manufactured products, as well as purchased products and components, and could adversely affect the Company’s results.

In addition, many of the Company’s products incorporate battery technology. As other industries begin to adopt similar battery technology for use in their products, the increased demand could place capacity constraints on the Company’s supply chain. In addition, increased demand for battery technology may also increase the costs to the Company for both the battery cells as well as the underlying raw materials. If the Company is unable to mitigate any possible supply constraints or related increased costs, its profitably and financial results could be negatively impacted.

Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact the Company’s performance and prospects for future growth.

The Company’s competitive advantage is due in part to its ability to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to the Company than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect the Company’s results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on the Company’s ability to resolve technical and technological challenges in a timely and cost-effective manner, and to achieve manufacturing efficiencies. The Company’s investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our reputation and business.

In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our or our brands’ reputations. Employees or others might disclose non-public sensitive information relating to our business through external media channels, including through the use of social media. The continuing evolution of social media will present us with new challenges and risks.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow, or financial condition, impose additional costs on us, or otherwise adversely affect our business.

We are subject to regulation by laws and regulations at the local, state, and federal levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us, or otherwise adversely affect our business.

Article XIII of our Amended and Restated Articles of Incorporation designates the courts of the State of Nevada as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, and therefore may limit our shareholders’ ability to choose a forum for disputes with us or our directors, officers, employees, or agents.

Article XIII of our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by law, and unless we consent to the selection of an alternative forum, the courts of the State of Nevada shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (c) any action or proceeding asserting a claim against the Company arising pursuant to any provision of the Nevada Revised Statutes or the Company’s amended and restated articles of incorporation or Second Amended and Restated Bylaws (as either might be amended from time to time), or (d) any action or proceeding asserting a claim against the Company governed by the internal affairs doctrine.

We believe the choice-of-forum provision in our Amended and Restated Articles of Incorporation provide will help provide for the orderly, efficient, and cost-effective resolution of Nevada-law issues affecting us by designating courts located in the State of Nevada (our state of incorporation) as the exclusive forum for cases involving such issues. However, this provision may limit a shareholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or our directors, officers, employees, or agents, which may discourage such actions against us and our directors, officers, employees, and agents. While there is no Nevada case law addressing the enforceability of this type of provision, Nevada courts have on prior occasion found persuasive authority in Delaware case law in the absence of Nevada statutory or case law specifically addressing an issue of corporate law. The Court of Chancery of the State of Delaware ruled in June 2013 that choice-of-forum provisions of a type similar to those included in our Amended and Restated Articles of Incorporation provide are not facially invalid under corporate law and constitute valid and enforceable contractual forum selection clauses. However, if a court were to find the choice-of-forum provision in our Amended and Restated Articles of Incorporation provide inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are a number of companies that manufacture and distribute products similar to ours. Many of our anticipated competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue, and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. Patent applications can take many years to issue, and we can provide no assurance that any such patents would be issued. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating our products or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for products such as ours. Even if our pending patents were to be issued, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources, especially given our lack of patent registrations and applications. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

Especially given that we produce products for licensed properties, we are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages, or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

Our brands are important assets of our businesses and violation of our trademark rights by imitators, or the failure of our licensees or vendors to comply with our product quality, manufacturing requirements, marketing standards, and other requirements could negatively impact revenues and brand reputation.

Our trademarks have a reputation for quality and value and are important to our success and competitive position. Unauthorized use of our trademark rights may not only erode sales of our products, but may also cause significant damage to our brand name and reputation, interfere with our ability to effectively represent ourselves to our customers, contractors, suppliers, and/or licensees, and increase litigation costs. Similarly, failure by licensees or vendors to adhere to our standards of quality and other contractual requirements could result in loss of revenue, increased litigation, and/or damage to our reputation and business. There can be no assurance that our ongoing efforts to protect our brand and trademark rights and ensure compliance with our licensing and vendor agreements will prevent all violations.

Defects in our products could reduce our revenue, increase our costs, burden our engineering, and marketing resources, involve us in litigation and adversely affect us.

Our success will depend on our ability to avoid, detect, and correct defects in our products. We may not be able to maintain products that are free from defects. Although we have taken steps to prevent defects, our products could suffer such defects. The occurrence of such defects or malfunctions could result in physical harm to the patrons of our customers and the subsequent termination of agreements, cancellation of orders, product returns, and diversion of our resources. Even if our customers do not suffer financial losses, customers may replace our products if they do not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and/or loss of sales. In addition, the occurrence of defects in our products may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our ability to do business in certain jurisdictions.

Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our ability to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner, and to achieve manufacturing efficiencies. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

Our products could be recalled.

The Consumer Product Safety Commission or other applicable regulatory bodies may require the recall, repair or replacement of our products if those products are found not to be in compliance with applicable standards or regulations. A recall could increase costs and adversely impact our reputation.

Risks Associated with an Investment in our Common Stock

Our executive officers, directors, and principal shareholders maintain the ability to control substantially all matters submitted to shareholders for approval.

As of February 12, 2020, our executive officers, directors, and shareholders who owned more than 5% of our outstanding common stock, in the aggregate, beneficially own 4,226,038 shares of common stock representing approximately 52.3% of our outstanding capital stock. As a result, if these shareholders were to choose to act together, they would be able to control substantially all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other shareholders may desire.

The market price of our shares may fluctuate significantly.

The capital and credit markets have recently experienced a period of extreme volatility and disruption. The market price and liquidity of the market for shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. Some of the factors that could negatively affect the market price of our shares include:

•	our actual or projected operating results, financial condition, cash flows, and liquidity, or changes in business strategy or prospects;

•	equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;

•	loss of a major funding source;

•	actual or anticipated accounting problems;

•	publication of research reports about us, or the industries in which we operate;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	speculation in the press or investment community;

•	price and volume fluctuations in the overall stock market from time to time;

•	general market and economic conditions, trends including inflationary concerns, and the current state of the credit and capital markets;

•	significant volatility in the market price and trading volume of securities of companies in our sector, which are not necessarily related to the operating performance of these companies;

•	changes in law, regulatory policies or tax guidelines, or interpretations thereof;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	operating performance of companies comparable to us;

•	short-selling pressure with respect to shares of our shares generally;

•	uncertainty surrounding the strength of the United States economic recovery; and

•	concerns regarding the United Kingdom’s exit from the European Union.

As noted above, market factors unrelated to our performance could also negatively impact the market price of our shares. One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities increase.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

If we take advantage of specified reduced disclosure requirements applicable to an “emerging growth company” under the JOBS Act, the information that we provide to shareholders may be different than they might receive from other public companies.

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.

Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. As of December 31, 2018, the Company’s Principal Executive Officer and Principal Financial and Accounting Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures were not effective to provide reasonable assurance that information that it is required to disclose in reports that the Company files with the SEC is recorded, processed, summarized, and reported within the time periods specified by the Exchange Act rules and regulations. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock. In addition, our efforts to comply with the rules and regulations under the Sarbanes-Oxley or new or changed laws, regulations, and standards may differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice. Regulatory authorities may investigate transactions disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and if legal proceedings are initiated against us, it may harm our business.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude, that it is in the best interests of the Company and its shareholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we were to issue shares of preferred stock, the rights of the holders of common stock could be impaired by such issuance of preferred stock. Pursuant to the Articles of Merger, filed with the Nevada Secretary of State on September 7, 2019, our board of directors has the right, without shareholder approval, to issue preferred stock with voting, dividend, conversion, liquidation, or other rights which could adversely affect the voting power and equity interest of the holders of common stock, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying, or preventing a change of control. The possible negative impact on takeover attempts as a result of the issuance of such preferred stock could also adversely affect the price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price, and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no or too few securities or industry analysts commence coverage of us, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Risk Related to this Offering

Future sales of additional shares of our common stock or securities convertible into shares of our common stock may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our common stock.

We are generally not restricted from issuing additional shares of our common stock up to the authorized number of shares set forth in our charter. We may issue additional shares of our common stock or securities convertible into our common stock in the future pursuant to current or future employee stock incentive plans, employee stock grants, or in connection with future acquisitions or financings. We cannot predict the size of any such future issuances or the effect, if any, that any such future issuances will have on the trading price of our common stock. Any such future issuances of shares of our common stock or securities convertible into common stock may have a dilutive effect on the holders of our common stock and could have a material negative effect on the trading price of our common stock.

Future sales of shares of our common stock could lower the trading price of our common stock, and any additional capital raised by us through the sale of additional equity or convertible debt securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our common stock.

We may issue additional shares of common stock or other securities in primary offerings and the Selling Shareholders may resell shares of our common stock in subsequent secondary offerings. We cannot predict the size of additional issuances or future resales of shares of our common stock or convertible securities, the offering price in any such issuance or resale or the effect, if any, that additional issuances or future resales will have on the trading price of our common stock. Additional issuances and resales of substantial amounts of our common stock or convertible securities, or the perception that such additional issuances or resales could occur, may adversely affect prevailing trading prices for our common stock.

The trading price of our common stock could be volatile.

The trading price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business and operations. If the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management, which could materially adversely affect our assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, and results of operations.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. We will, however, receive the exercise price of the Warrants, if and when such warrants are exercised for cash by the holders of such warrants. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders at the time they offer and sell such shares.

We will pay the expenses of registration of the shares of our common stock covered by this prospectus, including legal and accounting fees.

PRIVATE PLACEMENT OF EQUITY SECURITIES

PIPE Financing

In October 2019, the Company sold a total of 1,175,000 shares of common stock at a purchase price of $2.00 per share (the “PIPE Shares”) to accredited investors in a series of four closings. The aggregate amount sold in the private placement (the “PIPE Financing”) was $2,350,000.

As discussed further below, the Company issued warrants to the placement agent of a value equal to six percent (6%) of the aggregate number of shares of common stock sold to purchasers in the PIPE Financing. The warrants are exercisable at $2.50 per share (125% of the offering price).

Registration Rights Agreement

In connection with the above-referenced private placement, we and the investors in the PIPE Financing entered into a Registration Rights Agreement on October 2, 2019 (the “PIPE Registration Rights Agreement”) providing for the registration for resale of the common stock pursuant to a registration statement to be filed with the Commission, which this registration statement is intended to fulfill. We agreed to use our best efforts to cause this registration statement to be declared effective as soon as possible, but in no event later than 90 days of the closing of the PIPE Financing (or 120 days in the event of a full review of the registration statement by the SEC Commission), and to keep this registration statement continuously effective for a period that extends from the first date on which the SEC Commission issues an order of effectiveness in relation to this registration statement until such date that all registrable securities covered by this registration statement have been sold thereunder or pursuant to Rule 144 or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information under Rule 144 and, as determined by our counsel pursuant to a written opinion letter to such effect we did not meet the deadline for filing and effectiveness of the PIPE Registration Rights Agreement. If we do not meet our obligations with respect to the effectiveness of this registration statement, we must pay, on a monthly basis, to each investor party to the PIPE Registration Rights Agreement an amount in cash, as partial liquidated damages, equal to 1% of the aggregate amount invested by each of them in the PIPE Financing (increasing to 1.5% following the 2nd month anniversary), up to a maximum of 8% of the aggregate investment amount for each of them. The PIPE Registration Rights Agreement prohibits us from filing any other registration statements until all the securities registrable under the PIPE Registration Rights Agreement are registered pursuant to a registration statement that is declared effective by the SEC. The 90-day period has elapsed and the Company is subject to the foregoing penalties. As of February 12, 2020, none of the investors in the PIPE Financing have taken adverse action as a result of such violations.

Placement Agent Agreement

Pursuant to an engagement letter dated May 2, 2019, as amended on August 6, 2019, between us and Alexander Capital, L.P. (“Alexander”), for a period of 120 days from the date of the agreement, we engaged Alexander to serve as our exclusive placement agent with respect to private placements of the Company’s equity securities. The engagement entitled Alexander to a cash fee of 9% of the gross proceeds received by us from the sale of our equity securities, a non-accountable expense allowance of 1% of the gross proceeds received by us from the sale of our equity securities, reimbursement of Alexander’s legal expenses in an amount equal to $15,000, as well as reimbursement for Alexander’s reasonable out of pocket expenses. We have paid Alexander from the proceeds of the PIPE Financing. We also issued to Alexander 70,500 Warrants to purchase up to a total of 6% of the shares of common stock sold in the PIPE Financing. The Warrants are exercisable at $2.50 per share (125% of the offering price). The Company notes that the number of Warrants issued in the PIPE Financing was erroneously reported as 126,000 Warrants in the Company’s Current Report on Form 8-K filed with the SEC on October 4, 2019 (and amended on October 8, 2019). The placement agent agreement contains customary representations, warranties and covenants of the parties and indemnification provisions under which we have agreed to indemnify Alexander against certain liabilities.

DIVIDEND POLICY

We have not historically declared dividends on our common stock and we do not currently intend to pay dividends on our common stock. The declaration, amount, and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our board of directors, out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Our ability to pay dividends to our shareholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock are covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Shareholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

On May 3, 2018, our common stock began trading on The Nasdaq Capital Market under the symbol of “XSPL”, which was subsequently changed to “EDNT” on September 13, 2018.

Holders of Record

The Company had approximately 762 holders of record of our common stock as of February 12, 2020.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)(2)	290,000	$3.22	876,459
Equity compensation plans not approved by shareholders (1)	-	$-	-
Total	290,000	$3.22	876,459

(1)	The information presented in this table is as of February 12, 2020.

(2)	We originally adopted the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”) in December 2017, which was amended on February 9, 2018, provides for up to 1,764,705 (876,459 remaining as of February 12, 2020) shares of common stock to be issued as stock-based incentives. Stock incentive awards under the Plan can be in the form of stock options, restricted stock units, performance awards, and restricted stock that are made to employees, directors, and service providers. Awards are subject to forfeiture until vesting conditions have been satisfied under the terms of the award. We believe awards to our executive officers help align the interests of management and our shareholders and reward our executive officers for improved Company performance.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Company will not receive any of the proceeds from the sale by the Selling Shareholders. A Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be freely resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser of the securities at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING SHAREHOLDERS FOR WHOSE ACCOUNTS WE ARE REGISTERING SHARES

The shares to be offered by the Selling Shareholders named in this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give those Selling Shareholders the opportunity to publicly sell these shares, if they elect to do so. The registration of these shares does not require that any of the shares be offered or sold by the Selling Shareholders.  We are registering the shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. For additional information regarding these shares, see “Private Placement of Securities” above.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of shares of common stock by each of the Selling Shareholders. The first column in the table below lists the name of each Selling Shareholder. The second column lists the number of common stock beneficially owned by each Selling Shareholder, based on its ownership of the shares of common stock, as of February 12, 2020.

The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement between the Company and the Selling Shareholders, this prospectus generally covers the resale of all shares of common stock held by the Selling Shareholders. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Class of Common Stock Owned After Offering (1)
Joseph Amato (2)	11,545	20,358	0	*
Philip Anderson (3)	135,813	32,813	103,000	1.3%
Christopher Carlin (4)	37,781	67,744	0	*
Columbus Capital Partners, L.P. (5)	0	252,000	0	*
Columbus Capital QP Partners, L.P. (6)	0	105,000	0	*
Jonathan Gazdak (7)	28,216	51,127	0	*
Douglas George	95,000	100,000	195,000	2.4%
Greentree Financial Group, Inc. (8)	0	1,200,000	60,000	0.7%
Rocco Guidicipietro (9)	11,545	20,358	0	*
Bari Latterman (10)	905	905	0	*
Patrick Lin	0	25,000	0	*
Tiburon Opportunity Fund LP (11)	300,000	300,000	0	*
Rovida West Coast Investment Limited (12)	0	393,000	0	*

*         Represents beneficial ownership of less than one percent (1%).

(1)       Based on 8,087,751 shares of common stock outstanding as of February 12, 2020, but excluding 1,764,705 (876,459 remaining as of February 12, 2020) shares of our common stock reserved for future issuance under our equity compensation plans; 80,000 shares of our common stock issuable upon the exercise of options outstanding as of February 12, 2020; 285,632 shares of common stock issuable upon conversion of the 4%, 5 year senior convertible notes in connection with the EN acquisition; 990,000 shares of reserved common stock issuable upon exercise of the put option of EN sellers; 160,492 shares of our common stock issuable upon the exercise of the Warrants, which are all outstanding as of February 12, 2020; 550,000 shares of common stock issuable upon conversion of the Greentree Note; 550,000 shares of our common stock issuable upon exercise of the Greentree Warrant, which are all outstanding as of February 12, 2020; 210,000 shares of common stock granted but not issued to our directors as restricted stock units; 50,000 shares of common stock issuable upon the exercise of the 32E Warrant; and 250,000 shares of common stock issuable upon exercise of the warrants in connection with other financings.

(2)       The “Number of Shares of Common Stock Owned Prior to Offering” includes 8,500 shares of common stock underlying a warrant issued on April 29, 2018, with an exercise price of $6.00 per share, and 3,045 shares of common stock underlying a warrant issued on May 13, 2019, with an exercise price of $2.85 per share. The "Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus" includes 8,812 shares of common stock underlying a warrant issued on November 25, 2019, with an exercise price of $2.50 per share.

(3)       Mr. Anderson served as the Chief Financial Officer of the Company until June 7, 2019 and as Chief Strategy Officer of the Company until December 2, 2019. Mr. Anderson previously held 210,000 options pursuant to his original employment agreement with the Company, which were surrendered to the Company on January 7, 2020 in exchange for the issuance of 100,000 shares of our restricted common stock, pursuant to Mr. Anderson’s Separation and Release Agreement, dated June 7, 2019, which was further amended by that certain Amendment and Release Agreement between the Company and Mr. Anderson, dated December 2, 2019. Pursuant to the Amendment and Release Agreement, Mr. Anderson was issued an additional 32,813 shares of our common stock, which such shares the Company is allowing Mr. Anderson to sell pursuant to this prospectus.

(4)       The “Number of Shares of Common Stock Owned Prior to Offering” includes 27,676 shares of common stock underlying a warrant issued on April 29, 2018, with an exercise price of $6.00 per share, and 10,105 shares of common stock underlying a warrant issued on May 13, 2019, with an exercise price of $2.85 per share. The "Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus" includes 29,963 shares of common stock underlying a warrant issued on November 25, 2019, with an exercise price of $2.50 per share.

(5)       Columbus Capital Management, LLC is the general partner of Columbus Capital Partners, L.P. and the investment adviser of Columbus Capital QP Partners, L.P. Matthew D. Ockner is the sole manager of Columbus Capital Management, LLC. Columbus Capital Management, LLC and Mr. Ockner disclaim beneficial ownership of the reported securities in reliance on Rule 16a-1(a)(1)(v) and (vii), and disclaim any obligation to file reports under Section 16 other than as directors by deputization. Columbus Capital Management, LLC and Mr. Ockner have no pecuniary interest in the reported securities held in Columbus Capital Partners, L.P.’s account and disclaim: (a) beneficial ownership thereof for purposes of Rule 16a-1(a)(2), and (b) beneficial ownership of securities held by of Columbus Capital Partners, L.P., for purposes of Rule 16a-1(a)(2), except to the extent of their pecuniary interest therein.

(6)       Columbus Capital Management, LLC is the general partner of Columbus Capital QP Partners, L.P. and the investment adviser of Columbus Capital QP Partners, L.P. Matthew D. Ockner is the sole manager of Columbus Capital Management, LLC. Columbus Capital Management, LLC and Mr. Ockner disclaim beneficial ownership of the reported securities in reliance on Rule 16a-1(a)(1)(v) and (vii), and disclaim any obligation to file reports under Section 16 other than as directors by deputization. Columbus Capital Management, LLC and Mr. Ockner have no pecuniary interest in the reported securities held in Columbus Capital QP Partners, L.P.’s account and disclaim: (a) beneficial ownership thereof for purposes of Rule 16a-1(a)(2), and (b) beneficial ownership of securities held by of Columbus Capital QP Partners, L.P., for purposes of Rule 16a-1(a)(2), except to the extent of their pecuniary interest therein.

(7)       The “Number of Shares of Common Stock Owned Prior to Offering” includes 20,548 shares of common stock underlying a warrant issued on April 29, 2018, with an exercise price of $6.00 per share, and 7,668 shares of common stock underlying a warrant issued on May 13, 2019, with an exercise price of $2.85 per share. The "Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus" includes 22,913 shares of common stock underlying a warrant issued on November 25, 2019, with an exercise price of $2.50 per share.

(8)       The Maximum Number of Shares of Common Stock to be sold pursuant to this Prospectus includes 550,000 shares issuable upon conversion of the Greentree Note, and 550,000 shares issuable upon exercise of the Greentree Warrant, and 100,000 shares issued in connection with the Greentree Financing. The foregoing does not include the 60,000 shares issued to Greentree for advisory services.

(9)       The Maximum Number of Shares of Common Stock to be sold pursuant to this Prospectus includes 8,500 shares of common stock underlying a warrant issued on April 29, 2018, with an exercise price of $6.00 per share, and 3,045 shares of common stock underlying a warrant issued on May 13, 2019, with an exercise price of $2.85 per share. The "Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus" includes 8,812 shares of common stock underlying a warrant issued on November 25, 2019, with an exercise price of $2.50 per share.

(10)       The “Number of Shares of Common Stock Owned Prior to Offering” includes 402 shares of common stock underlying a warrant issued on April 29, 2018, with an exercise price of $6.00 per share, and 503 shares of common stock underlying a warrant issued on May 13, 2019, with an exercise price of $2.85 per share.

(11)     Bortel Investment Management, LLC is the general partner of Tiburon Opportunity Fund LP and the investment adviser of Tiburon Opportunity Fund LP. Peter Bortel is the sole manager of Bortel Investment Management, LLC. Bortel Investment Management, LLC and Mr. Bortel disclaim beneficial ownership of the reported securities in reliance on Rule 16a-1(a)(1)(v) and (vii), and disclaim any obligation to file reports under Section 16 other than as directors by deputization. Bortel Investment Management, LLC and Mr. Bortel have no pecuniary interest in the reported securities held in Tiburon Opportunity Fund LP’s account and disclaim: (a) beneficial ownership thereof for purposes of Rule 16a-1(a)(2), and (b) beneficial ownership securities held by of Tiburon Opportunity Fund LP, for purposes of Rule 16a-1(a)(2), except to the extent of their pecuniary interest therein.

(12)     Columbus Capital Management, LLC is the investment manager of Rovida West Coast Investment Limited and the investment adviser of Columbus Capital Management, LLC. Matthew D. Ockner is the sole manager of Columbus Capital Management, LLC. Columbus Capital Management, LLC and Mr. Ockner disclaim beneficial ownership of the reported securities in reliance on Rule 16a-1(a)(1)(v) and (vii), and disclaim any obligation to file reports under Section 16 other than as directors by deputization. Columbus Capital Management, LLC and Mr. Ockner have no pecuniary interest in the reported securities held in Rovida West Coast Investment Limited’s account and disclaim: (a) beneficial ownership thereof for purposes of Rule 16a-1(a)(2), and (b) beneficial ownership of securities held by of Rovida West Coast Investment Limited, for purposes of Rule 16a-1(a)(2), except to the extent of their pecuniary interest therein.

Relationship with Selling Shareholders

Except as disclosed in the table above, to our knowledge, none of the Selling Shareholders had any position, office, or other material relationship with us or any of our affiliates within the past three years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2018 and 2017 should be read in conjunction with the information included under “Business,” “Selected Consolidated Financial Data” and our consolidated financial statements and the accompanying notes included elsewhere in this registration statement. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

Formed in July 2017 under the laws of the State of Nevada, Edison Nation, Inc. seeks to be involved with every step of the consumer product life cycle- from ideation, to research and development, manufacturing, sales, packaging and fulfillment. The Company also seeks to raise awareness of the Edison Nation brand name as a diversified consumer products business through a number of media channels.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult and subjective judgments have an impact on revenue recognition, the determination of share-based compensation and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus

Components of our Results of Operations

Revenues

We sell consumer products across a variety of categories, including toys, plush, homewares and electronics, to retailers, distributors and manufacturers. We also sell consumer products directly to consumers through e-commerce channels.

Cost of Revenues

Our cost of revenues includes inventory costs, materials and supplies costs, internal labor costs and related benefits, subcontractor costs, depreciation, overhead and shipping and handling costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses.

Rental Income

We earn rental income from a month-to-month lease on a portion of the building located in Washington, New Jersey that we own.

Interest Expense, Net

Interest expense includes the cost of our borrowings under our debt arrangements.

Nine Months Ended September 30, 2019 versus Nine Months Ended September 30, 2018

The following table sets forth information comparing the components of net loss for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,		Period over Period Change
	2019	2018	$	%
Revenues, net	$15,239,434	$12,758,715	$2,480,719	19.4%
Cost of revenues	10,413,868	9,090,215	1,323,653	14.6%
Gross profit	4,825,566	3,668,500	1,157,066	31.5%

Operating expenses:
Selling, general and administrative	9,738,107	6,276,830	3,461,277	55.1%
Operating loss	(4,912,541)	(2,608,330)	(2,304,211)	88.3%

Other (expense) income:
Rental income	77,111	77,111	-	na %
Change in fair value of put option contract	-	(732,600)	732,600	-100.0%
Interest expense	(875,036)	(407,267)	(467,769)	114.9%
Total other expense	(797,925)	(1,062,756)	264,831	-24.9%
Loss before income taxes	(5,710,466)	(3,671,086)	(2,039,380)	55.6%
Income tax expense	74,200	312,186	(237,986)	-76.2%
Net loss	(5,784,666)	(3,983,272)	(1,801,394)	45.2%
Net income attributable to noncontrolling interests	(31,858)	-	(31,858)	na
Net loss attributable to Edison Nation, Inc.	$(5,752,808)	$(3,983,272)	$(1,769,536)	44.4%

Revenue

For the nine months ended September 30, 2019, revenues increased by $2,480,719 or 19.4%, as compared to the nine months ended September 30, 2018. The increase was primarily attributable to new business in connection with our acquisitions in 2018. The increase includes licensing related revenues related to our acquisition of EN and product revenues related to our acquisition of Cloud B.

Cost of Revenues

For the nine months ended September 30, 2019, cost of revenues increased by $1,323,653 or 14.6%, as compared to the nine months ended September 30, 2018. The increase was primarily attributable to the increase in total consolidated revenues.

Gross Profit

For the nine months ended September 30, 2019, gross profit increased by $1,157,066, or 31.5%, as compared to the nine months ended September 30, 2018. The increase was primarily a result of the increase in revenues. For the nine months ended September 30, 2019, gross profit percentage increased to 31.7%, as compared to 28.8% for the nine months ended September 30, 2018. The increase in gross margin was due mostly to favorable product mix of goods sold to customers related to our Cloud B acquisition.

Operating Expenses

Selling, general and administrative expenses were $9,738,107 and $6,276,830 for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of $3,461,277, or 55.1%. The increase was primarily the result of operating expense incurred related to Edison Nation Holdings, LLC and Cloud B, Inc. The largest increases included wages and benefits of approximately $1,528,000, depreciation and amortization of approximately $839,000, professional fees of approximately $1,617,000, travel of approximately $186,000, rent of approximately $195,000 offset by a decrease of stock-based compensation of approximately $2,515,000.

Rental Income

Rental income was $77,111 for both the nine months ended September 30, 2019 and 2018.

Interest expense

Interest expense was $875,036, an increase of 114.9%, for the nine months ended September 30, 2019 versus $407,267 in the previous nine months ended September 30, 2018. The increase in interest expense was related to increased borrowings of debt during 2019.

Income tax expense

Income tax expense was $74,200 for the nine months ended September 30, 2019, a decrease of $237,986 or 76.2%, compared to $312,186 for the nine months ended September 30, 2018. The decrease was primarily due to the decrease in income from our foreign operations related to management fees as well as net operating losses for our domestic operations.

Non-GAAP Measures

In addition to the required GAAP presentations, we use certain non-GAAP performance measures as we believe these measures improve the understanding of our operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public and thus such reported measures could change.

EBITDA and Adjusted EBITDA

The Company defines EBITDA as net loss before interest, taxes and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, further adjusted to eliminate the impact of certain non-recurring items and other items that we do not consider in our evaluation of our ongoing operating performance from period to period. These items will include stock-based compensation, restructuring and severance costs, transaction costs, acquisition costs, certain other non-recurring charges and gains that the Company does not believe reflects the underlying business performance.

For the nine months ended September 30, 2019 and 2018, EBITDA and Adjusted EBITDA consisted of the following:

	Nine Months Ended September 30,
	2019	2018
Net loss	$(5,784,666)	$(3,983,272)

Interest expense, net	875,036	407,267
Income tax expense	74,200	312,186
Depreciation and amortization	952,019	120,003
EBITDA	(3,883,411)	(3,143,816)
Stock-based compensation	876,585	2,666,576
Change in fair value of put option contract		732,600
Restructuring and severance costs	324,164	27,000
Transaction and acquisition costs	447,908	239,682
Other non-recurring costs	724,137	42,686
Adjusted EBITDA	$(1,510,617)	$564,728

EBITDA and Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that because Adjusted EBITDA excludes (a) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (b) expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. The Company’s management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance, (b) for planning and forecasting in future periods, and (c) in communications with the Company’s board of directors concerning the Company’s financial performance. The Company’s presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement the Company’s financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for, or more meaningful than, amounts determined in accordance with U.S. GAAP. Some of the limitations to using non-GAAP measures as an analytical tool are (a) they do not reflect the Company’s interest income and expense, or the requirements necessary to service interest or principal payments on the Company’s debt, (b) they do not reflect future requirements for capital expenditures or contractual commitments, and (c) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and non-GAAP measures do not reflect any cash requirements for such replacements.

Liquidity and Capital Resources

For the nine months ended September 30, 2019, our operations lost $4,912,541. At September 30, 2019, we had total current assets of approximately $5,200,000 and current liabilities of approximately $12,000,000 resulting in negative working capital of approximately $6,800,000. At September 30, 2019, we had total assets of approximately $28,600,000 and total liabilities of approximately $17,600,000 resulting in shareholders’ equity of approximately $11,000,000.

The foregoing factors raised initial concerns about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company’s ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations from the sale of its products. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The following is additional information on our operating losses and working capital:

The Company’s operating loss included $486,546 and $1,828,604 related to depreciation, amortization and stock-based compensation. In addition, approximately $100,000 and $1,200,000, respectively, was related to transaction costs, restructuring charges and other non-recurring and redundant costs which are being removed or reduced. The negative working capital includes approximately $3,800,000 related to unsecured trade payables in our Cloud B acquisition. In addition, our outstanding balances under notes payable includes $0.9 million related to Cloud B. CB1 owns the senior secured position on the promissory note to Cloud B, Inc. in the amount of $2,270,000. In February 2019, CB1 pursuant to an Article 9 foreclosure action, perfected its secured UCC interest in all the assets of Cloud B, Inc. to partially satisfy the outstanding balance on the note and thereby making any payments of such Cloud B trade payables and notes unlikely in the future. In addition, SRM was an unsecured creditor in the amount of approximately $1,700,000 which is not included in the $3,800,000 but at this time remains unpaid. The total liabilities of approximately $6,400,000, of which $1,700,000, or net of $4,700,000, has been eliminated in consolidation, are not expected to be satisfied due to the foreclosure.

On October 2, 2019, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (collectively, the “Investors”) for the private placement of 1,175,000 shares of the Company’s common stock, $0.001 par value per share, at a purchase price of $2.00 per share (the “PIPE Transaction”). In a series of four closings conducted in October 2019, the Company received net proceeds of $2,039,303 which consisted of $2,350,000 of gross proceeds offset by $310,697 of fees to placement agent and their lawyers. Alexander Capital, LP (“Alexander”), a FINRA registered broker dealer, acted as placement agent with respect to the PIPE Transaction. In connection with the PIPE Transaction, Alexander received a commission of $141,000, a debt restructuring fee of $64,208, a debt conversion fee of 15,889, a placement fee of $33,600 and Warrants to purchase 70,500 shares of the Company’s common stock, at an exercise price of $2.50 per share. In connection with the PIPE transaction, the convertible notes entered into on May 13, 2019 were also converted at $2.00 per share into 560,185 shares of the Company's common stock.

Management has considered possible mitigating factors within our management plan on our ability to continue for at least a year from the date these financial statements are filed. The following items are management plans to alleviate any going concern issues:

•	Cloud B liabilities are unlikely to be paid due to CB1 holding the senior secured position and its rights under the foreclosure to the remaining assets of the entity to satisfy the outstanding obligation.

•	Raise further capital through the sale of additional equity;

•	Borrow money under debt securities;

•	The deferral of payments to related party debt holders for both principal of approximately $1,000,000 and related interest expense;

•	Cost saving initiatives related to synergies and the elimination of redundant costs of approximately $500,000, of which approximately $153,000 impacted the three months ended September 30, 2019; and

•	Possible sale of certain brands to other manufacturers.

Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

Cash Flows

During the nine months ended September 30, 2019 and 2018, our sources and uses of cash were as follows:

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2019 was $2,298,186, which included a net loss of $5,784,666. That net loss included $782,561 of cash provided by changes in operating assets and liabilities, which were offset by stock-based compensation of $876,585, depreciation and amortization of $952,019, amortization of debt issuance costs of $658,126 and amortization of right of use assets of $217,189. Net cash used in operating activities for the nine months ended September 30, 2018 was $2,207,631, which included a net loss of $3,983,272. That net loss included $2,010,483 of cash used by changes in operating assets and liabilities which was offset by stock-based compensation of $2,666,576 and amortization of debt issuance costs of $266,944.

Cash Flows from Investing Activities

Cash used in investing activities for the nine months ended September 30, 2019 was $113,612 which related to the purchase of property and equipment. Cash used in investing activities for the nine months ended September 30, 2018 was $1,502,504 which related to the purchase of a loan held for investment of $500,000, the acquisition of EN and its subsidiaries and the purchase of property and equipment of $121,186.

Cash Flows from Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2019 was $1,573,370 which related mostly to net cash received borrowings under new debt instruments offset by repayments. Cash provided by financing activities for the nine months ended September 30, 2018 was $5,213,906 which related to borrowings under two notes payable.

Liquidity and Capital Resources

For the year ended December 31, 2018, our operations lost approximately $4,600,000 of which approximately $3,700,000 was non-cash and approximately $900,000 related to transaction costs and non-recurring items.

At December 31, 2018, we had total current assets of $5,465,484 and current liabilities of $8,878,936 resulting in negative working capital of $3,413,452, of which approximately $3,800,000 related to unsecured trade payables assumed in our Cloud B acquisition. In February 2019, our consolidating subsidiary, CBAV1, LLC, foreclosed on its promissory note it held that was secured by Cloud B, Inc.’s assets making any payments of the Cloud B trade payables unlikely. At December 31, 2018, we had total assets of $28,888,588 and total liabilities of $12,948,949 resulting in shareholders’ equity of $15,939,639.

At December 31, 2018, we had $4,425,685 of outstanding notes payable due to our related parties of which $932,701 was the current portion. These notes arose as part of the consideration paid in our acquisition of SRM, Ferguson Containers, Inc. (“Fergco”) and Edison Nation.

On May 2, 2018, we completed our initial public offering (“IPO”) raising $6,562,600 in gross proceeds. The Company received approximately $5,315,176 in net proceeds after deducting discounts and commissions and other offering expenses. At December 31, 2018, we had a cash and cash equivalents balance of $2,052,731. The Company believes that the funds available to it are adequate to meet its working capital needs, debt service and capital requirements for the next 12 months from the date of this filing.

Management has considered possible mitigating factors within our management plan on our ability to continue for at least a year from the date these financial statements are filed. The following items are management plans to alleviate any going concern issues:

•	Raise further capital through the sale of addition equity;

•	Borrow money under debt securities;

•	The deferral of payments to related party debt holders for both principal of $932,701 and related interest expense ($239,885 in 2018);

•	Cost saving initiatives related to synergies and the elimination of redundant costs of approximately $500,000; and

•	Possible sale of certain brands to other manufacturers.

Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

Cash Flows

During the years ended December 31, 2018 and 2017, our sources and uses of cash were as follows:

Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2018 was $2,776,003 which included a net loss of $5,344,017 that included $1,512,050 of cash used by changes in operating assets and liabilities which was offset by stock-based compensation of $3,386,494, depreciation and amortization of $455,799 and amortization of debt issuance costs of $300,277 Net cash provided by operating activities for the year ended December 31, 2017 was $1,086,601, which included cash provided by net income of $1,428,381, which was partially offset by $499,545 of cash used in changes in operating assets and liabilities.

Cash Flows from Investing Activities

Net cash used in investing activities was $1,414,021 and $39,151 for the years ended December 31, 2018 and 2017, respectively. Cash used in investing activities was mostly attributable to the acquisition of Edison Nation Holdings, LLC net of cash acquired from all acquisition completed in 2018 and the purchase of a loan held for investment for $500,000 and the purchase of property and equipment of $141,440.

Cash Flows from Financing Activities

Cash provided by financing activities for the years ended December 31, 2018 totaled $5,685,487 which related mostly to cash received of $5,315,176 from net proceeds from the Company’s initial public offering and net borrowings of $469,755 under our debt instruments. Cash used in financing activities for the years ended December 31, 2017 was $3,029,720, which related to the payment of dividends.

Year Ended December 31, 2018 versus Year Ended December 31, 2017

The following table sets forth information comparing the components of net (loss) income for the years ended December 31, 2018 and 2017:

	Years Ended December 31,		Period over Period Change
	2018	2017	$	%

Revenues, net	$16,502,209	$14,960,450	$1,541,759	10.3%
Cost of revenues	11,425,619	11,017,625	407,994	3.7%
Gross profit	5,076,590	3,942,825	1,133,765	28.8%

Operating expenses:
Selling, general and administrative	9,718,286	2,379,104	7,339,182	308.5%
Operating (loss) income	(4,641,696)	1,563,721	(6,205,417)	-396.8%

Other (expense) income:
Rental income	102,815	102,815	-	0.0%
Interest expense	(501,221)	-	(501,221)	na
Total other (expense) income	(398,406)	102,815	(501,221)	-487.5%
(Loss) income before income taxes	(5,040,102)	1,666,536	(6,706,638)	-402.4%
Income tax expense	303,915	133,105	170,810	128.3%
Net (loss) income	(5,344,017)	1,533,431	(6,877,448)	-448.5%
Net (loss) income attributable to noncontrolling interests	(13,891)	-	(13,891)	na
Net (loss) income attributable to Edison Nation, Inc.	$(5,330,126)	$1,533,431	$(6,863,557)	-447.6%

Revenue

For the year ended December 31, 2018, revenues increased by $1,541,759 or 10.3%, as compared to the year ended December 31, 2017. The increase was primarily attributable to new business in connection with our acquisitions in 2018, including licensing related revenues of $267,920 from our acquisition of EN and product revenues of $1,512,328 related to our acquisition of Cloud B, Inc.

Cost of Revenues

For the year ended December 31, 2018, cost of revenues increased by $407,994 or 3.7%, as compared to the year ended December 31, 2017. The increase was primarily attributable to the increase in total consolidated revenues. The percentage increase of cost of revenues as compared to the revenue increase was lower due to increases in licensing related revenues of $267,920 and service related revenue of $197,068 due to our acquisitions in 2018.

Gross Profit

For the year ended December 31, 2018, gross profit increased by $1,133,765, or 28.8%, as compared to the year ended December 31, 2018. The increase was primarily a result of the increase in revenues. For the year ended December 31, 2018, gross margin increased to 30.8%, as compared to 26.4% for the year ended December 31, 2017. The increase is primarily a result of the increase in licensing and service revenues.

Operating Expenses

Selling, general and administrative expenses were $9,718,065 and $2,383,104 for the year ended December 31, 2018 and 2017, respectively, representing an increase of $7,334,961, or 307.8%. The increase was primarily attributable to stock-based compensation expense of $3,248,166 ($3,386,494 reported in additional paid in capital includes $251,000 for issuance of stock for prepaid investor relations offset by $112,672 for the change in fair value of liability classified awards) of which $1,721,250, related to the assumption of certain consulting agreements which were satisfied by the principal shareholder of SRM transferring 344,250 shares to the consultants, stock-based compensation expense of $304,745 related to the issuance of 290,000 options granted to employees, other non-cash stock charges of $559,499 and $550,000 related to the issuance of common stock to employees and consultants for services performed, respectively, and $112,673 of stock-compensation related to liability classified awards. Other costs include new operating expenses in connection with the acquisitions in 2018 of $1,069,323, payroll related costs of $1,037,690 due to increased headcount, professional fees of $1,022,614, investor relations costs of $326,500, travel costs of $225,542, and other indirect costs incurred related to the Company’s IPO. The Company expects operating expenses to continue to increase as a public company and due to the Company’s expected future growth.

Rental Income

Rental income was $102,815 for both the years ended December 31, 2018 and 2017.

Interest expense

Interest expense was $501,221 for the year ended December 31, 2018 versus none in the previous year ended December 31, 2017. The increase in interest expense was related to increased borrowings of debt during 2018.

Income tax expense

Income tax expense was $303,915 for the year ended December 31, 2018, an increase of $170,810 or 128.3%, compared to $133,105 for the year ended December 31, 2017. The increase was primarily due to the increase in income from our foreign operations with no offset for income in the United States.

Non-GAAP Measures

In addition to the required GAAP presentations, we use certain non-GAAP performance measures as we believe these measures improve the understanding of our operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public and thus such reported measures could change.

EBITDA and Adjusted EBITDA

The Company defines EBITDA as net income (loss) before interest, taxes and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, further adjusted to eliminate the impact of certain non-recurring items and other items that we do not consider in our evaluation of our ongoing operating performance from period to period. These items will include stock-based compensation, restructuring and severance costs, transaction costs, acquisition costs, certain other non-recurring charges and gains that the Company does not believe reflects the underlying business performance.

For the years ended December 31, 2018 and 2017, EBITDA and Adjusted EBITDA consisted of the following:

	For the Years Ended December 31,
	2018	2017
Net (loss) income	$(5,330,126)	$1,428,381

Interest expense (income), net	501,221	(3,671)
Income tax expense	303,915	64,655
Depreciation and amortization	487,878	152,990
EBITDA	(4,037,112)	1,642,355
Stock-based compensation	2,025,994	-
Other noncash stock-based charges	1,222,172	-
Restructuring and severance costs	148,167	-
Transaction and acquisition costs	689,103	-
Other non-recurring costs	62,686	-
Adjusted EBITDA	$110,010	$1,642,355

EBITDA and Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that because Adjusted EBITDA excludes (a) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (b) expenses that are not reflective of the Company’s core operating results over time (such as restructuring costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. The Company’s management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance, (b) for planning and forecasting in future periods, and (c) in communications with the Company’s board of directors concerning the Company’s financial performance. The Company’s presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement the Company’s financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for, or more meaningful than, amounts determined in accordance with U.S. GAAP. Some of the limitations to using non-GAAP measures as an analytical tool are (a) they do not reflect the Company’s interest income and expense, or the requirements necessary to service interest or principal payments on the Company’s debt, (b) they do not reflect future requirements for capital expenditures or contractual commitments, and (c) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and non-GAAP measures do not reflect any cash requirements for such replacements.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any relationships with any organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult, and subjective judgments have an impact on revenue recognition, the determination of share-based compensation, and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 3 to our annual financial statements included elsewhere in this registration statement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

Overview

Formed in July 2017 under the laws of the State of Nevada, Edison Nation, Inc. seeks to be involved with every step of the consumer product life cycle- from ideation, to research and development, manufacturing, sales, packaging and fulfillment. The Company also seeks to raise awareness of the Edison Nation brand name as a diversified consumer products business through a number of media channels.

The first stage of development for any consumer product is the impetus to turn an idea into a salable commodity. Considered to be the “go-to” resource for independent innovators with great consumer product invention ideas, Edison Nation maintains a consumer-facing online presence whereby innovators can submit ideas for consideration by us. If an idea is successfully chosen, Edison Nation will apply its proprietary, web-enabled new product development (“NPD”) and commercialization platform that can take a product from idea through e-commerce final sale in a matter of months versus a year or more for capital intensive and inefficient new product development protocols traditionally used by legacy manufacturers serving “big box” retailers. Edison Nation presently engages with over 180,000 registered online innovators and entrepreneurs interested in accessing the Company’s NPD platform to bring innovative, new products to market focusing on high-interest, high-velocity consumer categories. The Company generates revenue from its web presence by charging a fee for each idea submission, and also through subscription-based plans for innovators that wish to submit high volumes of ideas.

Since its inception, Edison Nation has received over 200,000 idea submissions, with products selling in excess of $250 million at retail through the management of over 300 client product campaigns with distribution across diverse channels including e-commerce, mass merchandisers, specialty product chains, entertainment venues, national drug chains, and tele-shopping. These clients include many of the largest manufacturers and retailers in the world including Amazon, Bed Bath and Beyond, HSN, Rite Aid, P&G, and Black & Decker. The Company generates revenue from licensing agreements with such manufacturers and retailers, which such agreements are entered into when innovators submit their ideas through Edison Nation’s web portal. Occasionally, the Company also generates revenue from innovators that wish to use the Company’s product development resources, but license or distribute products themselves.

Edison Nation has a number of internally developed brands “EN Brands” which act as a launchpad for new innovative items that have matriculated through the innovation portal. These EN Brands include Cloud B, Pirasta, Uber Mom, Best Party Concepts, Lily and Grey, Sol and Salud, Trillion Trees, Eco Quest, Smarter Specs, Barkley Lane, and Ngenious Fun. Additionally the Company offers a partnership model for entrepreneurs and businesses that are seeking to elevate their existing brands. Recent partnerships for Edison Nation include 4Keeps Roses and Mother K. Within the partnership model, the Company seeks to identify new lines of distribution and provide innovation through development of new item that enhance the brands overall image and consumer adoption,

In addition to developing products for its EN Brands, the Company develops and manufactures products for well-known brands in the entertainment and them park industry. For over 20 years, the Company has developed, manufactured and supplied the entertainment and amusement park industry with exclusive products that are often only available to consumers inside venues such as Disney Parks and Resorts, Disney Stores, Universal Resorts, Sea World, Sesame Place, Busch Gardens, Merlin Entertainment and Madison Square Garden. For the customers listed above, The Company has developed products for core brands such as Harry Potter, Frozen, Marvel, and Star Wars.

Once most consumer products are ideated, developed, manufactured, and possibly even licensed, they must be packaged and distributed. Therefore, we lease a packaging and logistics center in Alpha, New Jersey. The Company generates revenue from the sale of custom packaging for many of the products that have run through our NPD or in-house product development process. The Company also sells packaging products to a number of other entities that are not related to the Company’s product development process, including pharmaceutical and e-commerce companies. When packaging of products is complete, we typically ship products using our own trucks rather than relying on a common carrier. For packaging products, the Company does not have long-term agreements with customers, and instead manufactures and sells its packaging products subject to purchase orders from its customers.

Once a product is ready for distribution, consumer awareness must be raised in order to the sell the product. Accordingly, the Company has begun to pursue a three-prong media strategy. First, the Company is seeking to re-release episodes of the ‘Everyday Edisons’ television program, while simultaneously seeking a distribution partner for forthcoming episodes. The Company intends to generate revenue from the Everyday Edisons brand by entering into a contract with a broadcast network or online streaming service. Second, the Company is developing a proprietary e-learning platform. The Company intends to generate revenue from the e-learning platform through the sale of subscription-based plans. Third, the Company is seeking to expand its web presence by acquiring or creating other innovator-facing internet media properties. The Company intends to generate revenue from such internet media through the display of paid advertisements on its properties.

Market Strategy

The process for developing and launching consumer products has changed significantly in recent years. Previously, Fortune 500 and other companies maintained multimillion-dollar research and development divisions to develop and launch products to be sold primarily on retail shelves and supported by large television and print advertising investment. The emergence of e-commerce giants, including Amazon.com, has caused retail shelf space to no longer be a requirement to launch a new product. Crowdfunding sites like Kickstarter enable solo entrepreneurs to inexpensively produce an advertising video and quickly introduce a new product to many millions of potential customers, and to quickly gain those customers for a low cost of acquisition relative to the cost and time required in prior years as expensive advertising investment is no longer required to gain market awareness. For example, according to Statista.com, crowdfunded sales of products will exceed $18.9 billion in 2021. The consumer shift away from brick and mortar retailers toward e-commerce has resulted in the bankruptcy or downsizing of many iconic retailers which sold toys, including Toys R Us, Sears, Kmart, and K-B Toys, with the resultant loss in shelf space and available locations helping to drive our market opportunity. By utilizing the opportunities to market products over the internet, rather than through traditional, commercial channels, we believe we can reach a much broader market for our brands and products.

Leveraging Evolving Market Opportunities for Growth

The Company believes that its anticipated growth will be driven by five macroeconomic factors:

•	The significant growth of ecommerce (14% compound annual growth rate, estimated to reach $4.9 trillion by 2021 (eMarketer 2018));
•	The increasing velocity of “brick and mortar” retail closures, now surpassing Great Recession levels (Cushman & Wakefield/Moody’s Analytics 2018);
•	Product innovation and immediate delivery gratification driving consumer desire for next-generation products with distinctive sets of features and benefits without a reliance on brand awareness and familiarity;
•	The marriage of media based entertainment and consumer goods
•	The rapid adoption of crowdsourcing to expedite successful new product launches; and
•	The opportunity to market products over the internet and television, rather than through traditional, commercial channels, to reach a much broader, higher qualified target market for brands, and products.

In addition, we intend to acquire more small brands that have achieved approximately $1 million in retail sales over the trailing twelve-month period with a track record of generating free cash flow. By leveraging our expertise in helping companies launch thousands of new products and our ability to create unique, customized packaging, we will seek to elevate the value of these acquired brands by improving each part of their launch process, based on our own marketing methodologies.

We believe our acquisition strategy will allow us to acquire small brands using a combination of shares of our common stock, cash and other consideration, such as earn-outs. We intend to use our acquisition strategy in order to acquire up to ten or more small brands per year for the next three years. In situations where we deem that a brand is not a “fit” for acquisition or partnership, we may provide the brand with certain manufacturing or consulting services that will assist the brand to achieve its goals.

One example of a brand that we have recently acquired is Cloud B, Inc. (“Cloud B”), a leading manufacturer of products and accessories that help parents and children sleep better. Cloud B distributes its products nationally and in over 100 countries worldwide.

Founded in 2002 and acquired by Edison Nation in October 2018, Cloud B’s highly regarded, award-winning products are developed in consultation with an advisory board of pediatricians and specialists. Cloud B recently won the Toy of the Year award from The Toy Association. Cloud B’s best-known products are Twilight Turtle™ and Sleep Sheep™.

Cloud B’s products can be purchased online (through its own e-commerce site and other online retailers), in specialty boutiques, gift stores, and worldwide at major retailers including Barnes & Noble, Bloomingdale’s, Dillard’s, Nordstrom, Von Maur, Harrods, and Fnac in France.

Immediate synergies include expanding Edison Nation’s West Coast footprint by leveraging Cloud B’s sizable distribution, sales and fulfillment operations. The initial focus for Cloud B has been to optimize existing product performance while helping to develop new product lines leveraging the Edison Nation NPD platform. In addition, Cloud B is leveraging Edison Nation’s Hong Kong-based manufacturer sourcing and management capabilities, as well as the Company’s marketing and packaging resources.

Business

One Company Initiative

During the first quarter of 2019, the Company began the process of consolidating all of its operating companies into distinct business units, which allows the Company to focus on growing sales and leveraging operations. The units consist of:

• Innovate. The Edison Nation New Product Development (“NPD”) platform helps inventors go from idea to reality. This is accomplished by optimizing the Company’s new product election process through deeper analytics to predict success on platforms like crowdfunding and web market places like Amazon. The Company drives brand awareness of the platform by producing content for inventors and innovators on media platforms including our own Everyday Edison’s television show.

 • Build and Launch. Distributed by geography, industry skillset and expertise in the development process to ensure efficient product build and launch our teams of product designers and developers take the product from the concept to the consumers hand. The bulk of the Company’s operations are part of this business unit, and the Company will continue to develop this unit to meet the needs of our product launch schedule.

• Sell. Our omni-channel sales effort is divided into three groups: (1) business-to-business revenue opportunities including traditional brick and mortar retailers, (2) online market places and direct-to-consumer revenue opportunities, and (3) our NiTRO Team (Near Term Revenue Opportunities). NiTRO, identifies brands and products lines that would benefit from being part of Edison Nation.

Innovate: The Edison Nation New Product Development & Commercialization Platform

New product ideas have little value without the ability and skill required to commercialize them. The considerable investment and executional “know how” needed to initiate a process - from idea to product distribution - has always been a challenge for the individual innovator. Edison Nation’s web presence is designed to take advantage of online marketplace and crowdfunding momentum for our future growth mitigating new product development risk while allowing for optimized product monetization based on a product’s likelihood to succeed. To that end, Edison Nation empowers and enables innovators and entrepreneurs to develop and launch products, gain consumer adoption and achieve commercial scale efficiently at little to no cost.

The cornerstone of Edison Nation’s competitive advantage is its NPD platform, which is designed to optimize product licensing and commercialization through best-in-class digital technologies, sourcing / manufacturing expertise and one of the largest sets of go-to-market solutions. The NPD platform can take a product from idea through ecommerce final sale in a matter of months versus a year or more for capital intensive and inefficient new product development protocols traditionally used by legacy manufacturers serving “big box” retailers.

Product Submission Aggregation

Interested innovators enter the Edison Nation web site to register for a free account by providing one’s name and email address. The member then creates a username and password to use on the site. Once registered, the member is provided with their own unique, password protected dashboard by which they can begin submitting ideas and join online member forums to learn about industry trends, common questions, engage in member chats, and stay informed of the latest happenings at Edison Nation. They can also track the review progress of ideas they submit through their dashboard.

Edison Nation accepts ideas through a secure online submission process. Once a member explores the active searches in different product categories being run on the platform for potential licensees seeking new product ideas to be commercialized, the member can submit their new product ideas for processing. Edison Nation regularly works with different companies and retailers in various product categories to help them find new product ideas.

Registered members pay $25 to submit an idea. This submission fee covers a portion of the cost to review each idea submitted to the platform. There are no additional fees after the submission fee.

Although the platform might not have an active search that matches the innovator’s idea, the Edison Nation Licensing Team hosts an ongoing search for new consumer product ideas in all categories.

“Insider Membership” is Edison Nation’s premium level of membership. Insiders receive feedback on all their ideas submitted and gain access to online features that aren't available to registered members. In addition, Insiders pay $20 for each idea submitted (20% discount vs. a registered member), can opt-in ideas for free, as well as receive other benefits. An annual membership costs $99, or $9.25 / month automatically debited from a credit card each month. Also included online is feedback to the innovator on the status of each stage of the process and notification when ideas are not selected to move forward during any stage in the review process.

Insiders also have access to the Insider Licensing Program (the “ILP”). The primary benefit of the ILP is having the Edison Nation Licensing Team working directly on an innovator’s behalf to help secure a licensing agreement with one of the company’s manufacturing partners. If an idea is selected for commercialization by a retail partner, Edison Nation will invest in any necessary patent applications, filings and maintenance. The innovator’s name is included on any patent or patent application that Edison Nation files on the member’s behalf after the idea has been selected.

In addition to the above member programs, Edison Nation ASOTV (“As Seen on TV”) Team hosts a search for new products suitable for marketing via DRTV (“Direct Response TV”) and subsequent distribution in national retail chains including mass merchandisers, specialty retail, drug chains and department stores.

Product Submission Review

Led by the Company’s Licensing Team (which has over 150 years of combined experience in a variety of industries and product categories), all ideas submitted by innovators through the Company’s website are reviewed and assessed through an 8-stage process. Edison Nation’s product idea review process is confidential with non-disclosure agreements executed with every participating registered or “Insider” member.

The NPD platform’s database of over 85,000 product ideas helps determine which inventions have a substantial market opportunity quickly through proprietary algorithms that have been developed incorporating continuous learning from marketplace experience and changes in category requirements.

Selected ideas are assessed by the Licensing Team based on nine key factors: competing products, uniqueness, retail pricing, liability & safety, marketability, manufacturing cost, patentability, consumer relevant features and benefits, and commercial-ability.

The time required to review ideas depends upon different variables, such as: the number of searches concurrently running on Edison Nation platform, idea volume and complexity of the search, how many presentation dates to licensees are pending, the date an idea is submitted, etc.

Presentation dates to potential licensees are usually set a few weeks following the close of the search. After the presentation has been given to a licensing / retail partner, the partner has 45 days to 6 months to select ideas on which they will move forward.

The ILP incorporates a four-stage process:

•	Stage #1 — Preliminary Review: The Licensing Team performs a preliminary review to ensure an invention meets the program criteria. Factors that might stall an idea from moving forward include: an invention is cost-prohibitive, has engineering challenges, and/or major players in the marketplace have already launched products like it. If none of these apply, an idea will be approved and move on to the preparation phase.

•	Stage #2 — Preparation: The Licensing Team performs a best partner review. Edison Nation’s retail and manufacturing contacts are assessed, and the team begins to plan which licensors would be the best fit for an idea. A gap analysis and visits the store shelves are executed to gain greater understanding of marketplace potential.

•	Stage #3 — Pitching: At this phase, an idea can become a “Finalist.” The Licensing Team begins to proactively pitch an idea to potential licensees using a proprietary presentation system. When a company expresses interest, the team proceeds into term sheets and negotiations while staying in constant contact with the prospect until the best possible deal is struck for the innovator.

•	Stage #4 — Outcome: In the end, the market decides what products will be successful. There are no guarantees. If for some reason Edison Nation is not successful in finding a licensing partner, a complete debrief is given to the Insider.

Due to the public nature of licensing, Edison Nation only accepts ideas from Insiders that are patented or patent-pending. A valid provisional patent application is required. The cost of submitting an idea to the ILP is $100, and a member must be an “Insider” to be considered.

The Edison Nation ASOTV new product development process follows a six-stage protocol appropriate for the broadcast-based sales channel. For more information regarding the ASOTV process, the Edison Nation NPD platform, its features and member benefits, visit https://app.edisonnation.com/faq.

Acquisition of Intellectual Property

Once an innovator’s idea is judged to be a potentially viable, commercial product and selected for potential commercialization, the Company acquires intellectual property rights from the innovator.

Once an innovator’s intellectual property is secured, the innovator’s product idea can then either be licensed to a manufacturer or retailer, or developed and marketed directly by Edison Nation. In either case, Edison Nation serves as the point-of-contact with the innovator for term sheets, royalty negotiation and concluding licensing agreements. Edison Nation also maintains contact with the innovator to keep them engaged during product development.

In general, innovators are paid a percentage of the Company’s revenue from the commercialization of the innovator’s intellectual property. This percentage varies with the Company’s investment in the development of the intellectual property, including whether the Company decides to license the innovator’s idea for commercialization or instead, to directly develop and market the innovator’s idea.

Build and Launch: Product Design and Development

With product design, product prototyping and creation of marketing assets all resourced with expert Edison Nation in-house capabilities, we have made protracted, high-cost, high-risk research and development models obsolete.

Edison Nation custom designs most products in-house for specific customers and their needs. We utilize our existing tooling to produce samples and prototypes for customer reviews, refinement and approval, as well as our in-house packaging design and fabrication resources.

The Company’s design and product development professionals are dedicated to the commercialization and marketability of new product concepts advanced through the company’s NPD platform and for licensors / partners like Disney World and Universal Studios.

No matter the product, Edison Nation’s objective is to optimize its marketability, function, value and appearance for the benefit of the consumer end user. From concept and prototyping, through design-for-manufacture, special attention is paid to a product’s utility, ease of use, lowest cost bill of materials, and how it “communicates” its features and benefits through design.

The combined experience and expertise of the Company’s team spans many high-demand categories including household items, small appliances, kitchenware, and toys. The Company’s in-house capabilities are complimented by third-party engineering and prototyping contractors, and category-specific expert resources within select manufacturers.

Manufacturing, Materials, and Logistics

To provide greater flexibility in the manufacturing and delivery of products, and as part of a continuing effort to reduce manufacturing costs, Edison Nation has concentrated production of most of the Company’s products in third-party manufacturers located in China and Hong Kong. The Company maintains a fully staffed Hong Kong office for sourcing, overseeing manufacturing and quality assurance.

Edison Nation’s contracted manufacturing base continues to expand, from two manufacturing facilities as of October 31, 2018 to a total of five manufacturing facilities as of February 12, 2020. These include three manufacturers required to produce Cloud B children’s sleep products. Based on anticipated manufacturing requirements, this footprint may expand significantly by the end of 2019. The Company also continues to explore more efficient and expert manufacturing partners to gain greater economies of scale, potential consolidation, and cost savings on an on-going basis.

Products are also purchased from unrelated enterprises with specific expertise in the design, development, and manufacture those specialty products.

We base our production schedules on customer orders and forecasts, considering historical trends, results of market research, and current market information. Actual shipments of ordered products and order cancellation rates are affected by consumer acceptance of product lines, strength of competing products, marketing strategies of retailers, changes in buying patterns of both retailers and consumers, and overall economic conditions. Unexpected changes in these factors could result in a lack of product availability or excess inventory in a product line.

Most of our raw materials are available from numerous suppliers but may be subject to fluctuations in price.

Sell: Paths to Market

Edison Nation partners with many of the biggest and most well-known online entities, consumer products companies and retailers. They use the Company’s platform as a “think engine” to develop targeted products, significantly reduce research and development expense, and expedite time to market.

Each potential licensee of an innovator’s idea publishes an exclusive page on the Edison Nation web site with innovation goals and timeline for their search. Appropriate new product ideas are submitted in 100% confidence with all intellectual property safely guarded.

Once the search concludes, Edison Nation presents each with the best patent protected, or patentable ideas that can be selected for development.

Licensing partners and customers include Amazon, Bed, Bath & Beyond, Church & Dwight, Black & Decker, HSN, Worthington Industries, Pampered Chef, Boston America Corp., Walmart, Target, PetSmart, “As Seen on TV,” Sunbeam, Home Depot, and Apothecary Products.

Online Marketplace and Crowdfunding

Edison Nation has established a commercialization path to include the development and management of crowdfunding campaigns. This is evolving to be a engine for future growth. The benefits of crowdfunding include increased product testing efficiency, decreased financial risk, and the ability to get closer to the end consumer, simultaneously.

The ability for consumers to re-order product not only gauges marketplace demand, but it can also be leveraged as a quantitative “proof point” for potential sales to licensees. Most importantly, the money pledged for orders can be used to finance manufacturing and ecommerce launch marketing costs as negative working capital.

Sales, Marketing, and Advertising

Our Omni-channel sales effort is divided into three groups: (1) business-to-business revenue opportunities including traditional brick and mortar retailers, (2) online market places and direct-to-consumer revenue opportunities, and (3) our NiTRO Team (Near Term Revenue Opportunities). NiTRO, identifies brands and products lines that would benefit from being part of Edison Nation.

Edison Nation’s business to business team sells products through a diverse network of manufacturers, distributors and retailers. New customer prospects are gained through outbound sales calls, trade show participation, web searches, referrals from existing customers.

The online team for the company has expertise in selling products on platforms such as the Amazon marketplace as well as portals like Walmart.com and “crowd-funded”websites such as Kickstarter and Indiegogo.

The NiTRO team identifies small, unique brands that could benefit from becoming part of a larger consumer products organization with more resources. The team seeks to negotiate a mutually beneficial agreement whereby the respective branded products become part of Edison Nation’s portfolio of consumer products.

Media Strategy

In order to expand the Company’s universe of registered innovators and entrepreneurs submitting ideas on the Edison Nation NPD web platform, the Company has entered a global agreement for distribution of two existing 13-episode seasons of the Company’s Everyday Edison TV series with a leading digital media service company. The series will be available in its original English version as well as voiceover adaptations in German, French, and Spanish. Distribution is planned for Europe and the Middle East through digital content providers such as Amazon Prime Video.

Sources of Revenue

The Company pursues the following six sources of sales volume:

•	Our branded products sold through traditional retail channels of distribution and other channels of business to business distribution;

•	Our branded products sold through direct to consumer platforms such as the Amazon marketplace as well as portals like Walmart.com and “crowd-funded” websites such as Kickstarter and Indiegogo;

•	Custom products and packaging solutions that the Company develops and manufactures for partners such as Disney, Marvel, Madison Square Garden, and Universal Studios;

•	Member idea submission and ILP program fees: $25 per submission (registered members); $20 per submission (Insider members); $100 per submission (ILP members);

•	Licensing agents: We match an innovator’s intellectual property with vertical product category leaders in a licensing structure whereby the innovator can earn up to 50% of the contracted licensing fee. Product categories include kitchenware, small appliances, toys, pet care, baby products, health & beauty aids, entertainment venue merchandise, and housewares; and

•	Product principals: We work with innovators directly, providing such innovators direct access to all of Edison Nation’s resources. Depending on case-by-case factors, innovators may receive a range of up to 35% - 50% of profits.

Employees

As of February 12, 2020, we had 49 total employees, 48 of whom were full-time employees. None of our employees are represented by a union or parties to a collective bargaining agreement. We believe our employee relations to be in good standing.

Properties

The following table summarizes pertinent details of our properties as of February 12, 2020:

Location	Owned or Leased	Lease Expiration	Type of Property
1 West Broad Street, Suite 1004 Bethlehem, PA 18018	Leased	June 30, 2021	Principal Executive Office

909 New Brunswick Avenue Phillipsburg, NJ 08865	Leased	Month-to-Month	Office Space

20 Industrial Road Alpha, NJ 08865	Leased	Month-to-Month	Packaging and Logistics Center

520 Elliot Street, Charlotte, NC 28202	Leased	Month-to-Month	Office Space

660 West Fairbanks Avenue, Suite 1 Winter Park, FL 32789	Leased	September 30, 2020	Office Space

532 Durham Road, Suite 101A Newtown, PA 18940	Leased	May 31, 2020	Office Space

150 West Walnut Street Gardena, CA	Leased	October 31, 2021	Office Space and Warehouse

51 South Lincoln Avenue Washington, NJ 07882	Owned	N/A	Rental Property

Penninsula Centre 67 Mody Road, 11th Floor Room 1112 Tsimshatsui East, Kowloon, Hong Kong	Leased	August 7, 2020	Office Space

Legal Proceedings

From time to time, we may be subject to various legal proceedings and claims that are routine and incidental to our business. Although some of these legal proceedings may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors and executive officers.

Name	Age	Position(s)
Executive Officers
Christopher B. Ferguson	50	Chief Executive Officer and Chairman
Kevin Ferguson	58	President and Treasurer
Brett Vroman	39	Chief Financial Officer and Corporate Secretary
Bruce Bennett	60	Executive Vice President and Chief Product Officer

Non-Employee Directors
Frank Jennings (1)(2)(3)	48	Director
Louis Foreman	51	Director
Kevin O’Donnell (1)(2)(3)	44	Director
Toper Taylor (1)(2)(3)	55	Director

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Corporate Governance and Nominating Committee

Executive Officers

Christopher B. Ferguson has acted as our Chief Executive Officer, as well as Chairman of our board of directors since July 2017. From July 2013 until July 2017, Mr. Ferguson served as Chief Executive Officer of SRM and Fergco. In 2010, Mr. Ferguson co-founded a company in the fiber network industry, FTE Networks. Inc. (FTNW:NYSEAMERICAN), and served as CEO of the company until June 2013. In August 2001, Mr. Ferguson co-founded Mercer Staffing, and acted as its president until December 2007. In June 1995, Mr. Ferguson founded The Florio Group, a private equity investment company, with former New Jersey governor James J. Florio. From June 1995 to October 2001, Mr. Ferguson served as Managing Director of The Florio Group. From May 1995 until August 1999, Mr. Ferguson also acted as Chief Financial Officer for Cabot Marsh Corporation, a healthcare consulting firm. Mr. Ferguson holds a Bachelor of Arts degree from Villanova University and a Juris Doctor degree from Widener University School of Law. Mr. Ferguson offers executive decision-making and risk assessment skills as a result of his previous experiences and services as Chief Executive Officer of a public company. Our nominating and corporate governance committee and board of directors considered Mr. Ferguson’s 12 years of experience as a founder and senior executive officer of public and private corporations, and his current services as our Chief Executive Officer and determined that his vast experience in the role as a leader and executive and his direct involvement and understanding of both SRM and Fergco’s ongoing operations should facilitate the board of directors in its evaluation of strategic initiatives and operational performance.

Kevin J. Ferguson has acted as our President and Treasurer since July 2017, and acted as a member of our board of directors from July 2017 until April 2019. Mr. Ferguson acted as a member of the board of directors of Fergco from June 1995 until July 2017, and was employed as Fergco’s president from June 1999 to July 2017. Between June 1995 and May 1999, he worked as head of sales for Fergco. Mr. Ferguson holds a Bachelor of Science degree in business administration from Villanova University.

Brett Vroman has served as our Chief Financial Officer since June 2019 and previously served as our Controller from May 2018 through May 2019. Prior to joining the Company, from October 2014 to May 2018, Mr. Vroman was Director of Financial Reporting at Avantor, Inc., a global manufacturer and distributor of high-quality products, services and solutions to customers and suppliers in the life science, advanced technology and applied materials industries. From March 2011 to October 2014, Mr. Vroman was employed as an Assurance Senior Manager at BDO USA, LLP, a public accounting, tax, consulting and business advisory firm and from December 2005 to February 2011, Mr. Vroman last held the position of Audit Manager at Smart and Associates, LLP, a business advisory and consulting firm. Mr. Vroman is a certified public accountant and holds a Bachelor of Science in Accounting from York College of Pennsylvania.

Bruce R. Bennett has been our Executive Vice President and Chief Product Officer since July 2017. From January 1998 to June 2017, Mr. Bennett was employed as president of SRM, where he focused largely on the company’s product sourcing between China and the company’s various entertainment industry customers, such as Disney, Universal Studios, Six Flags, SeaWorld and Madison Square Garden. Mr. Bennett started at SRM in 1984, as assistant to the president, and worked his way up to the role of Vice President of Sales and Marketing prior to being named president of the company in January 1998.

Non-Employee Directors

Frank Jennings has been a member of our board of directors since June 2018 and brings over 26 years of experience in business development and management of sales professionals in a variety of technology-adjacent industries. From August 2014 to present, Mr. Jennings has been employed as the Vice President of Sales, North America by Doctor on Demand, Inc., a telemedicine provider. From August 2011 to August 2014, he was employed as Assistant Vice President of New Business Development by Castlight Health, a technology company focused on employee health benefits solutions. Mr. Jennings holds a Bachelor of Arts from Ohio State University. Mr. Jenning’s service in both operational and leadership roles provides a significant benefit to our audit, nominating and corporate governance, and compensation committees, as well as to our board of directors.

Louis Foreman has been a member of our board of directors since March 2019, and has served as the Preferred Designee and a member of the Board of Managers of Edison Nation Holdings, LLC, a wholly owned subsidiary of the Company, since September 2018. From May 2005 to the present, Mr. Foreman has worked as the Creator and Executive Producer of the television show Everyday Edisons. In addition to his role as a founder of the Edison Nation brand, from November 2001 to the present, Mr. Foreman has served as the Chief Executive Officer of Enventys Partners, an integrated product development firm. From May 2012 to the present, Mr. Foreman has also served as Chief Executive Officer of Edison Nation Medical, a healthcare innovation portal. From June 2010 to December 2017, Mr. Foreman served as President of the Intellectual Property Owners Education Foundation, a non-profit organization devoted to educational and charitable activities designed to promote the value of intellectual property rights. Mr. Foreman holds a Bachelor of Arts degree in Economics from the University of Illinois at Urbana-Champaign. His experience in prior leadership roles as well as his operational experience as founder of Edison Nation provide a significant benefit to our board of directors.

Kevin J. O’Donnell has been a member of our board of directors since March 2019, and founded PopTop Partners, LLC, a boutique investment firm specializing in small to mid-market companies with an emphasis on the retail and restaurant sector in April 2011, and continues to serve as the firm’s Managing Partner to the present day. Mr. O’Donnell brings close to 20 years of strategic corporate growth, financial structuring, and business development initiatives to emerging growth companies. From May 2007 to June 2010, Mr. O’Donnell served as the Founder/President of KOR Capital, LLC, a private equity and consulting firm specializing in turn around management of mid-market companies. From December 1999 to February 2007, Mr. O’Donnell was a Co-Founder and Principal of ALS, LLC, a human resources management organization. Mr. O’Donnell holds a Bachelor of Arts from the University of Central Florida. Mr. O’Donnell’s service in both operational and leadership roles provides a significant benefit to our audit, nominating and corporate governance, and compensation committees, as well as to our board of directors.

Toper Taylor has served as a member of our board of directors since July 2019. From 2012 through the present, Mr. Taylor has been employed as Chief Executive Officer of Media Disrupted, Inc., a strategic consulting firm specializing in corporate strategy, business development, scaling and restructuring, mergers and acquisition, and recapitalization, largely focused on the entertainment industry. In addition to his role as Chief Executive Officer of Media Disrupted, Inc., Mr. Taylor has been a member of the board of directors of Bardel Entertainment, Inc., Cepia LLC, Marine Biology Environmental Technologies, LLC and Orange Twist. From 2014 to 2017, Mr. Taylor served as President of RoundUp Media LLC d/b/a Network of One, a technology and data science company. From 2004 to 2012, Mr. Taylor was employed as Co-Founder, President and Chief Operating Officer of the Cookie Jar Group, a division of DHX Media Ltd. (Nasdaq:DHXM), a Canadian media production, distribution and broadcasting company. From 1990 to 2003, Mr. Taylor was employed as President of Nelvana, a division of Corus Entertainment, Inc. (OTCMKTS:CJREF) focused on animation for children’s entertainment. He began his career, working from 1985 to 1990 as a Television Packaging Agent at William Morris Agency, Inc., a talent agency. Mr. Taylor holds a Bachelor of Arts from the University of Southern California.

Family Relationships

Other than Messrs. Christopher B. Ferguson and Kevin J. Ferguson, who are brothers, there are no family relationships among any of our executive officers or directors.

Corporate Governance Overview

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer institutions and public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board determines that it would benefit our Company and our shareholders.

In this section, we describe the roles and responsibilities of our board of directors and its committees and describe our corporate governance policies, procedures and related-documents. The charters of the audit, nominating and corporate governance, and compensation committees of our board of directors, our Corporate Governance Guidelines and Code of Business Conduct and Ethics can be accessed electronically under the “Governance” link on the Investor Relations page of our website at https://www.edisonnation.com. (The inclusion of our website address in this section does not include or incorporate by reference the information on our website into this prospectus.) We will also provide a copy of the audit and compensation committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics without charge upon written request sent to our Investor Relations department at Investor Relations, 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018 or (484) 893-0060.

Board Composition and Leadership Structure

Five (5) directors comprise our board of directors: Christopher B. Ferguson, Louis Foreman, Frank Jennings, Kevin J. O’Donnell and Toper Taylor.

Christopher Ferguson serves as our Chief Executive Officer and our Chairman. Although the roles of our Chief Executive Officer and Chairman of our board of directors are currently performed by the same person, we do not have a policy regarding the separation of these roles, as our board of directors believes that it is in the best interests of the Company and our shareholders to make that determination from time to time based upon the position and direction of the Company and the membership of our board of directors.

Our board of directors has determined that our leadership structure is appropriate for the Company and our shareholders as it helps to ensure that the board of directors and management act with a common purpose and provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, our board of directors believes that a combined role of Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. Our board of directors also believes that it is advantageous to have a Chairman with an extensive knowledge of our industry.

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one (1) year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than five percent (5%) of our common stock. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Frank Jennings, Kevin O’Donnell and Toper Taylor and independent do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making such determination, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director.

Board’s Role in Risk Oversight and Management

Our board of directors, as a whole and through its committees, is responsible for the oversight of risk management, while our management is responsible for the day-to-day management of risks faced by us. The board of directors receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks as more fully discussed in the section titled “Risk Factors” appearing elsewhere in this prospectus. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Although each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the board of directors receive reports from senior management within the organization in order to enable the board of directors to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board of directors meeting. This enables the board of directors and its committees to coordinate the risk oversight role.

Audit Committee

The members of our audit committee are Frank Jennings, Kevin J. O’Donnell and Toper Taylor. Mr. O’Donnell chairs the audit committee. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include, among other things:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Frank Jennings, Kevin J. O’Donnell and Toper Taylor. Mr. Taylor chairs the nominating and corporate governance committee. This committee’s responsibilities include, among other things:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by shareholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	developing and recommending to our board of directors corporate governance principles, codes of conduct and compliance mechanisms; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

When evaluating director candidates, the nominating and corporate governance committee may consider several factors, including relevant experience, independence, commitment, compatibility with the Chief Executive Officer and the board of directors culture, prominence and understanding of the Company’s business, as well as any other factors the corporate governance and nominating committee deems relevant at the time. The corporate governance and nominating committee makes a recommendation to the full board of directors as to any person it believes should be nominated by our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the corporate governance and nominating committee.

Any director or executive officer of the Company may recommend a candidate to the nominating and corporate governance committee for its consideration. The nominating and corporate governance committee will also consider nominees to our board of directors recommended by shareholders if shareholders comply with the advance notice requirements in our Second Amended and Restated Bylaws. Our Second Amended and Restated Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver timely written notice to our Corporate Secretary at the following address:

Board of Directors

c/o Corporate Secretary

Edison Nation, Inc.

1 West Broad Street, Suite 1004

Bethlehem, Pennsylvania 18018

This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act and certain other information, including: the name and address of the shareholder delivering the notice as it appears on our books; the class and number of shares owned beneficially and of record by such shareholder; information about derivative instruments beneficially owned by such shareholder and any opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of our stock; any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has a right to vote any shares of our stock; any short interest in any of our securities held by such shareholder; any rights to dividends on shares of our stock owned beneficially or of record by such shareholder that are separated or separable from the underlying shares of stock; any proportionate interest in shares of our stock or derivative instruments held by a general or limited partnership in which such shareholder is, or owns a beneficial interest in, the general partner; any performance-related fees to which such shareholder is entitled based on the value of our securities; any arrangement or understanding between such shareholder and the proposed nominee; and whether such shareholder intends to deliver a solicitation notice, as more fully described in our Second Amended and Restated Bylaws. The foregoing summary does not include all requirements a shareholder must satisfy in order to nominate a candidate to our board of directors. Shareholders who wish to recommend a nominee to our board of directors should carefully read our Second Amended and Restated Bylaws, which are available at www.edisonnation.com. (The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.)

Compensation Committee

The members of our compensation committee are Frank Jennings, Kevin J. O’Donnell and Toper Taylor. Mr. Jennings chairs the compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:

•	reviewing and recommending corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•	making recommendations to our board of directors with respect to, the compensation level of our executive officers;

•	reviewing and recommending to our board of directors employment agreements and significant arrangements or transactions with executive officers;

•	reviewing and recommending to our board of directors with respect to director compensation; and

•	overseeing and administering our equity-based incentive plan or plans.

Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

With respect to director compensation, our compensation committee is responsible for reviewing the compensation paid to members of the board of directors and recommending modifications to the compensation of members of the board of directors that the compensation committee determines are appropriate and advisable to the board of directors for its approval from time to time. In this regard, the compensation committee may request that management report to the compensation committee periodically on the status of the compensation of board of directors in relation to other similarly situated companies.

In determining compensation for our executive officers, the compensation committee typically considers, but is not required to accept, the recommendations of our Chief Executive Officer regarding the performance and proposed base salary and bonus and equity awards for the other executive officers, as well as himself. The compensation committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of various compensation awards paid to the executive officers. However, our Chief Financial Officer does not determine the amounts or types of compensation paid to the executive officers. Our Chief Executive Officer and certain of our other executive officers may attend compensation committee meetings, as requested by the compensation committee. None of our executive officers, including our Chief Executive Officer, attend any portion of the compensation committee meetings during which the executive officer’s compensation is established and approved.

Compensation Committee Interlocks and Insider Participation

Not applicable to smaller reporting companies.

Compensation Committee Report

Not applicable to smaller reporting companies.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	development or commercialization experience in large consumer products companies;

•	experience as a board member or executive officer of another publicly-held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Director Nomination Process

Our board of directors believes that its directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board of directors also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our board of directors. Our board of directors believe that diversity is an important attribute of the members who comprise our board of directors and that the members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. Our board of directors priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our business.

Shareholder Nominations to the Board of Directors

Article II, Section 2.5 of our Second Amended and Restated Bylaws provides that our board of directors will accept for consideration submissions from shareholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the board of directors will nominate the recommended candidate. Director nominations by a shareholder or group of shareholders for consideration by our shareholders at our annual meeting of shareholders, or at a special meeting of our shareholders that includes on its agenda the election of one or more directors, may only be made pursuant to Article II, Section 2.5 of our Second Amended and Restated Bylaws or as otherwise provided by law. Nominations pursuant to our Second Amended and Restated Bylaws are made by delivering to our Corporate Secretary, within the time frame described in our Second Amended and Restated Bylaws, all of the materials and information that our bylaws require for director nominations by shareholders.

No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in Article II, Section 2.5 of our Second Amended and Restated Bylaws and any nominee proposed by a shareholder not nominated in accordance with Article II, Section 2.5 shall not be considered or acted upon for execution at such meeting. Shareholders’ notice for any proposals requested to be included in our prospectus pursuant to Rule 14a-8 under the Exchange Act (including director nominations), must be made in accordance with that rule.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from our committees and members of senior management to enable our board of directors to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, www.edisonnation.com. In addition, we post on our website all disclosures that are required by law or the listing standards of the Nasdaq Capital Market concerning any amendments to, or waivers from, any provision of the code. (Reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.)

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two (2) other most highly compensated named executive officers.

Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during 2018 and 2017, as applicable, by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(2)	All Other Compensation ($)		Total ($)
Christopher B. Ferguson	2019	175,000	(4)	—	—	—	—		175,000
Chief Executive Officer	2018	120,000		—	—	—	—		120,000

Philip Anderson (3)	2019	105,769		—	65,626	—	59,245	(6)	230,640
Chief Strategy Officer, former Chief Financial Officer	2018	141,346		—	15,000	340,606	59,245	(6)	556,197

Bruce Bennett	2019	170,019		—	—	—	8,844	(7)	178,863
EVP and Chief Product Officer	2018	170,019		1,000	15,000	—	8,844	(7)	194,863

Brett Vroman	2019	180,000	(5)	—	—	—	—		180,000
Chief Financial Officer and Corporate Secretary	2018	100,769		1,500	15,000	186,418	—		303,687

(1) The dollar amounts shown in this column represent the fair value of shares on their respective grant dates. The grant date fair value was computed in accordance with ASC 718. Refer to Note 14 to the consolidated audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and contained herein for a discussion of the relevant assumption used to determine the grant date fair value of these awards.

(2) The dollar amounts shown in this column represent the fair value of shares on their respective grant dates. The grant date fair value was computed in accordance with ASC 718. Refer to Note 14 to the consolidated audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and contained herein for a discussion of the relevant assumption used to determine the grant date fair value of these awards.

(3) Effective June 7, 2019, Mr. Anderson transitioned his role of Chief Financial Officer to Chief Strategy Officer.

(4) Mr. Ferguson was only paid $120,000 during 2019 and the remaining $55,000 has been voluntarily deferred until an undetermined future date.

(5) Mr. Vroman was only paid $160,000 during 2019 and the remaining $20,000 has been voluntarily deferred until an undetermined future date.

(6) Mr. Anderson received $59,254 and $52,254, respectively, for his services as a consultant before his employment by the Company. On June 7, 2019, Mr. Anderson changed roles from the Company’s Chief Financial Officer to its Chief Strategy Officer. On December 2, 2019, Mr. Anderson separated from any employment with the Company.

(7) Mr. Bennett received $8,844 for both 2019 and 2018, respectively, as an allowance for his automobile.

Narrative to Summary Compensation Table

General

During 2018 and 2017, we compensated our named executive officers through a combination of base salary, cash bonuses and other benefits including car allowances. Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of our Company. Since we were recently formed, the amounts indicated in the table above reflect compensation paid or accrued directly by our operating subsidiaries for these individuals prior to the formation of the Company.

Base Salary

The base salaries of our named executive officers were historically reviewed and set annually by the board of directors of SRM and Fergco; base salaries were also reviewed upon the promotion of an executive officer to a new position or another change in job responsibility. In establishing base salaries for our named executive officers for 2018, 2019 and into the future, our compensation committee relied and will continue to rely on external market data and peer data obtained from outside sources. In addition to considering the information obtained from such sources, our compensation committee will consider:

•	each named executive officer’s scope of responsibility;

•	each named executive officer’s years of experience and experience in our industry;

•	the types and amount of the elements of compensation to be paid to each named executive officer;

•	our financial performance and performance with respect to other aspects of our operations, such as our growth and profitability; and

•	each named executive officer’s individual performance and contributions to our performance, including leadership and team work.

Cash Bonuses

Our named executive officers are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. These bonuses are subject to the discretion of the compensation committee each year as to whether and in what amounts they will be paid.

Stock Awards

Our stock incentive awards are issued under the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”) originally adopted by our board of directors in December 2017 and amended and restated on September 6, 2018. The Plan provides for up to 1,764,705 (876,459 remaining as of February 12 2020) shares of our common stock, or approximately 15% of our outstanding shares calculated on a fully diluted basis, to be issued as stock-based incentives. Stock incentive awards under the Plan can be in the form of stock options, restricted stock units, performance awards and restricted stock that are made to employees, directors and service providers. Awards are subject to forfeiture until vesting conditions have been satisfied under the terms of the award. We believe awards to our executive officers help align the interests of management and our shareholders and reward our executive officers for improved Company performance.

Section 162(m) of the Code

Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of  $1 million that is paid to our named executive officers. Section 162(m) of the Code was amended by the Tax Cut and Jobs Act of 2018 so that the exceptions for payment of  “performance based compensation” or commissions have been eliminated. However, because we recently became a publicly-held corporation in connection with an initial public offering, the $1 million annual deduction limit does not apply during a limited “transition period” for compensation paid under our Plan. This relief applies to stock incentive awards of that are outstanding as well as future awards granted with respect to shares available under the Plan. The compensation committee intends to continue to rely on the transition relief until it expires at our annual meeting of shareholders in 2020 or, if sooner, when the shares currently available for awards at the time of the initial public offering have been depleted.

Employment Agreements

On September 26, 2018, the Company entered into written employment agreements with Christopher B. Ferguson, its Chief Executive Officer. The Company has generally employed its executive officers “at will” and did not previously have written employment agreements with Messrs. Ferguson.

Mr. Ferguson’s Employment Agreement provides for a term of 3 years terminable at will by either party, an annual base salary of  $175,000 per year and an annual discretionary bonus of up to 100% of his base salary based on performance criteria determined by the Company’s board of directors. Mr. Ferguson will also receive the normal benefits available to the Company’s executives. If Mr. Ferguson’s employment is terminated by the Company without Cause (as defined in Mr. Ferguson’s Employment Agreement) or by Mr. Ferguson as a result of a material breach by the Company, Mr. Ferguson will be entitled to payment of an amount equal to 6 months of his base salary and continuation of benefits for 6 months following the termination. Mr. Ferguson’s Employment Agreement also contains certain restrictive covenants, including indefinite confidentiality, a one year restriction from directly or indirectly owning or participating in a Competing Business (as defined in Mr. Ferguson’s Employment Agreement), and an 18-month restriction on solicitation of employees, customers, and suppliers of the Company.

In Mr. Vroman’s capacity as the Company’s Controller, Brett Vroman had previously entered into an Employment Agreement with the Company on October 5, 2018 (the “Vroman Employment Agreement”). As a result of Mr. Vroman’s appointment as Chief Financial Officer, Mr. Vroman and the Company amended the Vroman Employment Agreement on June 6, 2019 (the “Vroman Amendment”).

The Vroman Employment Agreement provides for a term of 3 years terminable at will by either party, as well as an annual discretionary bonus of up to 50% of his base salary based on performance criteria determined by the Board. Mr. Vroman will also receive the normal benefits available to the Company’s executives. If Mr. Vroman’s employment is terminated by the Company without Cause (as defined in the Vroman Employment Agreement) or by Mr. Vroman as a result of a material breach by the Company, Mr. Vroman will be entitled to payment of an amount equal to 6 months of his base salary and continuation of benefits for 6 months following the termination. The Vroman Employment Agreement also contains certain restrictive covenants, including indefinite confidentiality, a one year restriction from directly or indirectly owning or participating in a Competing Business (as defined in the Vroman Employment Agreement), and an 18-month restriction on solicitation of employees, customers, and suppliers of the Company.

The Vroman Amendment provides that Mr. Vroman’s base salary shall be increased to $200,000 for the remainder of the term of the Vroman Employment Agreement. Additionally, Mr. Vroman has agreed to surrender certain Stock Options (defined under the Vroman Employment Agreement) previously awarded for 50,000 restricted stock units under the Plan. The restricted stock units will become vested upon Mr. Vroman’s completion of services specified in the Amendment or, if sooner, upon a change in control of the Company (as described in the Plan) or Mr. Vroman’s death. Mr. Vroman’s restricted stock units will be subject to the further terms of the Incentive Plan.

Outstanding Equity Awards at February 12, 2020

The following table provides information with respect to holdings of unvested options and stock awards held by our named executive officers, at February 12, 2020.

Option Awards
Name	Number of securities underlying unexercised option exercisable (#)	Number of securities underlying unexercised option unexercisable (#)	Option exercise price ($)	Option expiration date
Christopher B. Ferguson	-	-	$-	-

Philip Anderson (1)	-	-	$-	-

Bruce Bennett	-	-	$-	-

Brett Vroman	26,667	53,333	$-	9/26/2023

(1) Mr. Anderson previously held 210,000 options pursuant to his original employment agreement with the Company, which were surrendered to the Company on January 7, 2020 in exchange for the issuance of 100,000 shares of our restricted common stock, pursuant to Mr. Anderson’s Separation and Release Agreement, dated June 7, 2019, which was further amended by that certain Amendment and Release Agreement between the Company and Mr. Anderson, dated December 2, 2019.

Non-Employee Director Compensation

We do not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. The table below shows the equity and other compensation granted to our non-employee directors during fiscal 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Louis Foreman	-	100,000	-	-	100,000
Frank Jennings	20,000	100,000	-	-	120,000
Kevin O’Donnell	20,000	100,000	-	-	120,000
Toper Taylor	20,000	120,000	-	-	140,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% shareholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and

•	the purpose of, and the potential benefits to us of, the transaction.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our articles of incorporation, as amended and restated, or Second Amended and Restated Bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

We have a written policy regarding the review and approval of related person transactions. With respect to such transactions, it is our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

Related Party Transactions

NL Penn Capital, LP and SRM Entertainment Group LLC

On December 31, 2018, the Company completed the acquisition of all of the voting membership interest of Pirasta, LLC from NL Penn Capital, LP in exchange for the satisfaction of $470,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

On December 31, 2018, the Company completed the acquisition of 50% of the voting membership interest of Best Party Concepts, LLC from NL Penn Capital, LP in exchange for the satisfaction of $500,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

As of September 30, 2019 and December 31, 2018, due to related party consists of net amounts due to SRM Entertainment Group LLC (“SRM LLC”) and NL Penn Capital, LP , the majority owner of both, which are owned by Chris Ferguson, our Chairman and Chief Executive Officer. The amount due to related parties is related to the acquisitions of Pirasta, LLC and Best Party Concepts, LLC offset by operating expenses that were paid by SRM and Edison Nation on behalf of SRM LLC and NL Penn Capital, LP. As of September 30, 2019 and December 31, 2018, the net amount due to related parties was $22,896 and $140,682, respectively. Such amounts are due currently.

Service Agreement

On August 1, 2018, the Company entered into a one-year letter agreement with Enventys Partners, LLC, a North Carolina limited liability company (“Enventys”), whereby Enventys agreed to provide services to the Company as an independent contractor in the areas of product development and crowdfunding campaign marketing. During the term of the Enventys Agreement, the Company shall pay Enventys a fixed fee of $15,000 per month for product development assistance, including design research, mechanical engineering and quality control planning. Depending on the success of each campaign, the Company may also pay Enventys a commission of up to ten percent of the total funds raised in the applicable campaign. Louis Foreman, who is a member of the Company’s board of directors, is also the Chief Executive Officer and the largest equity holder of Enventys. We incurred fees of approximately $97,500 related to the services performed by Enventys for the nine months ended September 30, 2019, respectively. In April 2019, the Company and Enventys terminated the letter agreement, such that no further payments are due from the Company to Enventys.

Stock Option and Other Compensation Plans

On September 6, 2018, the Company’s board of directors approved an amendment and restatement of the Company’s omnibus incentive plan solely to reflect the Company’s name change to Edison Nation, Inc. Thus, the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”) which remains effective as of February 9, 2018, provides for the issuance of up to 1,764,705 (876,459 remaining as of February 12, 2020) shares of common stock to help align the interests of management and our shareholders and reward our executive officers for improved Company performance. Stock incentive awards under the Plan can be in the form of stock options, restricted stock units, performance awards and restricted stock that are made to employees, directors and service providers. Awards are subject to forfeiture until vesting conditions have been satisfied under the terms of the award. The exercise price of stock options are equal to the fair market value of the underlying Company common stock on the date of grant.

On September 26, 2018, the Compensation Committee of the board of directors approved the terms of compensation to be paid to non-employee directors for fiscal year 2018. Compensation for non-employee directors includes an annual retainer of $20,000, an annual committee meeting fee of $5,000, if such director chairs a committee of the board of directors, and an award of options to purchase 20,000 shares of the Company’s common stock (the “Options”). The restricted stock underlying such Options were to vest one year after the grant date. However, the Options were never granted. Accordingly, On November 15, 2019, in lieu of granting the Options, the Company granted each member of the board of directors restricted stock units of 20,000 shares which vested immediately, except for Toper Taylor who received 30,000 shares in November 2019, related to the share amounts due to him under the terms of his agreement with us. In addition the Company granted each non-employee director restricted stock units of 30,000 shares, which vested on January 1, 2020.

PRINCIPAL SHAREHOLDERS

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of our Common Stock as of February 12, 2020 by:

•	each shareholder known by us to beneficially own more than 5% of our outstanding Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 8,087,751 shares of our Common Stock outstanding as of February 12, 2020, which excludes:

•	876,459 shares of common stock reserved for future issuance under the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”);
•	80,000 shares of common stock issuable upon the exercise of options outstanding as of February 12, 2020;
•	285,632 shares of common stock issuable upon conversion of the 4%, 5 year senior convertible notes in connection with the Edison Nation Holdings, LLC acquisition;
•	990,000 shares of reserved common stock issuable upon exercise of the put option of Edison Nation Holdings, LLC sellers; and
•	65,626 shares of common stock issuable upon exercise of the Selling Agent Warrants issued in connection with the company’s initial public offering;
•	24,366 shares of common stock issuable upon exercise of the Placement Agent Warrants in connection with the May 2019 Notes;
•	70,500 shares of common stock issuable upon exercise of the Placement Agent Warrants in connection with the PIPE Financing;
•	550,000 shares of common stock issuable upon conversion of the Greentree Note; and
•	550,000 shares of common stock issuable upon exercise of the Greentree Warrant.
•	210,000 shares of common stock granted but not issued to our directors as restricted stock units
•	50,000 shares of common stock issuable upon the exercise of the 32E Warrant;
•	250,000 shares of common stock issuable upon exercise of the warrants in connection with various financings.

Name of Beneficial Owner	Number of Shares	Percentage
5% Shareholders (1)
Greentree Financial Group, Inc. (2)	1,200,000	14.8%
Tiburon Opportunity Fund LP	600,000	7.4%
Lelainya D. Ferguson (3)	1,455,750	18.0%
Executive Officers and Directors
Christopher B. Ferguson (4)	1,779,950	22.0%
Kevin Ferguson (5)	313,100	*	%
Brett Vroman	3,000	*	%
Bruce Bennett	3,500	*	%
Frank Jennings (6)	1,300	*	%
Louis Foreman (7)	322,288	*	%
Kevin O’Donnell (8)	900	*	%
Toper Taylor	2,000	*	%
Total	2,426,038	30.0%

*Represents beneficial ownership of less than one percent (1%).

(1) The address for each shareholder listed in the table above is: c/o Edison Nation, Inc. 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018.

(2) Includes 550,000 shares issuable upon conversion of the Greentree Note, and 550,000 shares issuable upon exercise of the Greentree Warrant.

(3) Includes 1,455,750 shares held jointly with Mrs. Ferguson’s spouse, Christopher B. Ferguson.

(4) Includes 1,455,750 shares held by Mr. Ferguson’s spouse, Lelainya D. Ferguson, and 13,000 shares held by FergcoBros, LLC. Mr. Freguson person disclaims beneficial ownership of these securities.

(5) Includes 13,000 shares held by FergcoBros, LLC. Mr. Ferguson person disclaims beneficial ownership of these securities.

(6) Includes 350 shares held by Mr. Jennings’ spouse, 200 shares held by Mr. Jennings’ son, and 100 shares held by Mr. Jennings’ children, respectively.

(7) The indicated ownership is based solely upon a Schedule 13G filed with the SEC by Mr. Foreman on September 21, 2019. This total includes 278,542 shares indirectly held by Mr. Foreman through Venture Six LLC (the “Venture Six Shares”). Mr. Foreman is the managing member of Venture Six LLC, and disclaims beneficial ownership of the Venture Six Shares reported.

(8) Includes 575 shares held by Mr. O’Donnell’s children.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our amended and restated articles of incorporation and Second Amended and Restated Bylaws are summaries and are qualified by reference to such amended and restated articles of incorporation and bylaws that will be in effect upon the closing of this offering. By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our amended and restated articles of incorporation and Second Amended and Restated Bylaws.

We have two authorized classes of stock: common stock (250,000,000 million shares authorized) and preferred stock (no shares presently authorized).

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

As of February 12, 2020, there were 8,087,751 shares of common stock issued and outstanding, which does not include:

•	876,459 shares of common stock reserved for future issuance under our equity compensation plans;
•	80,000 shares of common stock issuable upon the exercise of options outstanding as of February 12, 2020;
•	285,632 shares of common stock issuable upon conversion of the 4%, 5 year senior convertible notes in connection with the EN acquisition;
•	990,000 shares of reserved common stock issuable upon exercise of the put option of EN sellers; and
•	65,626 shares of common stock issuable upon exercise of the Selling Agent Warrants issued in connection with the company’s initial public offering;
•	24,366 shares of common stock issuable upon exercise of the Placement Agent Warrants in connection with the May 2019 Notes;
•	70,500 shares of common stock issuable upon exercise of the Placement Agent Warrants in connection with the PIPE Financing;
•	550,000 shares of common stock issuable upon conversion of the Greentree Note;
•	550,000 shares of common stock issuable upon the exercise of the Greentree Warrant;
•	210,000 shares of common stock granted but not issued to our directors as restricted stock units
•	50,000 shares of common stock issuable upon the exercise of the 32E Warrant;
•	250,000 shares of common stock issuable upon exercise of the warrants in connection with various financings.

Preferred Stock

Under our amended and restated articles of incorporation, we have no shares of preferred stock authorized presently. However, our board of directors has the authority, without further action by the stockholders, to issue up to that number of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

We are governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793 because we are incorporated in Nevada, which prohibits a person who owns in excess of ten percent (10%) of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of ten percent (10%) of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our amended and restated articles of incorporation or our Second Amended and Restated Bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our Shareholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Removal of Directors

A director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our shareholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Warrants

As of February 12, 2020, there were 960,492 shares of our common stock issuable upon exercise of outstanding Warrants, including the 550,000 shares of common stock underlying the Greentree Warrant, 50,00 shares of common stock underlying the 32E Warrant, and 160,492 shares of common stock underlying the Alexander Warrants.

Options

As of February 12, 2020, there were 80,000 shares of our common stock issuable upon exercise of outstanding stock options pursuant to our equity plans with a weighted average exercise price of $7.01 per share.

In addition, as of February 12, 2020, there were 990,000 shares of reserved common stock issuable upon exercise of the put option of EN sellers.

Restricted Stock Units

As of February 12, 2020, there were 210,000 shares of our common stock granted but not issued to our directors as Restricted Stock Units.

Registration Rights

On September 4, 2018, as part of the closing of our acquisition of all of the voting membership interests of Edison Nation Holdings, LLC, we entered into a registration rights agreement certain members of Edison Nation Holdings, LLC, which provided those members with demand and piggyback registration rights in respect of any registrable shares of the Company’s common stock received pursuant to the terms of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among us, Edison Nation Holdings, LLC and its members dated June 29, 2018.

See the section entitled “Recent Developments—32 Entertainment, LLC Financing” relating to the registration rights granted to investors in the Greentree Financing.

See the section entitled “Private Placement of Securities--Registration Rights” relating to the registration rights granted to investors in the PIPE Financing.

See the section entitled “Recent Developments—Greentree Financing” relating to the registration rights granted to investors in the Greentree Financing.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Nevada Agency & Transfer Company, which is located at 50 W. Liberty Street, #880, Reno, Nevada 89501 and the telephone number is (775) 322-0626.

The Nasdaq Capital Market

Our common stock trades on The Nasdaq Capital Market under the symbol “EDNT.”

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee.

EXPERTS

The financial statements of Edison Nation, Inc. as of December 31, 2018 and 2017 appearing in this prospectus and Registration Statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to Edison Nation, Inc. and the common stock offered by this prospectus, we refer you to the Registration Statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.edisonnation.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits that we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to those documents. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019;
•	Current Reports on Form 8-K, filed on March 13, 2019, March 29, 2019, May 10, 2019, May 17, 2019, June 11, 2019, June 19, 2019, June 20, 2019, July 29, 2019, August 29, 2019, October 4, 2019, October 8, 2019, and January 29, 2020, as well as the Current Report on Form 8-K/A filed on October 8, 2019; and
•	Definitive Proxy Statement on Schedule 14A, filed on April 30, 2019.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

You may request a copy of any of the reports or documents incorporated by reference into this prospectus, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus), by writing or calling us at the following address: Investor Relations, 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018 or (484) 893-0060.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PART I

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,214,303	$2,052,731
Accounts receivable, net	1,889,706	1,877,351
Inventory	1,106,077	923,707
Prepaid expenses and other current assets	996,968	611,695
Income tax receivable	31,563	-
Total current assets	5,238,617	5,465,484
Property and equipment, net	974,850	998,863
Right of use assets – operating leases, net	810,017	-
Intangible assets, net	11,873,337	12,687,731
Goodwill	9,736,510	9,736,510
Total assets	$28,633,331	$28,888,588

Liabilities and Shareholders’ equity
Current liabilities:
Accounts payable	$6,932,584	$5,519,159
Accrued expenses and other current liabilities	1,849,003	1,135,551
Deferred revenues	175,956	175,956
Current portion of operating lease liabilities	292,800	-
Income tax payable	-	129,511
Line of credit, net of debt issuance costs of $19,466 and $31,145, respectively	452,087	531,804
Current portion of notes payable, net of debt issuance costs of $153,793 and $0, respectively	1,270,243	313,572
Current portion of notes payable – related parties	1,039,330	932,701
Due to related party	22,896	140,682
Total current liabilities	12,034,900	8,878,936
Contingent consideration	520,000	520,000
Operating lease liabilities, net of current portion	534,817	-
Convertible notes payable – related parties, net of debt discount of $439,819 and $466,667 related to the conversion feature, respectively	2,099,455	961,494
Notes payable, net of current portion	46,101	56,688
Notes payable – related parties, net of current portion	2,342,249	2,531,490
Deferred tax liability	341	341
Total liabilities	17,577,863	12,948,949
Commitments and contingencies (Note 8)

Shareholders' equity
Common stock, $0.001 par value, 250,000,000 shares authorized; 6,033,835 and 5,654,830 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	6,034	5,655
Additional paid-in-capital	21,448,280	20,548,164
Accumulated deficit	(11,318,564)	(5,565,756)
Total shareholders’ equity attributable to Edison Nation, Inc.	10,135,750	14,988,063
Noncontrolling interests	919,718	951,576
Total shareholders’ equity	11,055,468	15,939,639
Total liabilities and shareholders’ equity	$28,633,331	$28,888,588

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,
	2019	2018
Revenues, net	$15,239,434	$12,758,715
Cost of revenues	10,413,868	9,090,215
Gross profit	4,825,566	3,668,500

Operating expenses:
Selling, general and administrative	9,738,107	6,276,830
Operating loss	(4,912,541)	(2,608,330)

Other (expense) income:
Rental income	77,111	77,111
Change in fair value of put option contract	-	(732,600)
Interest expense	(875,036)	(407,267)
Total other (expense) income	(797,925)	(1,062,756)
Loss before income taxes	(5,710,466)	(3,671,086)
Income tax expense	74,200	312,186
Net loss	$(5,784,666)	$(3,983,272)
Net loss attributable to noncontrolling interests	(31,858)	-
Net loss attributable to Edison Nation, Inc.	$(5,752,808)	$(3,983,272)
Net loss per share
- basic and diluted	$(1.00)	$(1.11)
Weighted average number of common shares outstanding – basic and diluted	5,733,379	3,577,942

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Months Ended September 30, 2019 and 2018
	Common Stock		Additional Paid-in	Accumulated	Noncontrolling	Total Shareholders’
	Shares	Amount	Capital	Deficit	Interest	Equity (Deficit)
Balance, July 1, 2019	5,737,830	$5,738	$21,136,912	$(8,736,463)	$968,821	$13,375,008
Issuance of common stock to note holders	201,005	201	136,279	-	-	136,480
Issuance of common stock to employees	3,000	3	8,847			8,850
Issuance of common stock to vendors for services	92,000	92	252,908	-	-	253,000
Stock-based compensation	-	-	(86,666)	-	-	(86,666)
Net loss	-	-	-	(2,582,101)	(49,103)	(2,631,204)
Balance, September 30, 2019	6,033,835	$6,034	$21,448,280	$(11,318,564)	$919,718	$11,055,468

Balance, July 1, 2018	4,368,930	$4,369	$7,551,951	$(2,539,596)	$-	$5,016,724
Sale of common stock – investors in the IPO	18,290	18	(18)	-	-	-
Issuance of common stock to employees	700	1	3,499	-	-	3,500
Issuance of common stock to note holders	20,000	20	(20)	-	-	-
Issuance of common stock to vendors for services	75,000	75	374,925	-	-	375,000
Issuance of common stock to satisfy indebtedness related to acquisition of Edison Nation, Holdings, LLC	557,084	557	3,759,760	-	-	3,760,317
Beneficial conversion option on indebtedness related to acquisition of Edison Nation Holdings, LLC	-	-	500,000	-	-	500,000
Stock-based compensation	-	-	260,826	-	-	260,826
Net loss	-	-	-	(1,679,306)	-	(1,679,306)
Balance, September 30, 2018	5,040,004	$5,040	$12,450,923	$(4,218,902)	-	$8,237,061

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Nine Months Ended September 30, 2019 and 2018
	Common Stock		Additional Paid-in	Accumulated	Noncontrolling	Total Shareholders’
	Shares	Amount	Capital	Deficit	Interest	Equity (Deficit)
Balance, January 1, 2019	5,654,830	$5,655	$20,548,164	$(5,565,756)	$951,576	$15,939,639
Issuance of common stock to note holders	251,004	251	309,529	-	-	309,780
Issuance of common stock to employees	3,000	3	8,847			8,850
Issuance of common stock to vendors for services	125,000	125	394,000	-	-	394,125
Stock-based compensation	-	-	187,740	-	-	187,740
Net loss	-	-	-	(5,752,808)	(31,858)	(5,784,666)
Balance, September 30, 2019	6,033,835	$6,034	$21,448,280	$(11,318,564)	$919,718	$11,055,468

Balance, January 1, 2018	3,000,000	$3,000	$-	$(235,630)	$-	$(232,630)
Sale of common stock – investors in the IPO	1,312,520	1,313	5,357,257	-	-	5,358,570
Issuance of common stock to employees	61,900	62	309,438	-	-	309,500
Issuance of common stock to note holders	33,500	33	167,467	-	-	167,500
Issuance of common stock to vendors for services	75,000	75	374,925	-	-	375,000
Issuance of common stock to satisfy indebtedness related to acquisition of Edison Nation, Holdings, LLC	557,084	557	3,759,760	-	-	3,760,317
Beneficial conversion option on indebtedness related to acquisition of Edison Nation Holdings, LLC	-	-	500,000	-	-	500,000
Stock-based compensation	-	-	1,982,076			1,982,076
Net loss	-	-	-	(3,983,272)	-	(3,983,272)
Balance, September 30, 2018	5,040,004	$5,040	$12,450,923	$(4,218,902)	-	$8,237,061

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2019	2018
Cash Flow from Operating Activities
Net loss attributable to Edison Nation, Inc.	$(5,752,808)	$(3,983,272)
Net loss attributable to noncontrolling interests	(31,858)	-
Net loss	(5,784,666)	(3,983,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	952,019	120,004
Amortization of financing costs	658,126	266,944
Stock-based compensation	876,585	2,666,576
Amortization of right of use asset	217,189	-
Change in fair value of put option contract	-	732,600
Changes in assets and liabilities:
Accounts receivable	(12,355)	(1,402,277)
Inventory	(182,370)	39,974
Prepaid expenses and other current assets	(667,836)	(1,011,586)
Accounts payable	1,413,425	55,194
Accrued expenses and other current liabilities	549,072	780,564
Repayment of operating lease liabilities	(199,589)	-
Due from related party	(117,786)	(472,352)
Net cash used in operating activities	(2,298,186)	(2,207,631)

Cash Flows from Investing Activities
Purchases of property and equipment	(113,612)	(121,186)
Acquisition of Edison Nation Holdings, LLC and Subsidiaries, net of cash received	-	(881,318)
Purchase of loan held for investment	-	(500,000)
Net cash used in investing activities	(113,612)	(1,502,504)

Cash Flows from Financing Activities
Borrowings under lines of credit	249,370	-
Borrowings under convertible notes payable	1,111,111	-
Borrowings under notes payable	1,670,000	718,559
Repayments under lines of credit	(340,766)	-

Repayments under notes payable	(570,587)	(645,000)
Repayments under notes payable – related parties	(82,612)	(118,779)
Net proceeds from sale of common stock	-	5,358,570
Fees paid for financing costs	(463,146)	(99,444)
Net cash provided by financing activities	1,573,370	5,213,906
Net (decrease) increase in cash and cash equivalents	(838,428)	1,503,771
Cash and cash equivalents - beginning of period	2,052,731	557,268
Cash and cash equivalents - end of period	$1,214,303	2,061,039

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$145,324	$93,044
Income taxes	$-	$-
Noncash investing and financing activity:
Shares issued to note holders	$309,780	$167,500
Shares issued for the acquisition of Edison Nation Holdings, LLC	-	3,760,317
Shares reserved in exchange for the cancellation of certain non-voting membership interests related to acquisition of Edison Nation Holdings, LLC	-	6,682,500
Borrowings under note payable for the purchase of property and equipment	-	73,559
Issuance of 4%, 5 year senior convertible notes for the acquisition of Edison Nation Holdings, LLC	-	1,428,161

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Nature of Operations

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and with Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not contain all information and footnotes required by GAAP for annual financial statements. The condensed consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2019 and the results of operations, changes in shareholders’ equity, and cash flows for the periods presented. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the operating results for the full fiscal year or any future period.

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Company’s accounting policies are described in the Notes to Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2018, and updated, as necessary, in this Quarterly Report on Form 10-Q.

As used herein, the terms the “Company,” “Edison Nation” “we,” “us,” “our” and similar refer to Edison Nation, Inc., a Nevada corporation incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. and also formerly known as Xspand Products Lab, Inc. prior to its name change on September 12, 2018, and/or its wholly-owned and majority-owned operating subsidiaries.

Formed in July 2017 under the laws of the State of Nevada, Edison Nation, Inc. seeks to be involved with every step of the consumer product life cycle- from ideation, to research and development, manufacturing, sales, packaging and fulfillment. The Company also seeks to raise awareness of the Edison Nation brand name as a diversified consumer products business through a number of media channels.

As of September 30, 2019, Edison Nation, Inc. had five wholly-owned subsidiaries: S.R.M. Entertainment Limited (“SRM”), Ferguson Containers, Inc. (“Fergco”), CBAV1, LLC (“CB1”), Pirasta, LLC and Edison Nation Holdings, LLC (“EN”). Edison Nation, Inc. owns 72.15% of Cloud B, Inc. (“Cloud B”), 50% of Best Party Concepts, LLC and 50% of Ed Roses, LLC. EN is the single member of Edison Nation, LLC and Everyday Edisons, LLC. Edison Nation, LLC is the single member of Safe TV Shop, LLC. Cloud B owns 100% of Cloud B Limited (UK) and Cloud B Pty (Australia).

On August 23, 2019, the Company formed Ed Roses, LLC, a 50% joint venture with 4Keeps Roses, Inc., to distribute preserved roses, flowers and associated gift products.

Liquidity

For the nine months ended September 30, 2019, our operations lost $4,912,541. At September 30, 2019, we had total current assets of approximately $5,200,000 and current liabilities of approximately $12,000,000 resulting in negative working capital of approximately $6,800,000. At September 30, 2019, we had total assets of approximately $28,600,000 and total liabilities of approximately $17,600,000 resulting in shareholders’ equity of approximately $11,000,000.

The foregoing factors raised initial concerns about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company’s ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations from the sale of its products. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The following is additional information on our operating losses and working capital:

The Company’s operating loss for the nine months ended September 30, 2019 included $1,828,604 related to depreciation, amortization and stock-based compensation. In addition, approximately $100,000 and $1,200,000, respectively, was related to transaction costs, restructuring charges and other non-recurring and redundant costs which are being removed or reduced. The negative working capital includes approximately $3,800,000 related to unsecured trade payables in our Cloud B acquisition. In addition, our outstanding balances under notes payable includes $0.9 million related to Cloud B. CB1 owns the senior secured position on the promissory note to Cloud B. in the amount of $2,270,000. In February 2019, CB1, pursuant to an Article 9 foreclosure action, perfected its secured UCC interest in all the assets of Cloud B to partially satisfy the outstanding balance on the note and thereby making any payments of such Cloud B trade payables and notes unlikely in the future. In addition, SRM was an unsecured creditor in the amount of approximately $1,700,000 which is not included in the $3,800,000 but at this time remains unpaid. The total liabilities of approximately $6,400,000, of which $1,700,000, or net of $4,700,000, has been eliminated in consolidation, are not expected to be satisfied due to the foreclosure.

On October 2, 2019, the Company entered into a Share Purchase Agreement (the “PIPE Purchase Agreement”) with certain accredited investors (collectively, the “Investors”) for the private placement of 1,175,000 shares of the Company’s common stock, $0.001 par value per share, at a purchase price of $2.00 per share (the “PIPE Transaction”). In a series of four closings conducted in October 2019, the Company received net proceeds of $2,039,303 which consisted of $2,350,000 of gross proceeds offset by $310,697 of fees to placement agent and their lawyers. Alexander Capital, LP (“Alexander Capital”), a FINRA registered broker dealer, acted as placement agent with respect to the PIPE Transaction. In connection with the PIPE Transaction, Alexander Capital received a commission of $141,000, a debt restructuring fee of $64,208, a debt conversion fee of 15,889, a placement fee of $33,600 and Warrants to purchase 70,500 shares of the Company’s common stock, at an exercise price of $2.50 per share. In connection with the PIPE transaction, the convertible notes entered into on May 13, 2019 were also converted at $2.00 per share into 560,185 shares of the Company's common stock.

Management has considered possible mitigating factors within our management plan on our ability to continue for at least a year from the date these financial statements are filed. The following items are management plans:

•	Cloud B liabilities are unlikely to be paid due to CB1 holding the senior secured position and its rights under the foreclosure to the remaining assets of the entity to satisfy the outstanding obligation.

•	Raise further capital through the sale of additional equity;

•	Borrow money under debt securities;

•	The deferral of payments to related party debt holders for both principal of approximately $1,000,000 and related interest expense;

•	Cost saving initiatives related to synergies and the elimination of redundant costs of approximately $500,000, of which approximately $153,000 impacted the three months ended September 30, 2019; and

•	Possible sale of certain brands to other manufacturers.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Edison Nation, Inc. and its wholly-owned and majority owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements.

The Company’s significant estimates used in these financial statements include, but are not limited to, accounts receivable reserves, the valuation allowance related to the Company’s deferred tax assets, the recoverability and useful lives of long-lived assets, debt conversion features, stock-based compensation, certain assumptions related to the valuation of the reserved shares and the assets acquired and liabilities assumed related to the Company’s acquisitions. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Cash and Cash Equivalents

The Company has cash on deposit in several financial institutions which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions. The Company reduces its credit risk by placing its cash and cash equivalents with major financial institutions. The Company had approximately $627,000 uninsured cash at September 30, 2019 of which approximately $198,000 was held in foreign bank accounts not covered by FDIC insurance limits as of September 30, 2019.

Accounts Receivable

As of September 30, 2019, the following customers represented more than 10% of total accounts receivable:

September 30,
2019
Customer A	15%

Inventory

Inventory is recorded at the lower of cost or net realizable value on a first-in, first-out basis. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete, or slow moving based on changes in customer demand, technology developments, or other economic factors.

Revenue Recognition

Generally, the Company considers all revenues as arising from contracts with customers. Revenue is recognized based on the five step process outlined in the Accounting Standards Codification (“ASC”) 606:

Step 1 – Identify the Contract with the Customer – A contract exists when (a) the parties to the contract have approved the contract and are committed to perform their respective obligations, (b) the entity can identify each party’s rights regarding the goods or services to be transferred, (c) the entity can identify the payment terms for the goods or services to be transferred, (d) the contract has commercial substance and it is probable that the entity will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies — (Continued)

Step 2 – Identify Performance Obligations in the Contract – Upon execution of a contract, the Company identifies as performance obligations each promise to transfer to the customer either (a) goods or services that are distinct, or (b) a series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer. To the extent a contract includes multiple promised goods or services, the Company must apply judgement to determine whether the goods or services are capable of being distinct within the context of the contract. If these criteria are not met, the goods or services are accounted for as a combined performance obligation.

Step 3 – Determine the Transaction Price – When (or as) a performance obligation is satisfied, the Company shall recognize as revenue the amount of the transaction price that is allocated to the performance obligation. The contract terms are used to determine the transaction price. Generally, all contracts include fixed consideration. If a contract did include variable consideration, the Company would determine the amount of variable consideration that should be included in the transaction price based on expected value method. Variable consideration would be included in the transaction price, if in the Company’s judgement, it is probable that a significant future reversal of cumulative revenue under the contract would not occur.

Step 4 – Allocate the Transaction Price – After the transaction price has been determined, the next step is to allocate the transaction price to each performance obligation in the contract. If the contract only has one performance obligation, the entire transaction price will be applied to that obligation. If the contract has multiple performance obligations, the transaction price is allocated to the performance obligations based on the relative standalone selling price (SSP) at contract inception.

Step 5 – Satisfaction of the Performance Obligations (and Recognize Revenue) – Revenue is recognized when (or as) goods or services are transferred to a customer. The Company satisfies each of its performance obligations by transferring control of the promised good or service underlying that performance obligation to the customer. Control is the ability to direct the use of, and obtain substantially all of the remaining benefits from an asset. It includes the ability to prevent other entities from directing the use of, and obtaining the benefits from an asset. Indicators that control has passed to the customer include: a present obligation to pay; physical possession of the asset; legal title; risks and rewards of ownership; and acceptance of the asset(s). Performance obligations can be satisfied at a point in time or over time.

Substantially all of the Company’s revenues continue to be recognized when control of the goods are transferred to the customer, which is upon shipment of the finished goods to the customer. All sales have fixed pricing and there are currently no material variable components included in the Company’s revenue. Additionally, the Company will issue credits for defective merchandise, historically these credits for defective merchandise have not been material. Based on the Company’s analysis of the new revenue standards, revenue recognition from the sale of finished goods to customers, which represents substantially all of the Company’s revenues, was not impacted by the adoption of the new revenue standards.

Disaggregation of Revenue

The Company’s primary revenue streams include the sale and/or licensing of consumer goods and packaging materials. The Company’s licensing business is not material and has not been separately disaggregated for segment purposes. The disaggregated Company’s revenues for the nine months ended September 30, 2019 and 2018 were as follows:

	For the Nine Months Ended September 30,
	2019	2018
Revenues:
Product sales	$14,982,117	$12,676,582
Service	67,753	-
Licensing	189,564	82,133
Total revenues, net	$15,239,434	$12,758,715

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies — (Continued)

For the nine months ended September 30, 2019 and 2018, the following customer represented more than 10% of total net revenues:

	For the Nine Months Ended September 30,
	2019	2018
Customer:
Customer A	22%	10%
Customer B	*	17%

* Customer did not represent greater than 10% of total net revenue.

For the nine months ended September 30, 2019 and 2018, the following geographical regions represented more than 10% of total net revenues:

	For the Nine Months Ended September 30,
	2019	2018
Region:
North America	78%	81%
Asia-Pacific	*	15%
Europe	15%	*

* Region did not represent greater than 10% of total net revenue.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair values due to the short-term nature of these instruments. The carrying amount of the Company’s notes payable approximates fair value because the effective yields on these obligations, which include contractual interest rates, taken together with other features such as concurrent issuance of warrants, are comparable to rates of returns for instruments of similar credit risk. The loan held for investment was acquired at fair value, which resulted in a discount.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies — (Continued)

As of September 30, 2019, the book value and estimated fair value of the Company’s level 3 instruments was as follows:

	September 30, 2019
	Book Value	Estimated Fair Value
Contingent consideration	$(520,000)	$(520,000)

The following changes in level 3 instruments for the three months ended September 30, 2019 are presented below:

Contingent Consideration – Earnout
Balance, July 1, 2019	$(520,000)
Change in fair value	-
Balance, September 30, 2019	$(520,000)

The following changes in level 3 instruments for the nine months ended September 30, 2019 are presented below:

Contingent Consideration – Earnout
Balance, December 31, 2018	$(520,000)
Change in fair value	-
Balance, September 30, 2019	$(520,000)

There were no changes to the underlying assumptions used in determining the fair value of the contingent consideration liability for the nine months ended September 30, 2019. There was no contingent consideration as of September 30, 2018.

Foreign Currency Translation

The Company uses the United States dollar as its functional and reporting currency since the majority of the Company’s revenues, expenses, assets and liabilities are in the United States. Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date, while revenue and expense accounts are translated at the average exchange rates prevailing during the year. Equity accounts are translated at historical exchange rates. Gains and losses from foreign currency transactions and translation for the nine months ended September 30, 2019 and 2018 and the cumulative translation gains and losses as of September 30, 2019 and December 31, 2018 were not material.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies — (Continued)

Net Earnings or Loss per Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number vested of common shares, plus the net impact of common shares (computed using the treasury stock method), if dilutive, resulting from the exercise of dilutive securities. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of September 30, 2018, there were no common stock equivalents outstanding. As of September 30, 2019, the Company excluded the common stock equivalents summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

September 30,
2019
Selling Agent Warrants	89,992
Shares reserved in exchange for the cancellation of certain non-voting membership interest in Edison Nation Holdings, LLC	990,000
Options	290,000
Convertible shares under notes payable	285,632

Total	1,655,624

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies — (Continued)

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. Additionally, this accounting guidance requires a modified retrospective transition approach for all leases existing at, or entered into after the date of initial application, with an option to use certain transition relief. In July 2018, the FASB issued a practical expedient that would allow entities the option to apply the provisions of the new lease guidance at the effective date of adoption without adjusting the comparative periods presented.

The Company has elected the “package of practical expedients” and as a result is not required to reassess its prior accounting conclusions about lease identification, lease classification and initial direct costs for lease contracts that exist as of the transition date. However, the Company has not elected the use of hindsight for determining the reasonably certain lease term.

The new lease standard also provides practical expedients and policy elections for an entity’s ongoing accounting. The Company has elected the practical expedient to not separate lease and non-lease components for all of its leases. The Company has elected the short-term lease recognition exemption, which results in no recognition of right-of-use assets and lease liabilities for existing short-term leases at transition.

Upon adoption on January 1, 2019, the Company recognized right of use assets for operating leases and operating lease liabilities that have not previously been recorded. The lease liability for operating leases is based on the net present value of future minimum lease payments. The right of use asset for operating leases is based on the lease liability. The Company did not have any deferred rent or material prepaid rent.

The cumulative effect of initially applying the new lease accounting standard as of January 1, 2019 is as follows:

	January 1, 2019	Cumulative Effect Adjustment	January 1, 2019, as adjusted
Assets:
Right of use assets – operating leases	$-	$943,997	$943,997

Liabilities:
Current portion of operating lease liabilities	$-	$261,866	$261,866
Operating lease liabilities, net of current portion	$-	$682,131	$682,131

The adoption of the standard did not result in any material changes to the recognition of operating lease expenses in the Company’s consolidated statements of operations.

In June 2018, the FASB issued an amendment to the accounting guidance related to accounting for employee share-based payments which clarifies that an entity should recognize excess tax benefits in the period in which the amount of the deduction is determined. This amendment is effective for annual periods beginning after December 15, 2018. We have adopted this accounting guidance effective January 1, 2019, with no impact on our financial statements as there were no excess tax benefits to be recognized due to our net operating losses.

In August 2018, the FASB issued new accounting guidance that addresses the accounting for implementation costs associated with a hosted service. The guidance provides that implementation costs be evaluated for capitalization using the same criteria as that used for internal-use software development costs, with amortization expense being recorded in the same income statement expense line as the hosted service costs and over the expected term of the hosting arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The guidance will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We have not yet adopted this accounting guidance and are currently evaluating the effect this accounting guidance will have on our financial statements.

In August 2018, the FASB issued new accounting guidance that eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted. Since this accounting guidance only revises disclosure requirements, it will not have a material impact on the Company’s consolidated financial statements.

In October 2018, the FASB issued new accounting guidance for Variable Interest Entities, which requires indirect interests held through related parties in common control arrangements be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The guidance is effective for the Company’s interim and annual reporting periods during the year ending December 31, 2020. Early adoption is permitted. The Company currently does not believe that the adoption of this accounting guidance will have a material impact on its consolidated financial statements and related disclosures.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies — (Continued)

Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were issued. Based upon such evaluation, except for items described in Note 8 and Note 10, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the Chairman and Chief Executive Officer (“CEO”) of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company deploys resources on a consolidated level to all brands of the Company and therefore the Company only identifies one reportable operating segment with multiple product offerings.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Acquisition

On September 4, 2018, the Company completed the acquisition of all of the voting membership interest of Edison Nation Holdings, LLC (“EN”) for a total purchase price of $12,820,978 comprising of (i) $950,000 cash, (ii) the assumption of the remaining balance of the senior convertible debt through the issuance to the holders of 4%, 5-year senior convertible notes (the “New Convertible Notes”), in the aggregate principal and interest amount of the sum of $1,428,161, less debt discount of $500,000 for the approximate fair value of the conversion feature, which are convertible into approximately 285,632 shares of the Company’s common stock, at the option of the holder of such New Convertible Notes (subject to certain adjustments as provided in the Membership Interest Purchase Agreement (the “Purchase Agreement”) among the Company and EN and EN’s members dated June 29, 2018 and the terms of the New Convertible Notes), (iii) the reservation of 990,000 shares of the Company’s common stock that may be issued in exchange for the redemption of certain non-voting membership interests of EN that will be created specifically in connection with the transaction contemplated by the Purchase Agreement (which exchange obligations may be instead satisfied in cash instead of shares of common stock, in the Company’s sole discretion), and (iv) the issuance of 557,084 shares or $3,760,317 of the Company’s common stock in full satisfaction of the indebtedness represented by promissory notes payable by EN to Venture Six, LLC and Wesley Jones.

On October 29, 2018, the Company completed the acquisition of 72.15% of the outstanding capital stock of Cloud B in exchange for 489,293 shares of restricted common stock of the Company. In addition, the Company entered into an Earn Out Agreement with a majority of the shareholders of Cloud B (the “Cloud B Sellers”), whereby, beginning in 2019, the Company will pay the Cloud B Sellers an annual amount equal to 8% multiplied by the annual gross sales of Cloud B, as reduced by the total gross sales generated by Cloud B in 2018. The Earn Out Agreement expires on December 31, 2021.

On December 31, 2018, the Company completed the acquisition of all of the voting membership interest of Pirasta, LLC from NL Penn Capital, LP in exchange for the satisfaction of $470,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

On December 31, 2018, the Company completed the acquisition of 50% of the voting membership interest of Best Party Concepts, LLC from NL Penn Capital, LP in exchange for the satisfaction of $500,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

NL Penn Capital, LP is owned by Christopher B. Ferguson, our Chairman and Chief Executive Officer.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Acquisition — (Continued)

The following represents the pro forma consolidated income statement as if the acquisitions had been included in the consolidated results of the Company for the nine months ended September 30, 2018:

Nine Months Ended September 30, 2018
Revenues, net	$16,740,554
Cost of revenues	10,989,040
Gross profit	5,741,514

Operating expenses:
Selling, general and administrative	10,227,429
Operating loss	(4,475,915)

Other (expense) income:
Other (expense) income	(330,162)
Loss before income taxes	(4,806,077)
Income tax expense	327,042
Net loss	$(5,133,119)
Net loss attributable to noncontrolling interests	(370,417)
Net loss attributable to Edison Nation, Inc.	$(4,762,701)
Net loss per share - basic and diluted	$(0.98)
Weighted average number of common shares outstanding – basic and diluted	4,835,681

Note 4 — Inventory

As of September 30, 2019 and December 31, 2018, inventory consisted of the following:

	September 30,	December 31,
	2019	2018
Raw materials	$46,884	$48,576
Finished goods	1,059,193	875,131
Total inventory	$1,106,077	$923,707

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Intangible assets, net

As of September 30, 2019, intangible assets consisted of the following:

			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite lived intangible assets:
Customer relationships	15 years	14.8 years	$4,270,000	$268,389	$4,001,611
Developed technology	7 years	6.7 years	$3,800,000	561,905	3,238,095
Membership network	7 years	6.7 years	$1,740,000	269,286	1,470,714
Non-compete agreements	2 years	1.7 years	$50,000	27,083	22,917
Total finite lived intangible assets			$9,860,000	$1,126,663	$8,733,337

Indefinite lived intangible assets:
Trademarks and tradenames	Indefinite		$3,140,000	$-	$3,140,000
Total indefinite lived intangible assets			$3,140,000	$-	$3,140,000
Total intangible assets			13,000,000	$1,126,663	$11,873,337

As of December 31, 2018, intangible assets consisted of the following:

			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite lived intangible assets:
Customer relationships	15 years	14.8 years	$4,270,000	$61,555	$4,208,445
Developed technology	7 years	6.7 years	$3,800,000	159,524	3,640,476
Membership network	7 years	6.7 years	$1,740,000	82,857	1,657,143
Non-compete agreements	2 years	1.7 years	$50,000	8,333	41,667
Total finite lived intangible assets			$9,860,000	$312,269	$9,547,731

Indefinite lived intangible assets:
Trademarks and tradenames	Indefinite		$3,140,000	$-	$3,140,000
Total indefinite lived intangible assets			$3,140,000	$-	$3,140,000
Total intangible assets			13,000,000	$312,269	$12,687,731

The estimated future amortization of intangibles subject to amortization at September 30, 2019 was as follows:

For the Years Ended December 31,	Amount
2019 (excluding the nine months ended September 30, 2019)	$275,274
2020	1,092,762
2021	1,076,095
2022	1,076,095
2023	1,076,095
Thereafter	4,137,016
$8,733,337

Amortization expense for the three months ended September 30, 2019 and 2018 was $275,274 and $0, respectively. Amortization expense for the nine months ended September 30, 2019 and 2018 was $814,394 and $0, respectively.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Debt

As of September 30, 2019 and December 31, 2018, debt consisted of the following:

	September 30,	December 31,
	2019	2018
Line of credit:
Asset backed line of credit	$471,553	$561,804
Debt issuance costs	(19,466)	(30,000)
Total line of credit	452,087	531,804

Senior convertible notes payable:
Senior convertible notes payable	2,539,273	1,428,161
Debt issuance costs	(439,818)	(466,667)
Total long-term senior convertible notes payable	2,099,455	961,494
Less: current portion of long-term notes payable	-	-
Noncurrent portion of long-term convertible notes payable	2,099,455	961,494

Notes payable:
Notes payable	1,470,137	370,250
Debt issuance costs	(153,793)	-
Total long-term debt	1,316,344	370,250
Less: current portion of long-term debt	(1,270,243)	(313,572)
Noncurrent portion of long-term debt	46,101	56,678

Notes payable – related parties:
Notes payable	3,381,579	3,464,191
Less: current portion of long-term debt – related parties	(1,039,330)	(932,701)
Noncurrent portion of long-term debt – related parties	$2,342,249	$2,531,490

Convertible Notes

On March 6, 2019, Edison Nation entered into a securities purchase agreement (the “FirstFire SPA”) with an accredited investor (the “Investor”) pursuant to which the Investor purchased a 2% unsecured, senior convertible promissory note (the “FirstFire Note”) from the Company. The FirstFire Note was in the amount of $560,000 with an original issue discount of $60,000. The Company issued 15,000 shares of its common stock valued at $74,100 based on the share price on the date of issuance to the Investor as additional consideration for the purchase of the FirstFire Note. The Under the terms of the FirstFire SPA, the Investor will have “piggyback” registration rights in the event the Company files a Form S-1 or Form S-3 within six months from March 6, 2019, as well as a pro rata right of first refusal in respect of participation in any debt or equity financings undertaken by the Company during the 18 months following March 6, 2019. The Company is also subject to certain customary negative covenants under the FirstFire SPA, including but not limited to, the requirement to maintain its corporate existence and assets subject to certain exceptions, and to not to make any offers or sales of any security under circumstances that would have the effect of establishing rights or otherwise benefitting other investors in a manner more favorable in any material respect than those rights and benefits established in favor of the Investor under the terms of the FirstFire SPA and the FirstFire Note. The maturity date of the FirstFire Note is six months from March 6, 2019. All principal amounts and the interest thereon are convertible into shares of the Company’s common stock only in the event that an event of default occurs. The FirstFire note was paid in full in May 2019.

On May 13, 2019, the Company entered into a series of 2% senior secured, senior convertible promissory notes of $1,111,111 with an original issue discount of $111,111. The Company issued 20,000 shares of its common stock to the note holders as additional consideration for the purchase of the notes in July 2019. The Company accrued $78,800 as a debt discount as of September 30, 2019 related to the value of the shares to be issued. The notes are convertible upon default and mature on November 13, 2019. Under the terms of the notes, the note holders will have “piggyback” registration rights. Alexander Capital placed the notes and received warrants to purchase 24,366 shares of the Company's common stock, at an exercise price of $2.85 per share. The notes were converted into 560,185 shares of common stock in October 2019 at $2.00 per share.

Receivables Financing

In April 2019, we entered into a receivables financing arrangement for certain receivables of the Company. The agreement allows for borrowings up to 80% of the outstanding receivable based on the credit quality of the customer. The fee is between 1% and 2% of the total invoices financed.

Notes Payable

On May 16, 2019, the Company entered into a non-interest bearing promissory note of $300,000, with an original issue discount of $50,000. The Company issued 20,000 shares of its common stock to the note holder as additional consideration for the purchase of the note. The Company recorded $62,000 as a debt discount as of September 30, 2019 related to the value of the shares issued. The note matures on November 16, 2019.

On June 11, 2019, the Company entered into 1.5% promissory note of $250,000. The interest and principal is due upon 30 days’ notice from the Lender, which cannot be issued before August 11, 2019. The Lender has not exercised their option for repayment yet.

On August 26, 2019, the Company entered into a securities purchase agreement with Labrys Fund, LP (the “Investor”) pursuant to which the Investor purchased a 12% Convertible Promissory Note (the “Note”) from the Company. Unless there is a specific Event of Default (as such term is defined in the Note) or the Note remains unpaid by the Maturity Date, then the Investor shall not have the ability to convert the principal and interest under the Notes into shares of the Company’s common stock. The Company agreed to issue and sell to the Investor the Note, in the principal amount of $560,000, with an original issue discount in the amount of $60,000. The Note is due and payable February 26, 2020 (the “Maturity Date”). Additionally, the Company issued 181,005 shares of Common Stock to the Investor as a commitment fee, of which 153,005 shares of Common Stock must be returned to the Company in the event the Note is fully paid and satisfied prior to the Maturity Date.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Debt — (Continued)

The scheduled maturities of the debt for the next five years as of December 31, 2018, are as follows:

For the Years Ended December 31,	Amount
2019	$2,175,092
2020	828,426
2021	871,916
2022	218,266
2023	1,229,569
Thereafter	2,539,273
7,862,542
Less: debt discount	(613,077)
$7,249,465

For the nine months ended September 30, 2019, interest expense was $875,036, of which $238,111 was related party interest expense. For the nine months ended September 30, 2018, interest expense was $407,267, of which $145,656 was related party interest expense, respectively.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Related Party Transactions

NL Penn Capital, LP and SRM Entertainment Group LLC

On December 31, 2018, the Company completed the acquisition of all of the voting membership interest of Pirasta, LLC from NL Penn Capital, LP in exchange for the satisfaction of $470,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

On December 31, 2018, the Company completed the acquisition of 50% of the voting membership interest of Best Party Concepts, LLC from NL Penn Capital, LP in exchange for the satisfaction of $500,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

As of September 30, 2019 and December 31, 2018, the net amounts due to related parties consists of net amounts due to SRM Entertainment Group LLC (“SRM LLC”) and NL Penn Capital, LP , which are both majority owned by Chris Ferguson, our Chairman and Chief Executive Officer. The amount due to related parties is related to the acquisitions of Pirasta, LLC and Best Party Concepts, LLC offset by operating expenses that were paid by SRM and Edison Nation on behalf of SRM LLC and NL Penn Capital, LP. As of September 30, 2019 and December 31, 2018, the net amount due to related parties was $22,896 and $140,682, respectively. Such amounts are due currently.

Service Agreement

On August 1, 2018, the Company entered into a one-year letter agreement with Enventys Partners, LLC, a North Carolina limited liability company (“Enventys”), whereby Enventys agreed to provide services to the Company as an independent contractor in the areas of product development and crowdfunding campaign marketing. During the term of the Enventys Agreement, the Company shall pay Enventys a fixed fee of $15,000 per month for product development assistance, including design research, mechanical engineering and quality control planning. Depending on the success of each campaign, the Company may also pay Enventys a commission of up to ten percent of the total funds raised in the applicable campaign. Louis Foreman, who is a member of the Company’s board of directors, is also the Chief Executive Officer and the largest equity holder of Enventys. We incurred fees of approximately $22,000 and $97,500 related to the services performed by Enventys for the three and months ended September 30, 2019, respectively. During 2019, the Company and Enventys agreed to the cancellation of the agreement.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies

Operating Leases

The Company has entered into non-cancellable operating leases for office, warehouse, and distribution facilities, with original lease periods expiring through 2021. In addition to minimum rent, certain of the leases require payment of real estate taxes, insurance, common area maintenance charges, and other executory costs. Differences between rent expense and rent paid are recognized as adjustments to operating lease right-of-use assets on the consolidated balance sheets.

As of September 30, 2019, the Company has operating lease liabilities of $827,617 and right of use assets for operating leases of $810,017. During the three and nine months ended September 30, 2019, operating cash outflows relating to operating lease liabilities was $78,303 and $225,249, respectively, and the expense for right of use assets for operating leases was $75,414 and $217,189, respectively. As of September 30, 2019, the Company's operating leases had a weighted-average remaining term of 3.3 years and weighted-average discount rate of 4.5%. Excluded from the measurement of operating lease liabilities and operating lease right-of-use assets were certain office, warehouse and distribution contracts that either qualify for the short-term lease recognition exception.

On August 8, 2016, SRM entered into a lease for office space in Kowloon, Hong Kong. On August 8, 2018, SRM extended its lease for office space in Kowloon, Hong Kong so that the lease will now expire on August 7, 2020. Monthly lease payments are approximately $6,400 for a total of approximately $154,000 for the total term of the lease.

On July 1, 2019, the Company entered into a lease for office space in Bethlehem, Pennsylvania. Monthly lease payments are $2,415 for a total of approximately $89,000 for the total term of the lease.

Total rent expense for the nine months ended September 30, 2019 was $128,256 and $410,759, respectively. Total rent expense for the nine months ended September 30, 2018 was $65,244 and $211,780, respectively. Rent expense is included in general and administrative expense on the Company’s condensed consolidated statements of operations.

The following is a reconciliation of future undiscounted cash flows to the operating liabilities, and the related right of use assets, included in our Condensed Consolidated Balance Sheets as of September 30, 2019:

September 30, 2019
2019 (excluding the nine months ended September 30, 2019)	82,230
2020	315,660
2021	267,249
2022	96,288
2023	78,648
2024 and thereafter	52,430
Total future lease payments	892,505
Less: imputed interest	(64,888)
Present value of future operating lease payments	827,617
Less: current portion of operating lease liabilities	(292,800)
Operating lease liabilities, net of current portion	534,817
Right of use assets – operating leases, net	810,017

Rental Income

Fergco leases a portion of the building located in Washington, New Jersey that it owns under a month to month lease. Rental income related to the leased space for both the nine months ended September 30, 2019 and 2018 was $77,111, respectively. Rental income is included in other income on the consolidated statements of operations.

Legal Contingencies

The Company is involved in claims and litigation in the ordinary course of business, some of which seek monetary damages, including claims for punitive damages, which are not covered by insurance. For certain pending matters, accruals have not been established because such matters have not progressed sufficiently through discovery, and/or development of important factual information and legal information is insufficient to enable the Company to estimate a range of possible loss, if any. An adverse determination in one or more of these pending matters could have an adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

We are, and may in the future become, subject to various legal proceedings and claims that arise in or outside the ordinary course of business.

On July 15, 2019, the Company received correspondence from the staff of the Arkansas Securities Commissioner in connection with the state’s notice filing requirements for offerings exempt under Tier 2 of Regulation A, Section 18(b)(3) of the Security Act, such as the Company’s Form 1-A. The Company has resolved the matter with the Arkansas Securities Department for $1,100.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity

Stock-Based Compensation

On September 6, 2018, the Company’s board of directors approved an amendment and restatement of the Company’s omnibus incentive plan solely to reflect the Company’s name change to Edison Nation, Inc. Thus, the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”) which remains effective as of February 9, 2018, provides for the issuance of up to 1,764,705 shares of common stock to help align the interests of management and our shareholders and reward our executive officers for improved Company performance. Stock incentive awards under the Plan can be in the form of stock options, restricted stock units, performance awards and restricted stock that are made to employees, directors and service providers. Awards are subject to forfeiture until vesting conditions have been satisfied under the terms of the award. The exercise price of stock options are equal to the fair market value of the underlying Company common stock on the date of grant.

The following table represents total stock compensation expense by award type related to stock performance awards, restricted stock units, stock options and awards made to non-employees, for the nine months ended September 30, 2019 and 2018:

	For the Nine Months Ended September 30,
	2019	2018
Stock option awards	$160,140	$260,826
Non-employee awards	615,050	2,096,250
Restricted stock unit awards	8,850	309,500
Phantom stock awards	92,545	-
	$876,585	$2,666,576

The stock-based compensation is included in selling, general and administrative expense for the nine months ended September 30, 2019 and 2018.

Stock option awards

The following table summarizes stock option award activity for the nine months ended September 30, 2019:

	Shares	Weighted Average Exercise Price	Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance, January 1, 2019	290,000	$5.55	4.2	-
Granted	-	-	-	-
Forfeited	-	-
Balance, September 30, 2019	290,000	$5.55	3.5	-
Exercisable, September 30, 2019	263,333	$5.41	3.5	-

As of September 30, 2019, there were 26,667 unvested options to purchase shares of the Company’s common stock or $62,139 of total unrecognized equity-based compensation expense that the Company expected to recognize over a remaining weighted-average period of 1 year.

Non-employee awards

From time to time, the Company grants shares of common stock to consultants and non-employee vendors for services performed. The awards are valued at the market value of the underlying common stock at the date of grant and vest based on the terms of the contract which is usually upon grant.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events

On October 2, 2019, Edison Nation, Inc. (the “Company”) entered into a Share Purchase Agreement (the “PIPE Purchase Agreement”) with certain accredited investors (collectively, the “Investors”) for the private placement of 1,175,000 shares of the Company’s common stock, $0.001 par value per share, at a purchase price of $2.00 per share (the “PIPE Transaction”). The PIPE Purchase Agreement contains certain closing conditions relating to the sale of securities, representations and warranties by the Company and the Investors, as well as covenants of the Company and the Investors (including indemnification from the Company in the event of breaches of its representations and warranties), all of which the Company believes are customary for transactions of this type.

In a series of four closings conducted in October 2019, the Company received net proceeds of $2,039,303 which consisted of $2,350,000 of gross proceeds offset by $310,697 of fees to placement agent and their lawyers. Alexander Capital, LP ("Alexander Capital"), a FINRA registered broker dealer, acted as placement agent with respect to the PIPE Transaction. In connection with the PIPE Transaction, Alexander Capital received a commission of $141,000, a debt restructuring fee of $64,208, a debt conversion fee of 15,889, a placement fee of $33,600 and Warrants to purchase 70,500 shares of the Company's common stock, at an exercise price of $2.50 per share.

In connection with the PIPE Purchase Agreement, the Company entered into Registration Rights Agreements with each of the Investors (the “Registration Rights Agreement”), pursuant to which the Company is required to prepare and file a registration statement (the “Registration Statement”) with the SEC under the Securities Act of 1933, as amended, covering the resale of the shares of common stock issued to the Investors under the PIPE Purchase Agreement, as well as the 70,500 Warrants issued in connection with the PIPE Financing. The Company will be required to have such Registration Statement declared effective by the SEC within 90 calendar days (or 120 calendar days in the event of a “full review” by the SEC) following the applicable closing date of the PIPE Transaction. If the registration statement is not filed or declared effective within the timeframe set forth in the Registration Rights Agreements, the Company is obligated to pay the Investors an amount equal to 1% of the total purchase price of the common stock per month (up to a maximum of 8% in the aggregate) until such failure is cured. The Registration Rights Agreement also contains mutual indemnifications by the Company and each Investor, which the Company believes are customary for transactions of this type.

In connection with the PIPE transaction, the convertible notes entered into on May 13, 2019 were also converted at $2.00 per share into 560,185 shares of the Company's common stock.

On November 6, 2019, the Company acquired the assets of Uber Mom, LLC for $52,352, which was the approximate value of Uber Mom, LLC inventory, and 22,500 shares of our common stock.

In November 2019, the Company entered into a Receivables Purchase Agreement with a financial institution (the “Receivables Purchase Agreement”), for the purchase of $225,000 of receivables with a purchase price of $200,000. The proceeds were used to fund the purchase of products for sale on our Amazon.com sellers page.

In November 2019, the Company entered into a Future Receivables Purchase Agreement with a financial institution (the “Future Receivables Purchase Agreement”), for the purchase of $337,500 of receivables with a purchase price of $225,000. The proceeds were used to fund our receivables for overseas distributors as such receivables were not eligible as collateral under our current working capital facility. Christopher B. Ferguson, our Chairman and Chief Executive Officer, personally guaranteed the prompt and complete performance of the Company’s obligations under the Future Receivables Purchase Agreement.

On December 27, 2019, the Company paid $274,625 of the outstanding principal and interest on the Tiburon Note executed on June 14, 2019.

On January 10, 2020, the Company entered into a 5% Promissory Note Agreement with Rawleigh Ralls (“Ralls”) for an aggregate principal amount of $267,000 (the “Ralls Note”), pursuant to which Ralls purchased the Ralls Note from the Company for $250,000, and the Company issued to Ralls a warrant (the “Ralls Warrant”) to purchase 125,000 shares of the Company’s common stock. The proceeds from the Ralls Note will be used for general working capital needs of the Company. The Company will also issue 33,000 incentive shares to O’Leary. The maturity date of the Ralls Note is July 10, 2020.

On January 15, 2020, the Company entered into a 5% Promissory Note Agreement with Paul J. Solit & Julie B. Solit (“Solits”) for an aggregate principal amount of $107,000 (the “Solit Note”), pursuant to which the Solits purchased the Solit Note from the Company for $100,000, and the Company issued to the Solits a warrant (the “Solit Warrant”) to purchase 50,000 shares of the Company’s common stock. The proceeds from the Solit Note will be used for general working capital needs of the Company. The Company will also issue 13,000 incentive shares to O’Leary. The maturity date of the Solit Note is July 15, 2020.

On January 17, 2020, the Company entered into a 5% Promissory Note Agreement with Richard O’Leary (“O’Leary”) for an aggregate principal amount of $53,500 (the “O’Leary Note”), pursuant to which O’Leary purchased the O’Leary Note from the Company for $50,000, and the Company issued to O’Leary a warrant (the “O’Leary Warrant”) to purchase 25,000 shares of the Company’s common stock. The proceeds from the O’Leary Note will be used for general working capital needs of the Company. The Company will also issue 6,500 incentive shares to O’Leary. The maturity date of the O’Leary Note is July 17, 2020.

On January 23, 2020, Edison Nation, Inc. (the “Company”) entered into a $1,100,000 loan agreement the (“Loan Agreement”) with Greentree Financial Group, Inc. (the “Investor”), pursuant to which the Investor purchased a 10% Convertible Promissory Note (the “Note”) from the Company, and the Company issued to the Investor a warrant (the “Warrant”) to purchase 550,000 shares of the Company’s common stock, $0.001 per share (“Common Stock”). The $1,100,000 of proceeds from the Note will be used for general working capital purposes and for the repayment of debt. On January 24, 2020, the Company used $588,366.44 of the proceeds from the Note to pay off in full the 12% Convertible Promissory Note held by Labrys Fund, LP.

On January 29, 2020, the Company and the Investor entered into an Amendment Agreement, amending the Loan Agreement, the Note, and the Warrant to: (i) correct the effective date set forth in the Loan Agreement, Note and Warrant to January 23, 2020, (ii) clarify the terms of the registration right provision in the Loan Agreement, and (iii) to ensure that the total number of shares of Common Stock issued pursuant to the Loan Agreement, the Note, and/or the Warrant, each as amended, does not exceed 17.99% of the Company’s issued and outstanding Common Stock as of January 23, 2020.

Upon execution of the Loan Agreement, the Company issued to the Investor 100,000 shares of Common Stock (the “Origination Shares”) as an origination fee, plus an additional 60,000 shares of Common Stock as consideration for advisory services.

Pursuant to the Loan Agreement, the Company agreed to pay certain costs of the Investor, including $15,000 for the Investor’s legal fees and transfer agent fees resulting from conversion of the Note. The Loan Agreement also contains representations and warranties by the Company and the Investor, which the Company believes are customary for transactions of this type. Furthermore, the Company is subject to certain negative covenants under the Loan Agreement, which the Company also believes are also customary for transactions of this type.

Pursuant to the Loan Agreement, the Company agreed to issue and sell to the Investor the Note, in the principal amount of $1,100,000. The Note, as amended, is due and payable October 23, 2020 (the “Maturity Date”), and is convertible at any time at a price of $2.00 per share, subject to certain adjustments to the conversion price set forth in the Note. The Note reiterates the registration rights set forth in the Loan Agreement and the Warrant. There is no prepayment penalty on the Note. If the Note is not prepaid by the 90th day after the effective date of the Registration Statement, the Investor is required to convert the entire amount of principal and interest outstanding on the Note at that time, at a price of $2.00 per share, unless an event of default (as such events are described in the Note) under the Note has occurred, in which case the Note would be mandatorily converted at a price equal to 50% of the lowest trading price of the Common Stock for the last 10 trading days immediately prior to, but not including, the date that the Note mandatorily converts. The Note also contains a conversion limitation provision, which prohibits the Investor from converting the Note in an amount that would result in the beneficial ownership of greater than 4.9% of the total issued and outstanding shares of Common Stock, provided that (i) such conversion limitation may be waived by the Investor with 61 days prior notice, and (ii) the Investor cannot waive the conversion limitation if conversion of the Note would result in the Investor having beneficial ownership of greater than 9.9% of the total issued and outstanding shares of Common Stock.

Pursuant to the Loan Agreement, the Company also issued the Investor a warrant to purchase 550,000 shares of Common Stock at an exercise price of $2.00 per share, subject to certain adjustments to the exercise price set forth in the Warrant. The Warrant, as amended, expires on January 23, 2023. If the closing price per share of the Common Stock reported on the day immediately preceding an exercise of the Warrant is greater than $2.00 per share, the Warrant may be exercised cashlessly, based on a cashless exercise formula. The Warrant reiterates the registration rights set forth in the Loan Agreement and the Note. The Warrant also contains a repurchase provision, which at any time after the Registration Statement is effective and the Common Stock has traded at a price over $3.00 share for 20 consecutive days, gives the Company a 30-day option to repurchase any unexercised portion of the Warrant at a price of $1.00 per share.

On December 4, 2019, the Company entered into a Senior Secured Note Agreement (the “32E Loan Agreement”) with 32 Entertainment LLC (“32E”), pursuant to which 32E agreed to loan the Company $250,000 (the “Loan”). The Loan is interest bearing at the rate of 10.0% per annum through the term of the Loan. The Company issued 10,000 shares of common stock to 32E in connection with the 32E Loan Agreement. In addition, the Company issued a warrant (the “32E Warrant”) to purchase 50,000 shares of the Company’s common stock. Under the terms of the 32E Loan Agreement, the Company entered into a registration rights agreement whereby the Company agreed to register the shares and file this registration statement on a Form S-1 with the SEC. The Company was required to have such registrations statement declared effective by the SEC within 90 calendar days. The Loan proceeds are being used to fund general working capital needs of the Company. If the Company defaults on the performance of any obligation under the Loan Agreement, 32E may declare the principal amount of the Loan owing under the 32E Loan Agreement at the time of default to be immediately due and payable. Interest is due in March, June and September. The outstanding principal and interest on the note is due on December 4, 2020.

On January 2, 2020, the Company entered into that certain Loan Agreement with Tiburon Opportunity Fund (the “Lender”), dated January 2, 2020 (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, the Lender agreed to loan the Company $400,000. The Loan is interest bearing at the rate of 1.5% per month through the term of the Loan. Additionally, the Loan Agreement provides that the Company shall pay the Lender the entire unpaid principal and all accrued interest upon thirty days’ notice to the Company, but in any event, the notice shall not be sooner than June 1, 2020. The Loan proceeds are being used to fund general working capital needs of the Company. If the Company defaults on the performance of any obligation under the Loan Agreement, the Lender may declare the principal amount of the Loan owing under the Loan Agreement at the time of default to be immediately due and payable. Furthermore, the Loan Agreement grants the Lender a collateral interest in certain accounts receivable of SRM Entertainment Ltd., a subsidiary of the Company.

On January 24, 2020, the Company repaid the Labrys Note in full. Upon repayment of the Labrys Note, Labrys Fund, LP returned to the Company for cancellation the 153,005 shares of Common Stock that had been originally issued to as a portion of the commitment fee paid in connection with the Labrys Note, and allowed the Company to cancel the reservation of the 875,000 shares of Common Stock that had been reserved pursuant to the Labrys SPA and Labrys Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Edison Nation, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) (the “Company”) as of December 31, 2018 and 2017 , the related consolidated statements of operations , stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum llp

We have served as the Company’s auditor since 2017.

New York, NY
April 16, 2019

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$2,052,731	$557,268
Accounts receivable, net	1,877,351	1,430,236
Inventory	923,707	240,061
Prepaid expenses and other current assets	611,695	41,461
Due from related party	-	834,897
Total current assets	5,465,484	3,103,923
Property and equipment, net	998,863	966,904
Intangible assets, net	12,687,731	-
Goodwill	9,736,510	-
Total assets	$28,888,588	$4,070,827

Liabilities and Shareholders' equity (deficit)
Current liabilities:
Accounts payable	$5,519,159	$1,135,039
Accrued expenses and other current liabilities	1,135,551	80,964
Deferred revenues	175,956	-
Income tax payable	129,511	56,745
Line of credit, net of debt issuance costs of $30,000	531,804	-
Current portion of long-term debt	313,572	-
Current portion of long-term debt – related parties	932,701	225,553
Due to related party	140,682	-
Total current liabilities	8,878,936	1,498,301
Contingent consideration	520,000	-
Long-term senior convertible debt – related parties, net of debt discount of $466,667 related to the conversion feature	961,494	-
Long-term debt, net of current portion	56,688	2,770,947
Long-term debt – related parties, net of current portion	2,531,490	-
Deferred tax liability	341	34,209
Total liabilities	$12,948,949	$4,303,457
Commitments and contingencies (Note 10)

Shareholders' equity (deficit)
Common stock, $0.001 par value, 250,000,000 shares authorized; 5,654,830 and 3,000,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	$5,655	$3,000
Additional paid-in-capital	20,548,164	-
Accumulated deficit	(5,565,756)	(235,630)
Total shareholders’ equity (deficit) attributable to Edison Nation, Inc.	14,988,063	(232,630)
Noncontrolling interests	951,576	-
Total shareholders’ equity	15,939,639	(232,630)
Total liabilities and shareholders’ equity (deficit)	$28,888,588	$4,070,827

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2018	2017
Revenues, net	$16,502,209	$14,960,450
Cost of revenues	11,425,619	11,017,625
Gross profit	5,076,590	3,942,825

Operating expenses:
Selling, general and administrative	9,718,286	2,379,104
Operating (loss) income	(4,641,696)	1,563,721

Other (expense) income:
Rental income	102,815	102,815
Interest expense	(501,221)	-
Total other (expense) income	(398,406)	106,815
(Loss) income before income taxes	(5,040,102)	1,666,536
Income tax expense	303,915	133,105
Net (loss) income	$(5,344,017)	$1,533,431
Net (loss) income attributable to noncontrolling interests	(13,891)	-
Net (loss) income attributable to Edison Nation, Inc.	(5,330,126)	1,533,431
Net (loss) income per share - basic and diluted	$(1.28)	$0.51
Weighted average number of common shares outstanding – basic and diluted	4,157,054	3,000,000

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Accumulated	Noncontrolling	Total Shareholders’
	Shares	Amount	Capital	Deficit	Interest	Equity
Balance, December 31, 2016	3,000,000	$3,000	$746,526	$514,133	$-	$1,263,659

Dividends	-	-	(746,526)	(2,283,194)	-	(3,029,720)
Net income	-	-	-	1,533,431	-	1,533,431
Balance, December 31, 2017	3,000,000	3,000	-	(235,630)	-	(232,630)
Sale of common stock – investors in the IPO, net of offering costs of $1,247,424	1,312,520	1,313	5,313,863	-	-	5,315,176
Issuance of common stock to employees	103,636	104	559,395	-	-	559,499
Issuance of common stock to note holders	33,500	33	167,467	-	-	167,500
Issuance of common stock to vendors for services	158,797	159	800,841	-	-	801,000
Acquisition of Edison Nation Holdings, LLC – issuance of common stock to satisfy indebtedness	557,084	557	3,383,728	-	-	3,384,285
Acquisition of Cloud B, Inc. – issuance of common stock	489,293	489	2,663,711	-	-	2,664,200
Acquisition of Cloud B, Inc. – noncontrolling interest	-	-	-	-	1,158,000	1,158,000
Acquisition of Best Party Concepts, LLC – deemed distribution and noncontrolling interest	-	-	(692,533)	-	(192,533)	(885,066)
Acquisition of Pirasta, LLC – deemed distribution	-	-	(188,552)	-	-	(188,552)
Beneficial conversion option on indebtedness related to acquisition of Edison Nation Holdings, LLC	-	-	500,000	-	-	500,000
Shares reserved for future issuance of common stock to sellers of Edison Nation Holdings, LLC	-	-	6,014,250	-	-	6,014,250
Stock-based compensation	-	-	2,025,994	-	-	2,025,994
Net loss	-	-	-	(5,330,126)	(13,891)	(5,344,017)
Balance, December 31, 2018	5,654,830	$5,655	$20,548,164	$(5,565,756)	$951,576	$15,939,639

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
Cash Flow from Operating Activities
Net (loss) income attributable to Edison Nation, Inc.	$(5,330,126)	$1,533,431
Net loss attributable to noncontrolling interests	(13,891)	-
Net (loss) income	(5,344,017)	1,533,431
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	487,878	188,283
Amortization of financing costs	300,277	-
Stock-based compensation	3,386,493	-
Deferred taxes	(33,868)	28,399
Changes in assets and liabilities:
Accounts receivable	590	68,469
Inventory	59,309	(75,550)
Prepaid expenses and other current assets	(353,440)	693
Accounts payable	(1,408,184)	291,615
Accrued expenses and other current liabilities	636,881	23,347
Due from related party	(507,922)	(967,301)
Net cash (used in) provided by operating activities	(2,776,003)	1,091,386

Cash Flows from Investing Activities
Purchases of property and equipment	(141,440)	(39,151)
Acquisitions, net of cash	(772,581)
Purchase of loan held for investment	(500,000)	-
Net cash used in investing activities	(1,414,021)	(39,151)

Cash Flows from Financing Activities
Borrowings under line of credit	531,804	-
Borrowings under long-term debt	718,559
Repayments under long-term debt	(648,299)	-
Repayments under long-term debt – related parties	(132,309)	-
Net proceeds from sale of common stock	5,315,176	-
Fees paid for financing costs	(99,444)	-
Dividends paid	-	(3,029,720)
Net cash provided by (used in) financing activities	5,685,487	(3,029,720)
Net increase (decrease) in cash and cash equivalents	1,495,463	(1,977,485)
Cash and cash equivalents - beginning of year	557,268	2,534,753
Cash and cash equivalents - end of year	$2,052,731	$557,268

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$103,865	$-
Income taxes	$265,015	$64,465
Shares issued to note holders	$167,500	$-
Shares issued for the acquisition of Edison Nation Holdings, LLC	$3,384,285	$-
Shares issued for the acquisition of Cloud B, Inc.	$2,664,200	$-
Shares reserved in exchange for the cancellation of certain non-voting membership interests related to acquisition of Edison Nation Holdings, LLC	$6,014,250	$-
Borrowings under note payable for the purchase of property and equipment	$73,559	$-
Issuance of 4%, 5 year senior convertible notes for the acquisition of Edison Nation Holdings, LLC, net of debt discount for conversion feature	$1,428,161	$-
Earnout for acquisition of Cloud B, Inc.	$520,000	$-
Satisfaction of due from related party for acquisition of Best Party Concepts, LLC	$500,000	$-
Deemed distribution to shareholder for acquisition of Best Party Concepts, LLC	$692,533	$-
Satisfaction of due from related party for acquisition of Pirasta, LLC	$470,000	$-
Deemed distribution to shareholder for acquisitions of Pirasta, LLC	$188,552	$-

The accompanying notes are an integral part of these consolidated financial statements.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Nature of Operations

As used herein, the terms the “Company,” “Edison Nation” “we,” “us,” “our” and similar refer to Edison Nation, Inc., a Nevada corporation incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. and also formerly known as Xspand Products Lab, Inc. prior to its name change on September 12, 2018, and/or its wholly-owned and majority-owned operating subsidiaries, and/or where applicable, its management.

Edison Nation is a vertically-integrated, end-to-end, consumer product research & development, manufacturing, sales and fulfillment company. The Company’s proprietary web-enabled platform provides a low risk, high reward platform and process to connect innovators of new product ideas with potential licensees.

As of December 31, 2018, Edison Nation, Inc. had five wholly-owned subsidiaries: S.R.M. Entertainment Limited (“SRM”), Ferguson Containers, Inc. (“Fergco”), CBAV1, LLC (“CB1”), Pirasta, LLC and Edison Nation Holdings, LLC. Edison Nation, Inc. owns 72.15% of Cloud B, Inc. and 50% of Best Party Concepts, LLC. Edison Nation Holdings, LLC is the single member of Edison Nation, LLC and Everyday Edisons, LLC. Edison Nation, LLC is the single member of Safe TV Shop, LLC. Cloud B, Inc. owns 100% of Cloud B UK and Cloud B Australia.

On February 14, 2018, the Company effected a one-for-3.333333 reverse stock split of its issued and outstanding shares of common stock. All share information has been retroactively restated to reflect the aforementioned reverse stock split.

Liquidity

For the year ended December 31, 2018, our operations lost approximately $4,600,000 of which approximately $3,700,000 was non-cash and approximately $900,000 related to transaction costs and non-recurring items.

At December 31, 2018, we had total current assets of $5,465,484 and current liabilities of $8,878,936 resulting in negative working capital of $3,413,452, of which approximately $3,800,000 related to unsecured trade payables assumed in our Cloud B acquisition. In February 2019, our consolidating subsidiary, CBAV1, LLC, foreclosed on its promissory note it held that was secured by Cloud B, Inc.’s assets making any payments of the Cloud B trade payables unlikely. At December 31, 2018, we had total assets of $28,888,588 and total liabilities of $12,948,949 resulting in shareholders’ equity of $15,939,639.

The foregoing factors raised substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company’s ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations from the sale of its products. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management has considered possible mitigating factors within our management plan on our ability to continue for at least a year from the date these financial statements are filed. The following items are management plans to alleviate any going concern issues:

•	Raise further capital through the sale of addition equity

•	Borrow money under debt securities.

•	The deferral of payments to related party debt holders for both principal of $932,701 and related interest expense ($239,885 in 2018).

•	Cost saving initiatives related to synergies and the elimination of redundant costs of approximately $500,000

•	Possible sale of certain brands to other manufacturers.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Edison Nation, Inc. and its wholly-owned and majority owned subsidiaries. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in US dollars. All intercompany balances and transactions have been eliminated.

Reclassifications

Certain amounts previously presented in the consolidated financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no effect on the previously reported net loss, shareholders’ equity or cash flows.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements.

The Company’s significant estimates used in these financial statements include, but are not limited to, accounts receivable reserves, the valuation allowance related to the Company’s deferred tax assets, the recoverability and useful lives of long-lived assets, debt conversion features, stock-based compensation, certain assumptions related to the valuation of the reserved shares and the assets acquired and liabilities assumed related to the Company’s acquisitions. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

Note 2 — Summary of Significant Accounting Policies — (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents in the consolidated financial statements.

The Company has cash on deposits in several financial institutions which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions. The Company reduces its credit risk by placing its cash and cash equivalents with major financial institutions. The Company had approximately $1,450,000 uninsured at December 31, 2018 of which approximately $583,000 was held in foreign bank accounts not covered by FDIC insurance limits as of December 31, 2018.

Accounts Receivable

Accounts receivable are carried at their contractual amounts, less an estimate for uncollectible amounts. As of December 31, 2018 and 2017, the allowance for uncollectable amounts was not material. Management estimates the allowance for bad debts based on existing economic conditions, historical experience, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted.

As of December 31, 2018, the following customers represented more than 10% of total accounts receivable:

December 31,
2018
Customer A	12%
Customer B	11%

Inventory

Inventory is recorded at the lower of cost or net realizable value on a first-in, first-out basis. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete, or slow moving based on changes in customer demand, technology developments, or other economic factors.

Loan Held for Investment

Loan held for investment is reported on the balance sheet at the acquired cost which approximates the fair value, which resulted in a discount. The acquired loan had evidence of deterioration of credit quality and for which it was probable, at the time of our acquisition, that the Company would be unable to collect all contractually required payments. For these loans, the excess of the undiscounted contractual cash flows over the undiscounted cash flows estimated by us at the time of acquisition was not accreted into income (nonaccretable discount). The amount representing the excess of cash flows estimated by us at acquisition over the purchase price was accreted into purchase discount earned over the life of the applicable loans (accretable discount). The nonaccretable discount was not accreted into income. If cash flows could not be reasonably estimated for any loan, and collection was not probable, the cost recovery method of accounting was used. Under the cost recovery method, any amounts received were applied against the recorded amount of such loans.

Subsequent to acquisition, if cash flow projections improved, and it was determined that the amount and timing of the cash flows related to the nonaccretable discount was reasonably estimable and collection was probable, the corresponding decrease in the nonaccretable discount was transferred to the accretable discount and was accreted into interest income over the remaining life of any such loan on the interest method. If cash flow projections deteriorated subsequent to acquisition, the decline was accounted for through the allowance for loan losses. Depending on the timing of an acquisition, the initial allocation of discount generally is made primarily to nonaccretable discount until the Company is able to assess any cash flows expected to be collected over the purchase price which are then transferred to accretable discount.

On June 4, 2018, the Company purchased a promissory note for $500,000 from a bank at a discount of $1,700,000 from the face value of $2,270,000 of a company in financial difficulty. On October 29, 2018, the Company purchased 72.15% of the outstanding capital stock of the Company as described Note 3. The loan held for investment has been eliminated in consolidation as of December 31, 2018.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization, which is recorded commencing at the in-service date using the straight-line method over the estimated useful lives of the assets, as follows: 3 to 5 years for office equipment, 5 to 7 years for furniture and fixtures, 6 to 10 years for machinery and equipment, 10 to 15 years for building improvements, 5 years for software, 5 years for molds, 5 to 7 years for vehicles and 40 years for buildings.

When fixed assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statements of operations for the respective period. Minor additions and repairs are expensed in the period incurred. Major additions and repairs which extend the useful life of existing assets are capitalized and depreciated using the straight-line method over their remaining estimated useful lives.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company assesses the recoverability of its long-lived assets using undiscounted cash flows. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset’s fair value. The Company did not record any impairment charges related to long-lived assets during the years ended December 31, 2018 and 2017.

Goodwill and Intangible Assets

We record intangible assets based on their fair value on the date of acquisition. Goodwill is recorded for the difference between the fair value of the purchase consideration over the fair value of the net identifiable tangible and intangible assets acquired. We perform an impairment assessment of goodwill on an annual basis, or whenever impairment indicators exist. In the absence of any impairment indicators, goodwill is assessed for impairment during the fourth quarter of each fiscal year. Judgments regarding the existence of impairment indicators are based on market conditions and operational performance of the business.

We may assess our goodwill for impairment initially using a qualitative approach to determine whether it is more likely than not that the fair value of these assets is greater than their carrying value. When performing a qualitative test, we assess various factors including industry and market conditions, macroeconomic conditions and performance of our businesses. If the results of the qualitative assessment indicate that it is more likely than not that our goodwill and other indefinite-lived intangible assets are impaired, a quantitative impairment analysis would be performed to determine if impairment is required. We may also elect to perform a quantitative analysis of goodwill initially rather than using a qualitative approach.

The impairment testing for goodwill is performed at the reporting unit level. The valuation methods used in the quantitative fair value assessment, discounted cash flow and market multiples method, require our management to make certain assumptions and estimates regarding certain industry trends and future profitability of our reporting units. If the fair value of a reporting unit exceeds the related carrying value, the reporting unit's goodwill is considered not to be impaired and no further testing is performed. If the carrying value of a reporting unit exceeds its fair value, an impairment loss is recorded for the difference. The valuation of goodwill is affected by, among other things, our business plan for the future and estimated results of future operations. Future events could cause us to conclude that impairment indicators exist, and, therefore, that goodwill may be impaired.

Intangible assets include the cost of patents or patent rights (hereinafter, collectively “patents”) and trademarks. Patent and trademark costs are amortized utilizing the straight-line method over their remaining economic useful lives. Costs incurred related to patents prior to issuance are included in prepaid patent expense until the time the patent is issued and amortization begins or until management determines it is no longer likely the patent will be issued and amounts are expensed. Edison Nation reviews long-lived assets and intangible assets for potential impairment annually and when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss is recorded equal to the excess of the asset’s carrying value over its fair value. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. In the event that management decides to no longer allocate resources to a patent portfolio, an impairment loss equal to the remaining carrying value of the asset is recorded.

Revenue Recognition

Generally, the Company considers all revenues as arising from contracts with customers. Revenue is recognized based on the five step process outlined in the Accounting Standards Codification (“ASC”) 606:

Step 1 – Identify the Contract with the Customer – A contract exists when (a) the parties to the contract have approved the contract and are committed to perform their respective obligations, (b) the entity can identify each party’s rights regarding the goods or services to be transferred, (c) the entity can identify the payment terms for the goods or services to be transferred, (d) the contract has commercial substance and it is probably that the entity will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

Step 2 – Identify Performance Obligations in the Contract – Upon execution of a contract, the Company identifies as performance obligations each promise to transfer to the customer either (a) goods or services that are distinct, or (b) a series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer. To the extent a contract includes multiple promised goods or services, the Company must apply judgement to determine whether the goods or services are capable of being distinct within the context of the contract. If these criteria are not met, the goods or services are accounted for as a combined performance obligation.

Step 3 – Determine the Transaction Price – When (or as) a performance obligation is satisfied, the Company shall recognize as revenue the amount of the transaction price that is allocated to the performance obligation. The contract terms are used to determine the transaction price. Generally, all contracts include fixed consideration. If a contract did include variable consideration, the Company would determine the amount of variable consideration that should be included in the transaction price based on expected value method. Variable consideration would be included in the transaction price, if in the Company’s judgement, it is probable that a significant future reversal of cumulative revenue under the contract would not occur.

Step 4 – Allocate the Transaction Price – After the transaction price has been determined, the next step is to allocate the transaction price to each performance obligation in the contract. If the contract only has one performance obligation, the entire transaction price will be applied to that obligation. If the contract has multiple performance obligations, the transaction price is allocated to the performance obligations based on the relative standalone selling price (SSP) at contract inception.

Step 5 – Satisfaction of the Performance Obligations (and Recognize Revenue) – Revenue is recognized when (or as) goods or services are transferred to a customer. The Company satisfies each of its performance obligations by transferring control of the promised good or service underlying that performance obligation to the customer. Control is the ability to direct the use of, and obtain substantially all of the remaining benefits from an asset. It includes the ability to prevent other entities from directing the use of, and obtaining the benefits from an asset. Indicators that control has passed to the customer include: a present obligation to pay; physical possession of the asset; legal title; risks and rewards of ownership; and acceptance of the asset(s). Performance obligations can be satisfied at a point in time or over time.

Substantially all of the Company’s revenues continue to be recognized when control of the goods are transferred to the customer, which is upon shipment of the finished goods to the customer. All sales have fixed pricing and there are currently no material variable components included in the Company’s revenue. Additionally, the Company will issue credits for defective merchandise, historically these credits for defective merchandise have not been material. Based on the Company’s analysis of the new revenue standards, revenue recognition from the sale of finished goods to customers, which represents substantially all of the Company’s revenues, was not impacted by the adoption of the new revenue standards.

Disaggregation of Revenue

The Company’s primary revenue streams include the sale and/or licensing of consumer goods and packaging materials for innovative products. The Company’s licensing business is not material and has not been separately disaggregated for segment purposes. The disaggregated Company’s revenues for the years ended December 31, 2018 and 2017 was as follows:

	For the Years Ended December 31,
	2018	2017
Revenues:
Product sales	$16,037,221	$14,960,450
Service revenues	197,068
Licensing revenues	267,920	-
Total revenues, net	$16,502,209	$14,960,450

For the years ended December 31, 2018 and 2017, the following customers represented more than 10% of total net revenues:

	For the years ended December 31,
	2018	2017
Customer A	21%	31%

* Customer did not represent greater than 10% of total net revenue.

For the years ended December 31, 2018 and 2017, the following geographical regions represented more than 10% of total net revenues:

	For the Years Ended December 31,
	2018	2017
North America	80%	83%
Asia-Pacific	13%	13%

Cost of Revenues

Cost of revenues includes freight charges, purchasing and receiving costs, depreciation and inspection costs.

Shipping and Handling Costs

Shipping and handling costs include inbound freight costs and the cost to ship product to the customer and are included in cost of sales.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair values due to the short-term nature of these instruments. The carrying amount of the Company’s notes payable approximates fair value because the effective yields on these obligations, which include contractual interest rates, taken together with other features such as concurrent issuance of warrants, are comparable to rates of returns for instruments of similar credit risk. The loan held for investment was acquired at fair value, which resulted in a discount.

As of December 31, 2018, the book value and estimated fair value of the Company’s level 3 instruments was as follows:

	December 31, 2018
	Book Value	Estimated Fair Value
Loan held for investment	$-	$-
Contingent consideration	$(520,000)	$(520,000)

The following changes in level 3 instruments for the year ended December 31, 2018 are presented below:

	Loan Held For Investment	Contingent Consideration – Earnout
Balance, January 1, 2018	$-	$-
Purchases	500,000	-
Earnout incurred related to acquisition of Cloud B, Inc.	-	520,000
Acquisition of Cloud B, Inc. – eliminated in consolidation	(500,000)	-
Balance, December 31, 2018	$-	$(520,000)

Foreign Currency Translation

The Company uses the United States dollar as its functional and reporting currency since the majority of the Company’s revenues, expenses, assets and liabilities are in the United States. Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date, while revenue and expense accounts are translated at the average exchange rates prevailing during the year. Equity accounts are translated at historical exchange rates. Gains and losses from foreign currency transactions and translation for the years ended December 31, 2018 and 2017 and the cumulative translation gains and losses as of December 31, 2018 and 2017 were not material.

Income Taxes

The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board (“FASB”) ASC Topic 740 “Income Taxes” (“ASC Topic 740”).

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2018 and 2017. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. This legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The TCJA permanently reduced the U.S. corporate income tax rate from 34% to 21%, effective January 1, 2018.

Net Earnings or Loss per Share

Basic net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number vested of common shares, plus the net impact of common shares (computed using the treasury stock method), if dilutive, resulting from the exercise of dilutive securities. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of December 31, 2017, there were no common stock equivalents outstanding. As of December 31, 2018, the Company excluded the common stock equivalents summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

December 31,
2018
Selling Agent Warrants	65,626
Shares reserved in exchange for the cancellation of certain non-voting membership interest in Edison Nation Holdings, LLC	990,000
Options	290,000
Convertible shares under notes payable	285,632
Shares to be issued to innovator	12,500
Total	1,643,758

Deferred Financing Costs

Deferred financing costs include debt discounts and debt issuance costs related to a recognized debt liability and are presented in the balance sheet as a direct deduction from the carrying value of the debt liability. Amortization of deferred financing costs are included as a component of interest expense. Deferred financing costs are amortized using the straight-line method over the term of the recognized debt liability which approximates the effective interest method.

Recent Accounting Pronouncements

In January 2018, the FASB issued Accounting Standards Update No. 2017-01(“ASU 2017-01”), Business Combinations (Topic 805): Clarifying the Definition of a Business. The standard clarifies the definition of a business with the objective of providing guidance when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. For public companies, this standard was effective for annual reporting periods beginning after December 15, 2017. The Company adopted this standard in the first quarter of 2018 and the adoption did not have an impact on the Company’s results or consolidated financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (“ASU 2018-02”), Income Statement -Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The standard provides for a reclassification from accumulated other comprehensive earnings (“AOCE”) to retained earnings, of disproportionate income tax effects arising from the impact of the Tax Cuts and Jobs Act of 2017. For public companies, this standard is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company adopted ASU 2018-02 in the first quarter of 2018 and the adoption of this standard did not have an impact on the Company’s results or consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (ASC 230) – Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to reduce diversity in practice across all industries, in how certain transactions are classified in the statement of cash flows. ASU 2016-15 was effective for public companies for fiscal years beginning after December 15, 2017. The Company adopted this standard in 2018 and the adoption of this standard did not have an impact on the Company’s statement of cash flows for the years ended December 31, 2018 and 2017.

In October 2016, the FASB issued Accounting Standards Update No. 2016-16 (ASU 2016-16), Accounting for Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory. For public companies, this standard was effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted. The standard requires that the income tax impact of intra-entity sales and transfers of property, except for inventory, be recognized when the transfer occurs requiring any deferred taxes not yet recognized on intra-entity transfers to be recorded to retained earnings. The Company adopted this standard in the first quarter of 2018 and the adoption did not have an impact on the Company’s results or consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. Additionally, this accounting guidance requires a modified retrospective transition approach for all leases existing at, or entered into after the date of initial application, with an option to use certain transition relief. In July 2018, the FASB issued a practical expedient that would allow entities the option to apply the provisions of the new lease guidance at the effective date of adoption without adjusting the comparative periods presented. We have not yet adopted this standard and are currently evaluating the effect this standard will have on our financial statements.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04), “Simplifying the Test for Goodwill Impairment”, which removes Step 2 from the goodwill impairment test. ASU 2017-04 requires that if a reporting unit’s carrying value exceeds its fair value, an impairment charge would be recognized for the excess amount, not to exceed the carrying amount of goodwill. ASU 2017-04 will be effective for interim and annual reporting periods beginning after December 15, 2019. Early application is permitted after January 1, 2017. The Company early adopted ASU 2017-04 in the third quarter of 2018 with no impact on our financial statements.

In May 2017, the FASB issued accounting guidance on determining which changes to the terms or conditions of share-based payment awards require an entity to apply modification accounting. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted, and is applied prospectively to changes in terms or conditions of awards occurring on or after the adoption date. We have adopted this accounting guidance effective January 1, 2018, with no impact on our financial statements as there were no changes to the terms or conditions of share-based payment awards.

In June 2018, the FASB issued an amendment to the accounting guidance related to accounting for employee share-based payments which clarifies that an entity should recognize excess tax benefits in the period in which the amount of the deduction is determined. This amendment is effective for annual periods beginning after December 15, 2018. We have not yet adopted this accounting guidance and are currently evaluating the effect this accounting guidance will have on our financial statements.

In August 2018, the FASB issued new accounting guidance that addresses the accounting for implementation costs associated with a hosted service. The guidance provides that implementation costs be evaluated for capitalization using the same criteria as that used for internal-use software development costs, with amortization expense being recorded in the same income statement expense line as the hosted service costs and over the expected term of the hosting arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The guidance will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We have not yet adopted this accounting guidance and are currently evaluating the effect this accounting guidance will have on our financial statements.

In August 2018, the FASB issued new accounting guidance that eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted. Since this accounting guidance only revises disclosure requirements, it will not have a material impact on the Company’s consolidated financial statements.

In October 2018, the FASB issued new accounting guidance for Variable Interest Entities, which requires indirect interests held through related parties in common control arrangements be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The guidance is effective for the Company’s interim and annual reporting periods during the year ending December 31, 2020. Early adoption is permitted. The Company currently does not believe that the adoption of this accounting guidance will have a material impact on its consolidated financial statements and related disclosures.

Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were issued. Based upon the evaluation, except for items described in Note 13, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the Chairman and Chief Executive Officer (“CEO”) of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company deploys resources on a consolidated level to all brands of the Company and therefore the Company only identifies one reportable operating segment with multiple product offerings.

Note 3 — Acquisition

On September 30, 2017, the Company completed the acquisitions of SRM and Fergco in exchange for an aggregate of 3,000,000 shares of the Company common stock and notes payable aggregating $2,996,500. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiaries at historical carrying values, except that equity reflects the equity of the Company.

On September 4, 2018, the Company completed the acquisition of all of the voting membership interest of Edison Nation Holdings, LLC for a total purchase price of $12,820,978 comprising of (i) $950,000 cash (ii) the assumption of the remaining balance of the senior convertible debt through the issuance to the holders of 4%, 5-year senior convertible notes (the “New Convertible Notes”), in the aggregate principal and interest amount of the sum of $1,428,161, less debt discount of $500,000 for the approximate fair value of the conversion feature, which are convertible into approximately 285,632 shares of the Company’s common stock, at the option of the holder of such New Convertible Notes (subject to certain adjustments as provided in the Membership Interest Purchase Agreement (the “Purchase Agreement”) among the Company and Edison Nation Holdings, LLC and Edison Nation Holdings, LLC members dated June 29, 2018 and the terms of the New Convertible Notes), (iii) the reservation of 990,000 shares of the Company’s common stock that may be issued in exchange for the redemption of certain non-voting membership interests of EN that will be created specifically in connection with the transaction contemplated by the Purchase Agreement (which exchange obligations may be instead satisfied in cash instead of shares of common stock, in the Company’s sole discretion), and (iv) the issuance of 557,084 shares or $3,760,317 of the Company’s common stock in full satisfaction of the indebtedness represented by promissory notes payable by EN to Venture Six, LLC and Wesley Jones.

The activity of Edison Nation Holdings, LLC included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2018 was net sales of $267,920 and net loss of $197,485.

On October 29, 2018, the Company completed the acquisition of 72.15% of the outstanding capital stock of Cloud B, Inc. in exchange for 489,293 shares of restricted common stock of the Company. In addition, the Company entered into an Earn Out Agreement with the Cloud B Sellers, whereby, beginning in 2019, the Company will pay the Cloud B Sellers an annual amount equal to 8% multiplied by the annual gross sales of Cloud B, as reduced by the total gross sales generated by Cloud B in 2018. The Earn Out Agreement expires on December 31, 2021.

The activity of Cloud B, Inc. included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2018 was net sales of $1,512,328 and net loss of $44,408.

On December 31, 2018, the Company completed the acquisition of all of the voting membership interest of Pirasta, LLC from NL Penn Capital, LP in exchange for the satisfaction of $470,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

The activity of Pirasta, LLC included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2018 was not material.

On December 31, 2018, the Company completed the acquisition of 50% of the voting membership interest of Best Party Concepts, LLC from NL Penn Capital, LP in exchange for the satisfaction of $500,000 due from related party. Accordingly, the consolidated financial statements of the Company reflect the accounting of the combined acquired subsidiary at historical carrying values, except that equity reflects a distribution for the excess of consideration paid over the net carrying amount of assets.

The activity of Best Party Concepts, LLC included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2018 was not material

The following table summarizes the aggregate purchase price consideration paid:

	Edison Nation			Best Party
	Holdings, LLC	Cloud B, Inc.	Pirasta, LLC	Concepts, LLC
Cash paid	950,000	-	$-	$-
Fair value of issued shares	3,384,285	2,664,200	-	-
Fair value of reserved shares	6,014,250	-	-	-
Issuance of debt	1,428,161	-	-	-
Settlement of due from related party	-	-	470,000	500,000
Fair value of contingent consideration	-	520,000	-	-
Purchase consideration	11,776,696	3,184,200	470,000	500,000

The Company believes that this combination will further strengthen its future growth opportunities while also increasing product diversification. The Company accounted for this acquisition as a business combination under the acquisition method of accounting. The following table summarizes the preliminary purchase price allocation of fair values of the assets acquired and liabilities assumed at the date of acquisition:

	Edison Nation			Best Party
	Holdings, LLC	Cloud B, Inc.	Pirasta, LLC	Concepts, LLC
Cash and cash equivalents	$68,681	$104,744	$3,629	$365
Accounts receivable	15,958	636,755	7,696	6,906
Inventory	-	566,500	36,537	139,918
Other assets	39,691	172,747	-	4.356
Property and equipment	1,852	53,345	-	10,931
Goodwill	5,497,242	3,884,432	354,836	-
Intangible assets	6,400,000	6,600,000	-	-
Total assets acquired	12,023,424	12,018,523	402,698	162,476
Debt	-	1,400,000	-	-
Accounts payable	227,025	5,748,797	2,052	34,041
Accrued expenses and other liabilities	19,703	527,526	119,198	513,502
Total liabilities assumed	246,728	7,676,323	121,250	547,543
Noncontrolling interest	-	1,158,000	-	(192,534)
Distribution to shareholder	-	-	(188,552)	(692,533)
	11,776,696	3,184,200	470,000	500,000

The noncontrolling interest was valued based on the fair value of consideration paid to the Cloud B Sellers.

The following represents the pro forma consolidated income statement as if the acquisitions had been included in the consolidated results of the Company for the entire years ending December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017
Revenues, net	$20,988,594	$24,402,376
Cost of revenues	13,566,605	16,289,352
Gross profit	7,421,989	8,113,024

Operating expenses:
Selling, general and administrative	13,144,691	8,890,638
Operating (loss) income	(5,722,702)	(777,614)

Other (expense) income:
Other (expense) income	(398,406)	(325,017)
(Loss) income before income taxes	(6,249,968)	(452,597)
Income tax expense	304,298	135,570
Net loss	$(6,554,266)	$(588,167)
Net loss attributable to noncontrolling interests	(415,466)	(506,616)
Net loss attributable to Edison Nation, Inc.	(6,138,801)	(81,551)
Net loss per share - basic and diluted	$(1.09)	$(0.02)
Weighted average number of common shares outstanding – basic and diluted	5,654,930	4,046,377

In connection with the acquisitions the Company will no longer present multiple segments for packaging materials and consumer goods segment as resources will be deployed on a consolidated level and all entities will operate cross functionally as one team to bring products to market.

Note 4 — Accounts Receivable

As of December 31, 2018 and 2017, accounts receivable consisted of the following:

	December 31,	December 31,
	2018	2017
Accounts receivable	$1,889,112	$1,441,997
Less: Allowance for doubtful accounts	(11,761)	(11,761)
Total accounts receivable, net	$1,877,351	$1,430,236

Note 5 — Inventory

As of December 31, 2018 and 2017, inventory consisted of the following:

	December 31,	December 31,
	2018	2017
Raw materials	$48,576	$30,410
Finished goods	875,131	209,651
Total inventory	$923,707	$240,061

Note 6 — Property and equipment, net

As of December 31, 2018 and 2017, property and equipment consisted of the following:

	December 31,	December 31,
	2018	2017
Land	$79,100	$79,100
Buildings – rental property	427,704	427,704
Building improvements	760,017	745,685
Equipment and machinery	3,929,332	3,899,040
Furniture and fixtures	322,157	280,124
Computer software	23,518	23,518
Molds	4,589,153	4,552,374
Vehicles	502,960	404,759
	10,633,941	10,412,304
Less: accumulated depreciation	(9,635,078)	(9,445,400)
Total property and equipment, net	$998,863	$966,904

Depreciation expense for the years ended December 31, 2018 and 2017 was $175,609 and $188,283, respectively.

Note 7 — Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2018 consisted of the following:

Total
Balance, January 1, 2018	$-
Acquisitions	9,736,510
Balance, December 31, 2018	9,736,510

The Company had no goodwill until which time it closed on its 2018 acquisitions.

Note 8 — Intangible assets, net

As of December 31, 2018, intangible assets consisted of the following:

				For the Years Ended December 31,
	Useful Life	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net Amount
Definite lived intangible assets:
Customer relationships	15 years	14.8 years	$4,270,000	$61,556	$4,208,444
Developed technology	7 years	6.7 years	$3,800,000	159,524	3,640,476
Membership network	7 years	6.7 years	$1,740,000	82,857	1,657,143
Non-compete agreements	2 years	1.7 years	$50,000	8,333	41,667
Total definite lived intangible assets			$9,860,000	$312,270	$9,547,730

Indefinite lived intangible assets:
Trademarks and tradenames	Indefinite		$3,140,000	$-	$3,140,000
Total indefinite lived intangible assets			$3,140,000	$-	$3,140,000
Total intangible assets			13,000,000	$312,270	$12,687,730

Amortization expense for the years ended December 31, 2018 and 2017 was $312,270 and $0, respectively.

The estimated future amortization of intangibles subject to amortization at December 31, 2018 was as follows:

For the Years Ended December 31,	Amount
2019	$1,101,095
2020	1,092,762
2021	1,076,095
2022	1,076,095
2023	1,076,095
Thereafter	4,125,588
9,547,730

Note 9 — Accrued expenses and other current liabilities

As of December 31, 2018 and 2017, accrued expenses and other current liabilities consisted of the following:

	December 31,	December 31,
	2018	2017
Accrued other taxes	$259,559	$55,413
Accrued payroll and benefits	175,336	8,703
Accrued professional fees	133,261	16,848
Customer deposits	35,094	-
Accrued interest	269,782	-
Other	262,519	-
Total accrued expenses and other current liabilities	$1,135,551	$80,964

Note 10 — Debt

As of December 31, 2018 and 2017, debt consisted of the following:

	December 31,	December 31,
	2018	2017
Line of credit:
Asset backed line of credit	$561,804	$-
Debt issuance costs	(30,000)	-
Total line of credit	531,804	-

Long-term senior convertible debt:
Senior convertible notes payable	1,428,161	-
Debt issuance costs	(466,667)	-
Total long-term senior convertible debt	961,494	-

Long-term debt:
Notes payable	370,250	-
Less: current portion of long-term debt	(313,572)	-
Noncurrent portion of long-term debt	56,688	-

Long-term debt – related parties:
Notes payable	3,464,191	2,996,500
Less: current portion of long-term debt – related parties	(932,701)	(225,553)
Noncurrent portion of long-term debt – related parties	$2,531,490	$2,770,947

Line of Credit

On December 27, 2018, the Company entered into credit agreement providing for an asset backed line of credit of $1,000,000. The credit agreement contains a revolving maturity date which is subject to an annual review by the lender, The credit agreement is collateralized by substantially all of the assets of Ferguson Containers, Inc. The interest rate was 8.5% as of December 31, 2018. The agreement contains certain covenants and definition. The Company was in compliance with all covenants as of December 31, 2018.

Long-term Convertible Notes Payable – Related Parties

On September 4, 2018, in connection with the acquisition of EN, the Company issued five senior convertible notes payable aggregating $1,428,161. The notes have an effective interest rate of four percent (4%) per annum. The Company is required to make semi-annual interest payments on June 30th and December 31st of each year. The notes have an option to convert at a conversion price of $5.00. Prepayments are not allowed under the notes without the prior written consent of applicable holders of a note until the second anniversary of the effective date of the note, after which time the notes may be prepaid without penalty at any time upon sixty (60) days’ written notice to the holders. The holders have piggyback registration rights. If the conversion option is not elected by the holder, all outstanding principal and interest is due on September 4, 2023. The Company recorded a debt discount of $500,000 related to the beneficial conversion feature that will be amortized over five (5) years to interest expense.

Notes Payable

The Company borrowed funds under two separate notes, aggregating $645,000, in February 2018 and March 2018. As of December 31, 2018, both holders of the notes were paid in full. In addition, the Company issued the 20,000 and 13,500 shares to the holders of the notes payable, respectively. The fair value of the shares issued was $167,500 which was recorded as a debt discount and fully amortized through interest expense.

On September 7, 2018, the Company borrowed $73,559 related to the purchase of a commercial delivery vehicle. The note bears interest at a rate of 4.5% per annum. The monthly payments under the note are $1,371 commencing on October 6, 2018 and maturing on September 6, 2023. The loan is collaterized by the commercial delivery vehicle having the approximate value of $75,000.

On December 1, 2016, Cloud B, Inc. entered into a Loan Agreement with an outside associate of CEO Linda Suh. The loan was in the amount of $300,000. This loan was for a period of six (6) months and bears no interest and therefore no monthly interest payments. A Loan Amendment and Extension Agreement was entered into on June 1, 2017, extending the maturity of the loan until December 31, 2017. This loan remains outstanding. No collateral was provided by the Company for any of the above-referenced loans.

Notes Payable – Related Parties

On September 30, 2018, in connection with the acquisition of SRM and Fergco, the Company issued two notes payable aggregating $2,996,500. One note was issued to NL Penn Capital, L.P, in relation to the acquisition of SRM in the amount of $2,120,000 and the other note was issued to the shareholders of Fergco in the amount of $876,500. The notes bear interest at a rate of six percent (6%) per annum and have an effective interest rate of six percent (6%) per annum. The Company is required to make monthly payments comprised of principal and interest beginning in January 2018 that are amortized over ten (10) years, with a balloon payment of all outstanding principal and interest due at the respective maturity dates ($677,698 due on December 1, 2020 and $1,249,043 due on December 1, 2022).

On April 24, 2014, Cloud B, Inc. entered into two shareholder Loan Agreements. One shareholder loan was from former shareholder, Board Member, and CEO of Cloud B, Inc. prior to the acquisition on October 29, 2018, Linda Suh in the amount of $100,000. This loan bears interest at a rate of 7.0% per annum for the first twelve (12) months and 8.0% per annum thereafter. The Company is required to make monthly interest only payments. Interest payments on this loan have been paid through November 2018. The other shareholder loan was from former shareholder and Board Member of Cloud B, Inc. prior to the acquisition on October 29, 2018, John Royan in the amount of $500,000. This loan bears interest at a rate of 7.0% per annum for the first six (6) months and 8.0% per annum for the next six (6) months. The Company was required to make monthly interest only payments through May 2015, with the loan becoming due and payable on May 28, 2015. This loan remains outstanding with the last interest payment made in July 2015.

The scheduled maturities of the debt for the next five years as of December 31, 2018, are as follows:

For the Years Ended December 31,	Amount
2018	$1,778,077
2019	239,461
2020	254,230
2021	704,296
2022	1,420,190
Thereafter	1,428,162
5,824,416
Less: debt discount	(496,667)
$5,327,749

For the year ended December 31, 2018, interest expense was $501,221 of which $239,885 was related party interest expense. For the year ended December 31, 2017 interest income was $4,000.

Note 11 — Income Taxes

Edison Nation, Inc. is taxed as a corporation and pays corporate federal, state and local taxes on income allocated to it from Fergco, Edison Nation Holdings, LLC, Edison Nation, LLC, Safe TV Shop, LLC, Everyday Edisons, LLC and Pirasta, LLC based upon Edison Nation, Inc.’s economic interest in those entities. Cloud B, Inc. is taxed as a corporation and pays corporate federal, state and local taxes on its income. The Company has three foreign entities of which only SRM has operations, SRM is an entity subject to the Hong Kong, China tax regime. The Hong Kong tax returns remain subject to examination by local taxing authorities beginning with the tax year ended December 31, 2011.

Cloud B, Inc. was a Subchapter S pass-through entity for income tax purposes prior to its acquisition by the Company on October 29, 2018. Accordingly, Cloud B, Inc. was not subject to income taxes prior to the acquisition and therefore the tax provision related to the United States income is only for the period from October 29, 2018 to December 31, 2018.

Edison Nation Holdings, LLC and its subsidiaries are disregarded limited liability corporation entities for income tax purposes. Accordingly, EN was not subject to income taxes prior to the acquisition on September 4, 2018 and the results of operations were not material therefore the tax provision related to the United States income is only for the period from September 4, 2018 to December 31, 2018.

Fergco was a Subchapter S pass-through entity for income tax purposes prior to its acquisition by the Company on September 30, 2017. Accordingly, Fergco was not subject to income taxes prior to the acquisition and therefore the tax provision related to the United States income is only for the period from October 1, 2017 to December 31, 2017.

United States and foreign components of income before income taxes were as follows:

	For the Years Ended December 31,
	2018	2017
United States	(5,828,261)	49,097
Foreign	788,159	1,617,439
Income before income taxes	$(5,040,102)	$1,666,536

The tax effects of temporary differences that give rise to deferred tax assets or liabilities are presented below:

	For the Years Ended December 31,
	2018	2017
Deferred tax assets:
Stock-based compensation	$682,115	$-
Goodwill and intangible assets	19,410	-
Net operating loss carryforwards	493,063	50,524
Less: valuation allowance	(1,194,587)	(50,524)
Net deferred tax assets	$-	$-

Deferred tax liabilities:
Property and equipment	$341	$34,209
Net deferred tax liabilities	$341	$34,209
Net deferred tax liabilities	$341	$34,209

As of December 31, 2018 and 2017, the Company had $1,820,685 and $240,591 of federal and state net operating loss carryforwards for income tax purposes. In connection with the IPO the Company does not believe the ownership change resulted in the loss of past net operating loss carryforwards. The above net operating loss carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experiences one or more ownership changes. The Company believes the goodwill acquired in the Edison Nation Holdings acquisition is deductible for tax purposes. The Company evaluates its ability to realize deferred tax assets on a quarterly basis and establishes a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset may not be realized. As of December 31, 2018 and 2017, the Company recognized a deferred tax asset of $1,194,587 and $50,524, respectively. However, these deferred tax assets will be utilized upon the Company generating taxable income. As of December 31, 2018 and 2017, the Company established a full valuation allowance in the amount of $1,194,587 and $50,524, respectively, against the deferred tax asset.

The income tax provision (benefit) consists of the following:

	For the Years Ended December 31,
	2018	2017
Current:
Federal	$10,185	$27,513
Foreign	292,491	71,125
State and local	35,107	6,069
Total current	$337,783	$104,707

Deferred:
Federal	$(21,450)	$23,249
Foreign	(2,316)	(3,153)
State and local	(10,102)	8,302
Total deferred	$(33,868)	$28,398
Income tax provision (benefit)	$303,915	$133,105

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Years Ended December 31,
	2018	2017
Tax at federal statutory rate	21.0%	34.0%
Effect of U.S. tax law change	0.0%	-0.9%
U.S. income attributable to pass-through entity	0.0%	-4.4%
U.S. income subject to valuation allowance	-20.5%	4.9%
State and local income taxes	0.0%	0.9%
Foreign income not subject to U.S. federal tax	0.0%	-33.0%
Foreign tax	-6.3%	4.1%
Other	-0.2%	2.4%
Effective income tax rate	-6.0%	8.0%

The statutory federal income tax rate differs from the Company’s effective tax rate due to the valuation allowance related to deferred tax assets and net operating losses and foreign income taxes in Hong Kong.

Note 12 — Related Party Transactions

NL Penn Capital, LP and SRM Entertainment Group LLC

As of December 31, 2018 and 2017, due to related party consists of net amounts due to SRM Entertainment Group LLC (“SRM LLC”) and NL Penn Capital, LP (“NL Penn”), the majority owner of SRM Entertainment Group LLC, which are owned by Chris Ferguson, Chief Executive Officer. The amount due to related parties is related to the acquisition of Pirasta, LLC and Best Party Concepts, LLC offset by operating expenses that were paid by SRM on behalf of SRM LLC and NL Penn. As of December 31, 2018 and 2017, the net amount due to related parties was $140,682 and due from related parties was $834,897, respectively. Such amounts are due currently.

Service Agreement

On August 1, 2018, the Company entered into a one-year letter agreement with Enventys Partners, LLC, a North Carolina limited liability company (“Enventys”), whereby Enventys agreed to provide services to the Company as an independent contractor in the areas of product development and crowdfunding campaign marketing. During the term of the Enventys Agreement, the Company shall pay Enventys a fixed fee of $15,000 per month for product development assistance, including design research, mechanical engineering and quality control planning. Depending on the success of each campaign, the Company may also pay Enventys a commission of up to ten percent of the total funds raised in the applicable campaign. Louis Foreman, who has been nominated to be voted upon as a board member of the Company at the Company’s next annual meeting, is also the Chief Executive Officer and the largest equity holder of Enventys. We incurred fees of approximately $130,000 related to the services performed by Enventys for the year ended December 31, 2018.

Note 13 — Commitments and Contingencies

Operating Lease

On August 8, 2016, SRM entered into a lease for office space in Kowloon, Hong Kong. On August 8, 2018, SRM extended its lease for office space in Kowloon, Hong Kong so that the lease will now expire on August 7, 2020. Monthly lease payments are approximately $6,400 for a total of approximately $154,000 for the total term of the lease.

The Company leases certain office space from an entity affiliated through common ownership under operating lease agreement. The operating lease requires base monthly payments of $3,333 plus the Company’s share of the facilities operating expenses as defined in the lease agreement through May 2017. The lease agreement contains four successive five year renewal options with 5% base rent escalations at the end of each extension period.

On October 1, 2018, the Company entered into a lease for office space in Winter Park, Florida which expires on September 30, 2020. Monthly lease payments are approximately $1,887 for a total of approximately $45,288 for the total term of the lease.

Minimum annual rental commitments for operating leases of continuing operations having initial or remaining noncancellable lease terms in excess of one year are as follows:

Total rent expense for the years ended December 31, 2018 and 2017 was $343,253 and $191,405, respectively. Rent expense is included in general and administrative expense on the consolidated statements of operations.

Rental Income

Fergco leases a portion of the building located in Washington, New Jersey that it owns under a month to month lease. Total rental income related to the leased space for both the years ended December 31, 2018 and 2017 was $102,815, respectively, and is included in other income on the consolidated statements of operations.

Legal Contingencies

The Company is involved in claims and litigation in the ordinary course of business, some of which seek monetary damages, including claims for punitive damages, which are not covered by insurance. For certain pending matters, accruals have not been established because such matters have not progressed sufficiently through discovery, and/or development of important factual information and legal information is insufficient to enable the Company to estimate a range of possible loss, if any. An adverse determination in one or more of these pending matters could have an adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

We are, and may in the future become, subject to various legal proceedings and claims that arise in or outside the ordinary course of business.

Note 14 — Shareholders’ Equity

Common Stock

The Company issued 1,312,520 shares of common stock related to the IPO, at a public offering price of $5.00 per share in August 2018. The Company received gross proceeds of $6,562,600 and net proceeds of $5,315,176 after deducting underwriter commissions and expenses of $714,802, legal fees of $157,358, escrow closing fees of $4,000 and other direct offering expenses which together aggregate $1,204,030.

Stock-Based Compensation

On September 6, 2018, the Company’s board of directors approved an amendment and restatement of the Company’s omnibus incentive plan solely to reflect the Company’s name change to Edison Nation, Inc. Thus, the Edison Nation, Inc. Omnibus Incentive Plan (the “Plan”) which remains effective as of February 9, 2018, provides for the issuance of up to 1,764,705 shares of common stock to help align the interests of management and our shareholders and reward our executive officers for improved Company performance. Stock incentive awards under the Plan can be in the form of stock options, restricted stock units, performance awards and restricted stock that are made to employees, directors and service providers. Awards are subject to forfeiture until vesting conditions have been satisfied under the terms of the award. The exercise price of stock options are equal to the fair market value of the underlying Company common stock on the date of grant.

The fair value of the option grants was estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table.

2018
Weighted average fair value of option granted	$1.82
Risk-free interest rate	2.2%
Expected term in years	2.5
Volatility	50.0%
Dividend rate	0.0%

The following table summarizes stock option award activity during 2018:

	Shares	Weighted Average Exercise Price	Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance, January 1, 2018	-	$-	-	-
Granted	290,000	5.55	4.2	-
Balance, December 31, 2018	290,000	$5.55	4.2	-
Exercisable, December 31, 2018	166,667	$5.32	4.1	-

As of December 31, 2018, there was 123,333 unvested options to purchase common units of Edison Nation, Inc. or $222,279 of total unrecognized equity-based compensation expense that the Company expected to recognize over a remaining weighted-average period of 1.4 years. The Company recorded stock-based compensation expense of $2,025,994, of which 1,721,250, related to the assumption of certain consulting agreements which were satisfied by the principal shareholder of SRM transferring 344,250 shares to the consultants, for the year ended December 31, 2018. No compensation expense was recorded for the year ended December 31, 2017.

Selling Agent Agreement

In connection with the IPO, the Company agreed to issue to the selling agent in the IPO, warrants to purchase a number of shares of the common stock equal to 5.0% of the total shares of common stock sold in any closing of the IPO, excluding shares purchased by investors sourced via alternative funding platforms (the “Selling Agent Warrants”). The Selling Agent Warrants are exercisable commencing on the qualification date of the IPO and have a term of 5 years. The Selling Agent Warrants are not redeemable by the Company. The exercise price for the Selling Agent Warrants is 20% greater than the IPO offering price, or $6.00 per share. On August 16, 2018, the Company issued 65,626 of Selling Agent Warrants that are exercisable for 65,626 shares of the Company’s common stock.

Note 15 — Subsequent Events

Foreclosure of Cloud B, Inc.

In February 2019, CBAV1, LLC foreclosed on the Promissory Note it held that was secured by Cloud B, Inc.’s assets. After the foreclosure, there likely will be no assets to distribute to other creditors.

Issuance of Common Shares

In March 2019, the Company issued 10,500 shares of common stock to consultants for services performed.

First Fire Note Payable

On March 6, 2019, Edison Nation, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Investor”) pursuant to which the Investor purchased a 2% unsecured, senior convertible promissory note (the “Note”) from the Company.

The Company issued 15,000 shares of its common stock, par value $0.001 per share (“Common Stock”) to the Investor as additional consideration for the purchase of the Note. Under the terms of the SPA, the Investor will have piggyback registration rights in the event the Company files a Form S-1 or Form S-3 within six months from March 6, 2019, as well as a pro rata right of first refusal in respect of participation in any debt or equity financings undertaken by the Company during the 18 months following March 6, 2019. The Company is also subject to certain customary negative covenants under the SPA, including but not limited to, the requirement to maintain its corporate existence and assets subject to certain exceptions, and to not to make any offers or sales of any security under circumstances that would have the effect of establishing rights or otherwise benefitting other investors in a manner more favorable in any material respect than those rights and benefits established in favor of the Investor under the terms of the SPA and the Note.

As issued on March 6, 2019, the principal amount of the Note is $560,000, with an original issue discount in the amount of $60,000. The maturity date of the Note is six months from March 6, 2019. As stated above, all principal amounts and the interest thereon are convertible into shares Common Stock only in the event that an Event of Default occurs.

2,568,305 Shares

PROSPECTUS

, 2020

Through and including              , 2020 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fees. Except as otherwise noted, all the expenses below will be paid by us.

SEC Registration Fees	$870.08
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	20,000.00
Printing and Related Expenses	10,000.00
Miscellaneous	5,000.00
Total	$135,870.08

 *         Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers

Our Second Amended and Restated Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated articles of incorporation, our Second Amended and Restated Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriter party thereto against certain liabilities. See “Undertakings” below for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the following transactions under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, in that such sales and issuances did not involve a public offering, or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

On May 4, 2018, we issued 13,500 shares of our common stock valued at $67,500 related to the borrowing of funds under a note payable.

On August 23, 2018, we issued 20,000 shares of our common stock valued at $100,000 related to the borrowing of funds under a note payable.

On September 4, 2018, we issued 557,084 shares of our common stock valued at $3,384,285 related to the acquisition of Edison Nation Holdings, LLC.

II-1

On December 27, 2018, we issued 489,293 shares of our common stock valued at $2,664,200 related to the acquisition of Cloud B, Inc.

On March 6, 2019, we issued 15,000 shares of our common stock valued at $74,100 related to the borrowing of funds under a note payable.

On May 24, 2019, we issued 20,000 shares of our common stock valued at $62,000 to a note holder related to the borrowing of funds.

On June 18, 2019, we issued 15,000 shares of our common stock valued at $37,200 to a note holder to satisfy a portion of the payoff of one of our notes.

On July 16, 2019, we issued 20,000 shares of our common stock valued at $70,920 to note holders related to the borrowing of funds.

On August 26, 2019, we issued 181,005 shares of our common stock, of which 153,005 shares were reserved shares which were returnable upon repayment, valued at $713,159.70 to a note holder related to the borrowing of funds. These shares have been returned and are no longer outstanding.

On November 4, 2019, we issued 15,000 shares of our common stock valued at $29,880 to one of our note holders related to our borrowing of funds.

On November 21, 2019, we issued 1,175,000 shares of our common stock to investors at a purchase price of $2.00 per share in connection with the PIPE Transaction.

On December 5, 2019, we issued 45,000 shares of our common stock valued at $90,000 related to the acquisition of the assets of Uber Mom, LLC.

On December 19, 2019, we issued 10,000 shares of our common stock valued at $20,000 to 32 Entertainment, LLC, related to the borrowing of funds.

On December 31, 2019, we issued 10,000 shares of our common stock valued at $20,000 to Joseph Tropea, a note holder, related to the borrowing of funds.

On January 23, 2020, we issued 160,000 shares of our common stock to Greentree valued at $374,400 in connection with the Greentree Financing.

II-2

The following shares of common stock were issued in connection with the Company’s equity compensation plans as of February 12, 2020:

On May 8, 2018, we issued 61,900 shares of our common stock valued at $306,000 to various employees.

On August 17, 2018, we issued 50,000 shares of our common stock valued at $250,000 to a consultant for services provided.

On September 10, 2018, we issued 20,000 shares of our common stock valued at $100,000 to a consultant for services performed.

On September 20, 2018, we issued 5,000 shares of our common stock valued at $25,000 to a consultant for services performed.

On October 23, 2018, we issued 10,000 shares of our common stock valued at $50,000 to a consultant for services performed.

On November 6, 2018, we issued 2,000 shares of our common stock valued at $10,000 to a consultant for services performed.

On December 21, 2018, we issued 50,000 shares of our common stock valued at $251,000 to a consultant for services performed.

On December 27, 2018, we issued 18,797 shares of our common stock valued at $100,000 to a consultant for services performed.

On December 27, 2018, we issued 41,736 shares of our common stock valued at $250,000 to 2 employees.

On December 28, 2018, we issued 3,000 shares of our common stock valued at $15,000 to a consultant for services performed.

On March 13, 2019, we issued 10,500 shares of our common stock valued at $52,500 to two consultants for services performed.

On May 6, 2019, we issued 12,500 shares of our common stock valued at $47,625 to an innovator for the licensing of their product.

On May 24, 2019, we issued 10,000 shares of our common stock valued at $30,000 to a consultant for strategic consulting services.

On July 16, 2019, we issued 25,000 shares of our common stock valued at $98,500 to a consultant for strategic consulting services.

On July 16, 2019, we issued 50,000 shares of our common stock valued at $197,000 to a consultant for investor relations services.

On September 4, 2019, we issued 17,000 shares of our common stock under our plan valued at $54,250 to consultants for strategic consulting services.

On September 4, 2019, we issued 3,000 shares of our common stock under our plan valued at $8,850 to an employee.

On December 17, 2019, we issued 10,000 shares of our common stock valued at $20,000 to a consultant for strategic consulting services for our Amazon.com business.

On January 7, 2020, we issued 100,000 shares of our common stock valued at $200,000 to Phil Anderson, former Chief Strategic Officer, for satisfaction of surrendering his outstanding options.

On January 7, 2020, we issued 32,813 shares of our common stock valued at $65,626 to Phil Anderson, our former Chief Financial Officer and Chief Strategic Officer, for satisfaction of his remaining payments under his strategic consulting contract.

On December 31, 2019, we issued 23,923 shares of our common stock valued at $47,846 to 4 Keeps Roses, Inc, related to the joint venture of Ed Roses, LLC.

On January 13, 2020, we issued 50,000 shares of our common stock valued at $100,000 to Ridgewood LLC, a consultant for strategic consulting services for assistance with sales on Amazon.com.

On February 7, 2020, we issued 15,000 shares of our common stock to MZHCI, LLC valued at $40,350 in connection with the satisfaction of outstanding amounts due under a settlement agreement.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Number	Description	Form	Exhibit	Filing Date	Filed/Furnished Herewith
3.1	Certificate of Amended and Restated Articles of Incorporation of Xspand Products Lab, Inc. dated December 20, 2017	1-A	2.3	December 22, 2017
3.2	Articles of Merger, filed with the Secretary of State of Nevada, effective September 7, 2019	8-K	3.1	September 12, 2018
3.3	Second Amended and Restated Bylaws of Edison Nation, Inc.	8-K	3.2	September 12, 2018
5.1	Opinion of Waller Lansden Dortch & Davis, LLP				**
10.1	Form of Senior Convertible Promissory Note with Edison Nation Holdings, LLC, dated June 29, 2018	8-K	2.1	July 6, 2018
10.1	Membership Interest Purchase Agreement with Edison Nation Holdings, LLC dated June 29, 2018	8-K	10.1	July 6, 2018
10.2	Fifth Amended and Restated Operating Agreement of Edison Nation Holdings, LLC, dated September 4, 2018	8-K	10.2	September 6, 2018
10.3	Registration Rights Agreement dated September 4, 2018	8-K	10.3	September 6, 2018
10.4+	Amended and Restated Edison Nation, Inc. Omnibus Incentive Plan	8-K	3.3	September 12, 2018
10.5+	Employment Agreement with Christopher Ferguson, dated September 26, 2018	8-K	10.1	October 5, 2018	+
10.6+	Employment Agreement with Philip Anderson, dated September 26, 2018	8-K	10.2	October 5, 2018	+
10.7+	Employment Agreement with Brett Vroman, dated October 5, 2018	8-K	10.1	June 11, 2019	+
10.8+	Amendment to Employment Agreement with Brett Vroman, dated June 7, 2019	8-K	10.2	June 11, 2019	+
10.9+	Separation Agreement and Release with Philip Anderson, dated June 6, 2019	8-K	10.3	June 11, 2019	+
10.10	Stock Purchase Agreement, dated October 24, 2018	8-K	10.1	October 30, 2018
10.11	Form of Securities Purchase Agreement with FirstFire Global Opportunities Fund LLC, dated March 6, 2019	8-K	10.1	March 13, 2019
10.12	Form of 2% Senior Convertible Promissory Note with FirstFire Global Opportunities Fund LLC, dated March 6, 2019	8-K	10.2	March 13, 2019
10.13	Pledge Agreement, dated March 12, 2019	8-K	10.3	March 13, 2019
10.14	Form of Securities Purchase Agreement dated May 13, 2019	8-K	10.1	May 17, 2019
10.15	Form of Senior Convertible Promissory Note dated May 13, 2019	8-K	10.2	May 17, 2019

II-3

10.16	Settlement and Release Agreement dated June 17, 2019 with FirstFire Global Opportunities Fund, LLC	8-K	10.1	June 19, 2019
10.17	Loan Agreement with Tiburon Opportunity Fund, dated June 14, 2019	8-K	10.1	June 20, 2019
10.18	Operating Agreement of Ed Roses, LLC, dated August 23, 2019				*
10.19	Securities Purchase Agreement with Labrys Fund, LP, dated August 26, 2019	8-K	10.1	August 29, 2019
10.20	12% Convertible Promissory Note, dated August 26, 2019	8-K	10.2	August 29, 2019
10.21	Form of Share Purchase Agreement, dated October 2, 2019	8-K	10.1	October 4, 2019
10.22	Form of Registration Rights Agreement, dated October 2, 2019	8-K	10.2	October 4, 2019
10.23	Uber Mom Asset Purchase Agreement, dated November 6, 2019
10.24	Purchase of Inventory and Repurchase Agreement with Claudia McFillin and Joseph Tropea, dated November 12, 2019				*
10.25	Future Receivables Sale and Purchase Agreement with Velocity Group USA Inc., dated November 18, 2019				*
10.26	10% Senior Secured Note with 32 Entertainment LLC, dated December 4, 2019				*
10.27	Common Stock Purchase Warrant with 32 Entertainment LLC, dated December 4, 2019				*
10.28	Registration Rights Agreement with 32 Entertainment LLC, dated December 4, 2019				*
10.29	Loan Agreement with Tiburon Opportunity Fund, dated January 2, 2020				*
10.30	5% Note Agreement with Equity Trust Company, Custodian FBO: Rawleigh H. Ralls, dated January 10, 2020				*
10.31	Common Stock Purchase Warrant with Equity Trust Company, Custodian FBO: Rawleigh H. Ralls, dated January 10, 2020				*
10.32	5% Note Agreement with Paul J. Solit and Julie B. Solit, dated January 15, 2020				*
10.33	Common Stock Purchase Warrant with Paul J. Solit and Julie B. Solit, dated January 15, 2020				*
10.34	5% Note Agreement with Richard O’Leary, dated January 17, 2020				*
10.35	Common Stock Purchase Warrant with Richard O’Leary, dated January 15, 2020				*
10.36	Loan Agreement with Greentree Financial Group, Inc., dated January 23, 2020	8-K	10.1	January 29, 2020
10.37	10% Convertible Promissory Note with Greentree Financial Group, Inc., dated January 23, 2020	8-K	10.2	January 29, 2020
10.38	Common Stock Purchase Warrant with Greentree Financial Group, Inc., dated January 23, 2020	8-K	10.3	January 29, 2020
10.39	Amendment Agreement with Greentree Financial Group, Inc., dated January 29, 2020	8-K	10.4	January 29, 2020
15.1	Letter from Marcum LLP (included in Exhibit 23.1)				*
21.1	List of Significant Subsidiaries				*
23.1	Consent of Marcum LLP, Independent Registered Accounting Firm				*
23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5.1)				**
24.1	Power of Attorney (included on the signature page to this registration statement)				*
101.INS	XBRL Instance Document				*
101.SCH	XBRL Taxonomy Extension Schema Document				*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document				*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document				*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document				*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document				*

*	Filed herewith.
**	To be filed by amendment.
+	Denotes a management compensatory plan, contract or arrangement

(b)	Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethlehem, Pennsylvania, on February 12, 2020.

EDISON NATION , INC.

By:	/s/ Christopher B. Ferguson
Christopher B. Ferguson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Christopher B. Ferguson and Brett Vroman, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher B. Ferguson	Chief Executive Officer and Chairman of the Board of Directors	February 12, 2020
Christopher B. Ferguson	(Principal Executive Officer)

/s/ Brett Vroman	Chief Financial Officer	February 12, 2020
Brett Vroman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Louis Foreman	Director	February 12, 2020
Louis Foreman

/s/ Frank Jennings	Director	February 12, 2020
Frank Jennings

/s/ Toper Taylor	Director	February 12, 2020
Toper Taylor

/s/ Kevin J. O’Donnell	Director	February 12, 2020
Kevin J. O’Donnell

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